As  Filed with the Securities and Exchange Commission on  October
22, 1996
                                 REGISTRATION    NO.________

SECURITIES AND EXCHANGE COMMISSION
                     Washington, D. C.  20549
                   _____________________________
                            FORM S-4
                      REGISTRATION STATEMENT
                              UNDER
                    THE SECURITIES ACT OF 1933
                   _____________________________
                       HIBERNIA CORPORATION
        (Exact name of registrant as specified in its charter)

Louisiana              6711                     72-0724532
(State or other        (Primary Standard        (I.R.S. Employer
jurisdiction  of         Industrial                Identification
No.)
incorporation or       Classification
organization)          Code Number)

                       313 Carondelet Street
                   New Orleans, Louisiana  70130
                          (504) 533-5332
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                  _____________________________
                            Gary L. Ryan
            Senior Vice President and Corporate Counsel
                        Hibernia Corporation
                        313 Carondelet Street
                    New Orleans, Louisiana  70130
                           (504) 533-5560
(Name, address, including zip code, and telephone number, includ ing area code of agent for service)

                            COPIES TO:
                       William T. Luedke IV
                   Bracewell & Patterson, L.L.P.
                     South Tower Pennzoil Place
                        711 Louisiana Street
                             Suite 2900
                   Houston, Texas  77002-2781
                         (713) 223-2900

                  ____________________________
APPROXIMATE  DATE OF COMMENCEMENT OF PROPOSED SALE OF  SECURITIES
TO THE PUBLIC:
      As soon as practicable after this registration statement is declared effective.

      If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ______
              /_____/


                  CALCULATION OF REGISTRATION FEE

_________________________________________________________________

Title of each   Amount to be   Proposed   Proposed   Amount of
class of        registered     maximum    maximum    registration
securities to                  offering   aggregate  fee (1)
be registered                  price per  offering
                               share (1)  price (1)
_________________________________________________________________

Class A
Common Stock,
no par value   6,720,842       $50.51    $38,576,103   $13,302
               shares
_________________________________________________________________

1. Based upon a book value of the securities to be exchanged as of June 30, 1996 of $38,576,103 pursuant to Rule 457(f)(2)
     of the Securities Act of 1933 (the "Securities Act").

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                      HIBERNIA CORPORATION

  Cross Reference Sheet Pursuant to Item 501(b) of Regulation S-K

       Item of Form S-4                 Location or Caption in
                                        Proxy Statement
                                        (Prospectus)

1. Forepart of Registration Statement Introduction and Outside Front Cover Page of
    Proxy Statement-Prospectus

2.  Inside Front and Outside Back       Table of Contents;
    Cover Pages of Proxy Statement-     Available Information
    Prospectus

3.  Risk Factors, Ratio of Earnings     Introduction; The
    to Fixed Charges and Other          Parties to the Merger;
    Information                         Summary;
                                        Certain Regulatory
                                        Considerations

4.  Terms of the Transaction            Introduction; Summary;
                                        Proposed Merger

5.  Pro Forma Financial                 Pro Forma Financial
    Information                         Information

6.  Material Contacts with the          Proposed Merger
    Company Being Acquired

7.  Additional Information Required     Not Applicable
    for Reoffering by Persons and
    Parties Deemed to be Underwriters

8.  Interests of Named Experts and      Validity of Shares
    Counsel                             No Conflicts; therefore
                                        N/A

9.  Disclosure of Commission Position   Not Applicable
    on Indemnification for Securities
    Act Liabilities

10. Information with Respect to         Introduction; Available
    S-3 Registrants                     Information; The Parties
to the Merger

11. Incorporation of Certain             Available Information
    Information by Reference

12. Information with Respect to          Not Applicable
    S-2 or S-3 Registrants


13. Incorporation of Certain             Not Applicable
    Information by Reference

14. Information with Respect to          Not Applicable
    Registrants other than
    S-2 or S-3 Registrants

15. Information with Respect to          Not Applicable
    S-3 Companies

16. Information with Respect to          Not Applicable
    S-2 or S-3 Companies

17. Information with Respect to          Summary; The Parties to
    Companies Other Than S-2 or          the Merger; Certain
    S-3 Companies                        Information Concerning
                                         Texarkana National
                                         Bancshares, Inc.;
                                         Financial Statements of
                                         Texarkana National
                                         Bancshares, Inc.

18. Information if Proxies,              Introduction; Summary;
    Consents or Authorizations           Meeting Information;
    are to be Solicited                  Proposed Merger; Certain
                                         Information Concerning
                                         Texarkana National
                                         Bancshares, Inc.;
                                         Relationship with
                                         Independent Auditors

19. Information if Proxies,              Not Applicable
    Consents, or Authorizations are
    not to be Solicited, or in an
    Exchange Offer

              NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                                OF
                 Texarkana National Bancshares, Inc.
                       ________ __, 1996

      NOTICE IS HEREBY GIVEN that, pursuant to the call of the Board of Directors of Texarkana National Bancshares, Inc. ("Texarkana"), a Special Meeting of the shareholders of Texarkana will be held at the main office of Texarkana National Bancshares, Inc., 2318 Richmond Road, Texarkana, Texas 75501-5644 on ________ __, 1996 at _____ _.m., for the purpose of considering and voting upon the following matters:

          1. A proposal to approve a merger (the "Merger") of Texarkana with and into Hibernia Corporation ("Hibernia") and the related Agreement and Plan of Merger between Texarkana and Hibernia dated as of June 26, 1996 (the "Agreement"), a copy of which is attached as Appendix A to the accompanying Proxy Statement-Prospectus and incorporated herein by this reference.

          2. The transaction of such other business as may properly come before the Special Meeting and any adjournments or postponements thereof.

      The Board of Directors has fixed the close of business on November __, 1996 as the record date for determining the shareholders entitled to receive notice of, and to vote at, the Special Meeting.

      Each share of common stock, par value $10.00 per share, of Texarkana (the "Texarkana Common Stock") will entitle the holder thereof to one vote on all matters that come before the Special Meeting. Approval of the Merger will require the affirmative vote of two-thirds of the issued and outstanding Texarkana Common Stock, in person or by proxy, at the Special Meeting.

      Whether you intend to attend the Special Meeting, and regardless of the number of shares you own, your vote is important. Please take a moment to complete, date and sign the enclosed proxy card. Your proxy may be revoked by notice to the Secretary of Texarkana or by executing and delivering a later dated proxy to the Secretary prior to the Special Meeting.

                         By Order of the Board of Directors,


                         Martha Wisdom
                         Secretary




                   Texarkana National Bancshares, Inc.
                               PROXY

               This Proxy is Solicited on Behalf of
  The Board of Directors of Texarkana National Bancshares, Inc.


       The   undersigned   shareholder  of   Texarkana   National
Bancshares,
Inc. ("Texarkana"), a Texas corporation, hereby constitutes and appoints James R. Murphy and ___________________, or either of them, proxies with full power of substitution to vote and act for the undersigned, as designated below, with respect to the number of shares of the Common Stock of Texarkana the undersigned would be entitled to vote if personally present at the Special Meeting of Shareholders of Texarkana, which will be held at the office of Texarkana National Bancshares, Inc., 2318 Richmond Road, Texarkana, Texas 75501-5644 on ________ __, 1996 at _____ _.m.
(the "Special Meeting"), and at any adjournments or postponements thereof, and, at their discretion, the proxies are authorized to vote upon such other business as may properly come before the special meeting.

      THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED HEREIN BY THE SHAREHOLDER. IF NO DIRECTION IS SPECIFIED WHEN THE DULY EXECUTED PROXY IS RETURNED, SUCH SHARES WILL BE
VOTED IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS OF TEXARKANA.

     The Board of Directors of Texarkana recommends that you vote
FOR  approval  of the Merger of Texarkana with and into  Hibernia
Corporation.

             THIS PROXY IS CONTINUED ON THE REVERSE SIDE
        PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY
PLEASE MARK YOUR CHOICE LIKE
THIS ___ IN BLUE OR BLACK INK/
    /___/


            ____________________
            Common Stock

Item 1    Approval  of Merger of Texarkana with and into Hibernia
          Corporation and the related Agreement and Plan of Merger between Texarkana and Hibernia Corporation dated as of June 26, 1996

               For            Against             Abstain

               ___            ___                 ___
              /___/          /___/               /___/

     The undersigned hereby acknowledges receipt of a copy of the accompanying Notice of Special Meeting of Shareholders and Proxy
Statement and hereby revokes any proxy or proxies heretofore given.


Date_______________________________


Signature__________________________


Please mark, date and sign as your account name appears and return in the enclosed envelope. If acting as executor, administrator, trustee, guardian, or in a similar capacity, you should so indicate when signing. If the person signing is a corporation, partnership or other entity, please sign the full name of the corporation or partnership or other entity by a duly authorized officer, partner or other person. If the shares are held jointly, each shareholder named should sign.



                          PROXY STATEMENT


                TEXARKANA NATIONAL BANCSHARES, INC.
                  SPECIAL MEETING OF SHAREHOLDERS
                  TO BE HELD ON NOVEMBER __, 1996


                            PROSPECTUS

                       HIBERNIA CORPORATION

                        6,720,842 SHARES OF
                        CLASS A COMMON STOCK
                           (NO PAR VALUE)


      This Proxy Statement-Prospectus is being furnished to the holders of common stock, par value $10.00 per share (the "Texarkana Common Stock") of Texarkana National Bancshares, Inc., a Texas corporation ("Texarkana"), in connection with the solicitation of proxies by the Board of Directors of Texarkana for use at a special meeting of shareholders (the "Special Meeting") to be held at _____ _.m., local time, on ________ __, 1996, at the office of Texarkana, 2318 Richmond Road, Texarkana, Texas 75501-5644, and at any adjournments or postponements thereof.

      At the Special Meeting, the holders of record of Texarkana Common Stock as of the close of business on _________ __, 1996 (the "Record Date") will consider and vote upon a proposal to approve the merger (the "Merger") of Texarkana with and into Hibernia Corporation ("Hibernia"), and the related Agreement and Plan of Merger dated June 26, 1996 (the "Agreement") between Texarkana and Hibernia. Upon consummation of the Merger, each outstanding share of Texarkana Common Stock, except for shares owned beneficially by Hibernia and its subsidiaries and shares as to which dissenters' rights have been perfected and not withdrawn or otherwise forfeited, will be converted into the number of shares of Hibernia's Class A Common Stock, no par value (the "Hibernia Common Stock") determined in the manner described below under the heading "PROPOSED MERGER -- Terms of the Merger," with cash being paid in lieu of any fractional share interests. For a description of the Agreement, which is included in its entirety as Appendix A to this Proxy Statement-Prospectus, see "PROPOSED MERGER."

       This Proxy Statement-Prospectus also constitutes a prospectus of Hibernia with respect to the shares of Hibernia Common Stock to be issued pursuant to the Agreement if the Merger is consummated. The actual number of shares of Hibernia Common Stock to be issued will be determined in accordance with the terms of the Agreement. See "PROPOSED MERGER -- Terms of the Merger."

      The outstanding shares of Hibernia Common Stock are listed on the New York Stock Exchange, Inc. (the "NYSE"). The reported last sale price of Hibernia Common Stock on the NYSE Composite Transactions Reporting System on ________ __, 1996 was $______ per share.

      This Proxy Statement-Prospectus and the accompanying proxy card are first being mailed to shareholders of Texarkana on or about _________ __, 1996.

      No person is authorized to give any information or to make any representations other than those contained in this Proxy Statement-Prospectus, and, if given or made, such information or representation may not be relied upon as having been made by Hibernia or Texarkana. This Proxy Statement-Prospectus does not constitute an offer to sell or solicitation of an offer to buy by Hibernia, nor will there be any sale of Hibernia Common Stock offered hereby, in any state in which, or to any person to whom, it would be unlawful to make such an offer or solicitation prior to registration or qualification under applicable state law.

      THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT-PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

      THE SHARES OF HIBERNIA COMMON STOCK OFFERED HEREBY ARE  NOT
SAVINGS  ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS  OF  A  BANK  OR
SAVINGS  ASSOCIATION AND ARE NOT INSURED BY THE  FEDERAL  DEPOSIT
INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

The date of this Proxy Statement-Prospectus is ________ __, 1996.



                           TABLE OF CONTENTS

                                                           Page
INTRODUCTION . . . . . . . . . . . . . . . . . . . . .
AVAILABLE INFORMATION. . . . . . . . . . . . . . . . .
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE. . . .
THE PARTIES TO THE MERGER. . . . . . . . . . . . . . .
SUMMARY. . . . . . . . . . . . . . . . . . . . . . . .
MEETING INFORMATION. . . . . . . . . . . . . . . . . .

     Date, Place and Time  . . . . . . . . . . . . . .
     Record Date; Voting Rights  . . . . . . . . . . .
     Voting and Revocation of Proxies. . . . . . . . .
     Solicitation of Proxies . . . . . . . . . . . . .

PROPOSED MERGER. . . . . . . . . . . . . . . . . . . .

     Background of and Reasons for Merger. . . . . . .
     Terms of the Merger . . . . . . . . . . . . . . .
     Opinion of Financial Advisor  . . . . . . . . . .
     Surrender  and Exchange of Stock Certificates . .
     Employee Benefits
     Expenses
     Representations and Warranties:
       Conditions to the Merger; Waiver. . . . . . . .
     Regulatory and Other Approvals. . . . . . . . . .
     Business Pending the Merger . . . . . . . . . . .
     Effective Date of the Merger; Termination . . . .
     Management and Operations After the Merger. . . .
     Certain Differences in Rights of Shareholders . .
     Interests of Certain Persons in the Merger
     Material Tax Consequences . . . . . . . . . . . .
     Resale of Hibernia Common Stock . . . . . . . . .
     Rights of Dissenting Shareholders . . . . . . . .
     Dividend Reinvestment Plan. . . . . . . . . . . .
     Accounting Treatment. . . . . . . . . . . . . . .

CERTAIN REGULATORY CONSIDERATIONS  . . . . . . . . . .
PRO FORMA FINANCIAL INFORMATION. . . . . . . . . . . .
CERTAIN INFORMATION RELATING TO TEXARKANA NATIONAL
  BANCSHARES, INC.. . . . . . . . . . . . . . . . .  .
TEXARKANA MD&A
RELATIONSHIP WITH INDEPENDENT AUDITORS . . . . . . . .
VALIDITY OF SHARES . . . . . . . . . . . . . . . . . .
EXPERTS  . . . . . . . . . . . . . . . . . . . . . . .
TEXARKANA CONSOLIDATED FINANCIAL INFORMATION  . . . .

APPENDIX A    --    AGREEMENT AND PLAN OF MERGER
APPENDIX B    --    OPINION OF ALEX. BROWN & SONS INCORPORATED
APPENDIX C    --    SELECTED PROVISIONS OF TEXAS LAW RELATING
                      TO RIGHTS OF DISSENTING SHAREHOLDERS
APPENDIX  D     --  OPINION  OF ERNST &  YOUNG  LLP  REGARDING
                      CERTAIN TAX MATTERS


                            INTRODUCTION


      This Registration Statement relates to _________ shares of Class A Common Stock, no par value of Hibernia which will be issued in connection with the merger of Texarkana with and into Hibernia. The shares of Hibernia Common Stock offered hereby will be exchanged, upon consummation of the Merger, for the outstanding shares of common stock, $10.00 par value, of Texarkana (the "Texarkana Common Stock").

      Shareholders of Texarkana will be asked to approve the Merger at a Special Meeting to be held on ________ __, 1996. The proxy statement relating to such Special Meeting is included in this Proxy Statement-Prospectus.

      The  terms  of  the  Merger are  described  in  this  Proxy
Statement-Prospectus, and a copy of the Agreement and Plan of Merger between Hibernia and Texarkana is attached hereto as Appendix A for reference.

                        AVAILABLE INFORMATION

     Hibernia is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at 7 World Trade Center, Suite 1300, New York, New York 10007 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web Site that contains reports, proxy and information statements and other information and the address of that site is http://www.sec.gov. In addition, reports, proxy statements and other information concerning Hibernia may be inspected at the offices of the New York Stock Exchange, Inc. (the "NYSE"), 20 Broad Street, New York, New York 10005, on which the shares of Common Stock are listed.

      Hibernia has filed with the Commission a registration statement on Form S-4 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") with respect to the Common Stock offered hereby. This Proxy Statement-Prospectus does not contain all of the information set forth in the Registration Statement. For further information with respect to Hibernia and the Hibernia Common Stock offered hereby, reference is hereby made to the Registration Statement. Statements contained in this Proxy Statement-Prospectus concerning the provisions of certain documents are not necessarily complete and, in each instance, reference is made to the copy of the document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. Copies of all or any part of the Registration Statement, including exhibits thereto, may be obtained, upon payment of the prescribed fees, at the offices of the Commission and the NYSE, as set forth above.

     All information contained in this Proxy Statement-Prospectus relating to Hibernia and its subsidiaries has been supplied by Hibernia, and all information relating to Texarkana and its subsidiaries has been supplied by Texarkana.

          INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     Incorporated by reference in this Proxy Statement-Prospectus are the following documents filed by Hibernia Corporation with the Commission pursuant to the Exchange Act: Hibernia's (1) Annual Report on Form 10-K for the year ended December 31, 1995,
(2) definitive Proxy Statement dated March 14, 1996 relating to its 1996 Annual Meeting of Shareholders held on April 23, 1996 except for the information contained therein under the headings "Executive Compensation -- Report of the Executive Compensation Committee" and "-- Stock Performance Graph", which are expressly excluded from incorporation in this Registration Statement, (3) Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1996 and June 30, 1996, and (4) Current Reports on Form 8-K dated July 8, 1996, August 29, 1996 and September 18, 1996.

      All documents subsequently filed by Hibernia with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement-Prospectus and prior to the termination of the offering of Hibernia Common Stock made hereby shall be deemed to be incorporated by reference in this Proxy Statement-Prospectus and to be a part hereof from the date such documents are filed, except that any and all information included in any proxy statement filed by Hibernia under the headings "Executive Compensation -- Report of the Executive Compensation Committee" and "-- Stock Performance Graph" are hereby expressly excluded from such incorporation by reference. Any statement contained in a document incorporated or deemed to be incorporated by reference herein modifies or supersedes the statement set forth herein. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement-Prospectus.

      Hibernia will provide, without charge, to each person to whom this Proxy Statement-Prospectus is delivered, on the written or oral request of any such person, a copy of any or all of the information incorporated herein by reference other than exhibits to such information (unless such exhibits are specifically incorporated by reference into such information). Written or oral requests should be directed to Hibernia Corporation, 313 Carondelet Street, New Orleans, Louisiana 70130, Attention:
Assistant Secretary, Telephone (504) 533-3411.

                     THE PARTIES TO THE MERGER

      Hibernia. Hibernia is a Louisiana corporation registered under the Bank Holding Company Act of 1956, as amended ("BHCA"). As of June 30, 1996, Hibernia had total consolidated assets of approximately $7.5 billion and shareholders' equity of approximately $744 million. As of June 30, 1996, Hibernia was ranked, on the basis of total assets, as the second largest bank holding company headquartered in Louisiana.

       As of June 30, 1996 Hibernia had a single banking subsidiary, Hibernia National Bank ("HNB"), that provides retail and commercial banking services through approximately 157 banking offices throughout Louisiana. As of June 30, 1996, HNB was the largest bank headquartered in Louisiana.

      Hibernia consummated two mergers in the first quarter of 1996, both of which were accounted for as poolings of interests. On August 26, 1996, Hibernia acquired CM Bank Holding Company, Inc. and its subsidiary bank, Calcasieu Marine National Bank headquartered in Lake Charles, Louisiana. The stock of CM Bank Holding Company was exchanged for cash in an aggregate amount equal to $201.7 million. Pro forma consolidated financial statements of Hibernia reflecting the impact of this merger were included in a Current Report on Form 8-K filed with the Commission on August 29, 1996 and are incorporated herein by reference.

      On  October 1, 1996, Hibernia acquired St. Bernard  Bank  &
Trust Co., headquartered in Arabi, Louisiana, in a transaction accounted for as a purchase in which the stock of St. Bernard was exchanged for an aggregate amount equal to $46 million.

     On a pro forma basis to reflect the impact of these mergers, Hibernia's total assets and shareholders' equity as of June 30, 1996 were $8.8 billion and $782 million.
      The principal executive offices of Hibernia are located at 313 Carondelet Street, New Orleans, Louisiana 70130, and its telephone number is (504) 533-5532. For additional information concerning the business and financial condition of Hibernia, reference should be made to the Hibernia reports incorporated herein by reference. See "AVAILABLE INFORMATION."

     Selected Financial Data. The closing market price per share of Hibernia Common Stock on the NYSE on June 25, 1996, the day prior to the announcement of the proposed Merger was $10.875. There can be no assurance of the market price of Hibernia Common Stock on the Closing Date.

        SELECTED FINANCIAL INFORMATION ABOUT HIBERNIA
                         (Unaudited)

The following table sets forth certain consolidated financial information for Hibernia. The historical information is based on the historical financial statements and related notes of Hibernia contained in (i) its Annual Report on Form 10-K for the year ended December 31, 1995 and
(ii) its quarterly report an Form 10-Q for June 30, 1996. The restated year-end information gives retroactive effect to the mergers with FNB Bancshares, Inc. consummated on
January  1, 1996 and Bunkie Bancshares, Inc. consummated  on
January 15, 1996, both of which were accounted for as poolings of interests, as discussed in Note A to the pro forma combined income statements for the years ended December 31, 1995, 1994 and 1993.



HISTORICAL HIBERNIA CORPORATION
SELECTED FINANCIAL INFORMATION

                                                                         Year Ended December 31            6 Months Ended June 30
Unaudited ($ in thousands, except per share amounts)     1995    1994       1993       1992       1991           1996        1995

Net interest income                               $299,760   $283,212   $278,322   $275,682   $295,598       $167,890    $148,806
Income (loss) from continuing operations           123,859     95,020     66,703      7,442   (136,726)        51,315      56,689
Per share:
   Income (loss) from continuing operations           1.05       0.80       0.57       0.12      (2.17)          0.43        0.47
   Cash dividends                                     0.25       0.19       0.03          -       0.15           0.14        0.12
   Book value                                         6.10       4.98       4.66       4.00       4.20           6.19        5.50


SELECTED PERIOD-END BALANCES

Debt                                                 8,667     11,846     38,698     39,071    141,339          6,813       9,101
Total Assets                                     7,196,169  6,779,343  6,653,356  6,519,475  7,732,667      7,454,683   7,164,779


RESTATED HIBERNIA CORPORATION *
SELECTED FINANCIAL INFORMATION

                                                                              Year Ended December 31
Unaudited ($ in thousands, except per share amounts)       1995    1994       1993       1992       1991

Net interest income                                    $306,347   $289,086   $284,139   $281,618   $300,411
Income (loss) from continuing operations                125,699     96,906     68,526      9,539   (135,078)
Per share:
   Income (loss) from continuing operations                1.04       0.80       0.57       0.14      (2.06)
   Cash dividends                                          0.25       0.19       0.03          -       0.15
   Book value                                              6.09       4.98       4.66       4.01       4.18


SELECTED PERIOD-END BALANCES

Debt                                                      8,667     11,846     38,698     39,071    141,339
Total assets                                          7,342,535  6,944,648  6,801,177  6,664,043  7,862,015

* Restated to give retroactive effect to mergers with FNB Bancshares, Inc.
  consummated on January 1, 1996 and Bunkie Bancshares, Inc. consummated on January 15, 1996, both of which were accounted for as pooling of interests. The historical selected financial information for the six months ended June 30, 1996 and 1995 reflects the impact of the mergers with FNB Bancshares, Inc. and Bunkie Bancshares, Inc.


       Texarkana. Texarkana is a Texas corporation and a registered bank holding company under the BHCA which owns all of the issued and outstanding shares of stock of TNB Holding Company, a Delaware Corporation which is also a registered bank holding company under the BHCA. As of June 30, 1996, Texarkana had total consolidated assets of $401.5 million and shareholders' equity of $37.1 million. Through TNB Holding Company, Texarkana owns 100% of the capital stock of the Texarkana National Bank
(the "Bank"), a national banking association having eight (8) offices; seven (7) offices located in Bowie County, Texas and one
(1) office located in Cass County, Texas. The Bank engages in retail and commercial banking services, including taking deposits and extending secured and unsecured credit.

      The principal offices of Texarkana are located at 2318 Richmond Road, Texarkana, Texas 75501-5644 and its telephone number is (903) 838-2000. For additional information concerning the business of Texarkana and its financial condition, see "CERTAIN INFORMATION CONCERNING TEXARKANA" and "TEXARKANA CONSOLIDATED FINANCIAL INFORMATION."

            SELECTED FINANCIAL INFORMATION ABOUT
             TEXARKANA NATIONAL BANCSHARES, INC.
                         (Unaudited)

The  following selected financial information  of  Texarkana with respect to each year  in  the five-year period ended
December 31, 1995 and the six-month periods ended June 30, 1996 and 1995 has been derived from the financial statements of
Texarkana. The information set forth  below  should  be   read
in conjunction   with Texarkana's  financial  statements, the
notes thereto, and Texarkana's Management's Discussion and Analysis of Financial Condition and Results of Operations for the Years Ended December 31, 1995 and 1994 and the six months ended June 30, 1996 and 1995 appearing elsewhere in this Proxy Statement-Prospectus.

TEXARKANA NATIONAL BANCSHARES, INC.
SELECTED FINANCIAL INFORMATION

                                                                Year Ended December 31                 6 Months Ended June 30
Unaudited ($ in thousands, except per share amounts)     1995   1994     1993     1992     1991            1996     1995

Net interest income                                   $14,025  $12,030  $11,851  $11,516   $9,790          $7,062   $6,740
Income from continuing operations                       3,185    4,554    4,181    3,211    1,807           3,130    2,638

Per share:
   Income from continuing operations                   $ 4.34   $ 6.21   $ 5.84   $ 4.51   $ 2.54           $4.26    $3.59
   Cash dividends                                        2.00     1.20     1.00     1.00     0.80            0.70     0.60
   Book value                                           47.77    43.52    40.63    35.71    31.45           50.51    48.69


SELECTED PERIOD-END BALANCES

Debt                                                   25,694    9,166      500        -        -          20,029   20,788
Total assets                                          413,382  349,821  317,835  306,903  285,701         401,519  387,846


TEXARKANA NATIONAL BANCSHARES, INC.

QUARTERLY INCOME RESULTS
Unaudited ($ in thousands, except per share amounts)


                                       1996
                                   I         II

Interest income                  $7,193     $7,046
Net interest income              $3,595     $3,468
Net income (loss)                $1,590     $1,540
Net income (loss) per share       $2.16      $2.10




                                                   1995
                                   I         II         III        IV

Interest income                  $6,275     $6,529     $6,926     $7,447
Net interest income              $3,393     $3,347     $3,501     $3,784
Net income                       $1,410     $1,228     $1,261      ($713)
Net income per share              $1.92      $1.67      $1.72     ($0.97)


                                                   1994
                                   I         II         III        IV

Interest income                  $4,776     $4,994     $5,280     $5,872
Net interest income              $2,910     $2,898     $2,980     $3,242
Net income                       $1,131       $999     $1,110     $1,314
Net income per share              $1.55      $1.36      $1.51      $1.79

      PRO FORMA COMBINED SELECTED FINANCIAL INFORMATION
                         (Unaudited)

The following table sets forth certain unaudited pro forma combined financial information for Hibernia, after giving effect to the merger with FNB Bancshares, Inc. consummated on  January  1, 1996 and the merger with Bunkie  Bancshares,
Inc. consummated on January 15, 1996 (as discussed in Note A to the pro forma combined income statements for the years ended December 31, 1995, 1994 and 1993) and Texarkana.
The table also gives  effect  to the  acquisition  of  CM Bank
Holding Company   (consummated August  26,  1996)  and  St.
Bernard Bank and Trust Co. (consummated October 1, 1996), both of which were accounted for as purchases, assuming these transactions occurred on January 1, 1995. (See footnotes to the pro forma combined income statements for the years ended December 31, 1995, 1994 and 1993 and for the six months ended
June 30, 1996 and 1995.)   The  pro  forma  information,  which
reflects the Merger using the pooling-of-interests method of accounting, is presented for informational purposes only and should not be construed as indicative of the actual operations that would have occurred had any of the mergers been consummated at the beginning of the periods indicated or that may be
obtained   in   the   future.   See  "Pro  Forma   Financial
Information" contained elsewhere herein.

PRO FORMA HIBERNIA CORPORATION*
PRO FORMA COMBINED SELECTED FINANCIAL INFORMATION


                                                          Year Ended December 31       6 Months Ended June 30
Unaudited ($ in thousands, except per share amounts)   1995       1994       1993          1996       1995

Net interest income                                  $320,372   $301,116   $295,990      $174,952   $155,546
Income from continuing operations                     128,884    101,460     72,707        54,446     59,327
Per share:
   Income from continuing operations                     1.01       0.79       0.57          0.43       0.46
   Cash dividends                                        0.25       0.19       0.03          0.14       0.12
   Book value                                            6.06       4.98       4.66          6.16       5.50


SELECTED PERIOD-END BALANCES

Debt                                                   34,361     21,012     39,198        26,842     29,889
Total assets                                        7,755,917  7,294,469  7,119,012     7,856,202  7,552,625

*  Includes restated Hibernia Corporation and Texarkana National Bancshares, Inc.


TOTAL PRO FORMA HIBERNIA CORPORATION**
PRO FORMA COMBINED SELECTED FINANCIAL INFORMATION


                                                          Year Ended December 31       6 Months Ended June 30
Unaudited ($ in thousands, except per share amounts)   1995       1994       1993          1996       1995

Net interest income                                  $350,234   $301,116   $295,990      $188,524   $170,288
Income from continuing operations                     128,172    101,460     72,707        54,086     58,821
Per share:
   Income from continuing operations                     1.01       0.79       0.57          0.43       0.46
   Cash dividends                                        0.25       0.19       0.03          0.14       0.12
   Book value                                            5.94       4.98       4.66          6.17       5.44


SELECTED PERIOD-END BALANCES

Debt                                                   35,766     21,012     39,198        28,201     39,419
Total assets                                        8,650,516  7,294,469  7,119,012     8,751,521  8,435,380

**  Includes restated Hibernia Corporation, Texarkana National Bancshares,
    Inc., CM Bank Holding Company and St. Bernard Bank & Trust Co. As required by the rules governing pro forma adjustments for purchase business combinations, CM Bank Holding Company and St. Bernard Bank
    & Trust Co. are included in 1995 and 1996 only.

              COMPARATIVE PER SHARE INFORMATION
                         (Unaudited)

The following table sets forth for Hibernia Common Stock and Texarkana Common Stock certain historical, restated, unaudited  pro  forma  combined  and unaudited pro forma
equivalent  per   share   financial information for the six
months ended June 30, 1996 and 1995 and for the years ended December 31, 1995, 1994 and 1993. Year-end information under
the column  titled  "Historical Hibernia   Corporation" is
derived  from  the   historical financial  statements of
Hibernia  contained  in its  Annual Report on Form 10-K for
the year ended  December 31,  1995.   The historical June 30
information  is  derived from Hibernia's  Quarterly Report
on Form 10-Q for June 30, 1996.    Year-end  information  under
the   column   titled "Restated Hibernia Corporation" gives
retroactive effect to the mergers with FNB Bancshares, Inc. consummated on January 1, 1996 and Bunkie Bancshares, Inc. consummated on January 15, 1996, both of which were accounted for as poolings of interests, as discussed in Note A to the pro forma combined income statements for the years ended December
31,  1995, 1994   and  1993.   Information  under  the  column
titled "Texarkana National Bancshares, Inc." is based on, and should be read in conjunction with, the historical financial statements and related notes and Management's Discussion and Analysis of Financial Condition and Results of Operations of Texarkana National Bancshares, Inc. contained elsewhere in this Proxy Statement - Prospectus.

Information under the column entitled "Pro Forma Hibernia Corporation (With Texarkana National Bancshares, Inc.)" is based upon the pro forma financial statements and related notes contained elsewhere herein. Such pro forma combined information, which reflects the Merger, is presented for informational purposes only and should not be construed as indicative of the actual operations that would have occurred had the Merger been consummated at the beginning of the periods indicated or that may be obtained in the future. The pro forma combined information gives effect to the issuance, in each of the periods presented, of 8.8 shares of Hibernia Common Stock for each outstanding share of Texarkana Common Stock.

The information under the column entitled "Texarkana National Bancshares, Inc. Pro Forma Equivalent" is derived by multiplying the numbers contained in the column titled "Pro Forma Hibernia Corporation (with Texarkana National Bancshares, Inc.)" by the Exchange Rate of 8.8. See "The Merger - Consideration to be Received in the Merger."

HIBERNIA CORPORATION AND TEXARKANA NATIONAL BANCSHARES, INC.

COMPARATIVE PER SHARE INFORMATION
Unaudited

                                                                                    PRO FORMA
                                                                                    HIBERNIA         TEXARKANA
                                                                                  CORPORATION        NATIONAL
                                      HISTORICAL     RESTATED      TEXARKANA     (WITH TEXARKANA   BANCSHARES, INC.
                                       HIBERNIA      HIBERNIA      NATIONAL         NATIONAL         PRO FORMA
                                     CORPORATION   CORPORATION  BANCSHARES, INC. BANCSHARES, INC.)   EQUIVALENT
Per Common Share:

Income from continuing operations:
   For the six months ended June 30,
        1996                              $0.43         $0.43          $4.26             $0.43         $3.78
        1995                               0.47          0.47           3.59              0.46          4.05
   For the year ended December 31,
        1995                              $1.05         $1.04          $4.34             $1.01         $8.89
        1994                               0.80          0.80           6.21              0.79          6.95
        1993                               0.57          0.57           5.84              0.57          5.02

Cash dividends:
   For the six months ended June 30,
        1996                              $0.14         $0.14          $0.70             $0.14         $1.23
        1995                               0.12          0.12           0.60              0.12          1.06
   For the year ended December 31,
        1995                              $0.25         $0.25          $2.00             $0.25         $2.20
        1994                               0.19          0.19           1.20              0.19          1.67
        1993                               0.03          0.03           1.00              0.03          0.26

Book Value:
   At June 30, 1996                       $6.19         $6.19         $50.51             $6.16        $54.47
   At December 31, 1995                    6.10          6.09          47.77              6.06         53.33




       From time to time, Hibernia investigates and holds discussions and negotiations in connection with possible mergers or similar transactions with other financial institutions. At the date hereof, Hibernia has not entered into a definitive merger agreement with any financial institution other than Texarkana. Hibernia contemplates pursuing other possible acquisition opportunities and intends to continue to pursue such opportunities in the near future when available and feasible in the light of Hibernia's business and strategic plans. Although it is anticipated that such transactions may be entered into both before and after the Merger, there can be no assurance as to when or if, or the terms upon which, such transactions may be pursued or consummated. If required under applicable law, any such transactions would be subject to regulatory approval and the approval of shareholders of the acquired institution.

                              SUMMARY

      This summary is necessarily general and abbreviated and has been prepared to assist shareholders of Texarkana in their review of this Proxy Statement-Prospectus. This summary is not intended to be a complete explanation of the matters covered in this Proxy Statement-Prospectus and is qualified in its entirety by reference to the more detailed information contained elsewhere in this Proxy Statement-Prospectus, the Appendices hereto and the documents incorporated herein by reference, all of which shareholders are urged to read carefully prior to the Special Meeting.

The Proposed Merger

      In accordance with the terms of the Agreement, Texarkana will be merged with and into Hibernia, whereupon the separate existence of Texarkana will cease. On the Effective Date, each outstanding share of Texarkana Common Stock, other than shares held by shareholders who exercise and perfect dissenters' rights in accordance with Texas law, will be converted into a number of shares determined by dividing $100.75 by the average closing price of one share of Hibernia Common Stock for the ten business days preceding the last trading day immediately prior to the consummation of the Merger, subject to a maximum exchange rate of
8.8 and a minimum exchange rate of 8.2 shares of Hibernia Common Stock for each share of Texarkana Common Stock. If the Merger had been consummated on November __, 1996, each share of
Texarkana Common Stock would have been converted into _____ shares of Hibernia Common Stock, and, assuming that no Texarkana shareholders exercised and perfected dissenters' rights, a total of _________ shares of Hibernia Common Stock would have been issued in exchange for all of the outstanding shares of Texarkana.

Management and Operations After the Merger

      Texarkana will cease to exist after Merger. The Bank will continue to operate as a wholly-owned subsidiary of Hibernia. The composition of the Board of Directors of the Bank is not expected to change substantially after the Merger, although Hibernia will have the right to change the number of directors of the Bank and to elect new directors to the Board of Directors of the Bank in its discretion. Hibernia anticipates changing the name of the Bank in connection with the Merger.

Recommendation of the Board of Directors

     THE BOARD OF DIRECTORS OF TEXARKANA HAS UNANIMOUSLY APPROVED THE AGREEMENT, BELIEVES THAT THE MERGER IS IN THE BEST INTERESTS OF THE SHAREHOLDERS OF TEXARKANA AND RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE MERGER AND THE RELATED AGREEMENT. The Board of Directors has received from Alex. Brown & Sons Incorporated ("Alex. Brown") an opinion that the terms of the
Merger are fair, from a financial point of view, to the shareholders of Texarkana. See "PROPOSED MERGER -- Opinion of Financial Advisor." Texarkana's Board believes that the Merger will provide significant value to all Texarkana shareholders and will enable them to participate in opportunities for growth that Texarkana's Board believes the Merger makes possible. In recommending the Merger to the shareholders, Texarkana's Board of Directors considered, among other factors, the financial terms of the Merger, the liquidity it will afford Texarkana's shareholders and the business earnings and potential for future growth of Texarkana and Hibernia. See "PROPOSED MERGER -- Background of and Reasons for the Merger."

Basis for the Terms of the Merger

      A number of factors were considered by the Board of Directors of Texarkana in approving the terms of the Merger, including, without limitation, information concerning the financial condition, results of operations and prospects of
Hibernia, Texarkana, HNB, and the Bank; the ability of the combined entity to compete in the relevant banking markets; the market price of Hibernia Common Stock; the absence of an active trading market for Texarkana's Common Stock; the consideration to be received by Texarkana shareholders in relation to Texarkana's earnings and book value; the anticipated tax-free nature of the Merger to Texarkana's shareholders for federal income tax purposes; and the financial terms of other recent business combinations in the banking industry. See "PROPOSED MERGER -- Background of and Reasons for the Merger."

Advice and Opinion of Financial Advisor

      Alex. Brown, Texarkana's financial advisor, has rendered a written opinion that the terms of the Merger are fair, from a financial point of view, to Texarkana's shareholders. A copy of the opinion of Alex. Brown is attached hereto as Appendix B and should be read in its entirety with respect to the assumptions made therein and other matters considered. See "PROPOSED MERGER -- Opinion of Financial Advisor" for further information regarding, among other things, the selection of such firm and its compensation in connection with the Merger.

Votes Required

      Approval of the Merger requires the affirmative vote of the holders of two-thirds of the issued and outstanding shares of Texarkana Common Stock, in person or by proxy at the Special Meeting. The Board of Directors has fixed the close of business on November __, 1996 as the record date (the "Record Date") for determining the shareholders entitled to receive notice of, and to vote at, the Special Meeting. Directors and executive officers of Texarkana and members of their families have voting power with respect to 149,272 shares of Texarkana Common Stock, representing 19.55% of the Texarkana Common Stock issued and outstanding as of the Record Date. See "CERTAIN INFORMATION RELATING TO TEXARKANA NATIONAL BANCSHARES, INC. -- Ownership of Texarkana Common Stock." Subject to receipt of certain fairness opinions from Alex. Brown, the directors of Texarkana have agreed to vote their stock in favor of approval of the Merger and the related Agreement at any meeting of Texarkana's shareholders held before March 31, 1997 at which the Merger is considered, unless they are legally required to abstain from voting or to vote against the Merger in the opinion of their counsel. See "MEETING INFORMATION -- Record Date; Voting Rights" and "CERTAIN INFORMATION RELATING TO TEXARKANA -- Voting Securities and Certain Holders Thereof."

Conditions; Abandonment; Amendment

     Consummation of the Merger is subject to the satisfaction of a number of conditions, including approval of the Agreement by the shareholders of Texarkana and the Board of Governors of the Federal Reserve System ("Federal Reserve Board"). Applicable law provides that the Merger may not be consummated until at least 15, but no more than 90, days after approval of the Federal Reserve Board is obtained, which prohibits the consummation of the Merger prior to [date], 1996. See "PROPOSED MERGER -- Representations and Warranties; Conditions to the Merger; Waiver" and "-- Regulatory and Other Approvals."

      Substantially all of the conditions to consummation of the Merger (except for required shareholder and regulatory approvals) may be waived at any time by the party for whose benefit they were created, and the Agreement may be amended or supplemented at any time by written agreement of the parties, except that no such waiver, amendment or supplement executed after approval of the Agreement by Texarkana's shareholders may reduce the ratio of Hibernia Common Stock to Texarkana Common Stock to be issued in the Merger (the "Exchange Rate"). Any other material change to the Agreement after the date of the Special Meeting would require, however, a resolicitation of Texarkana's shareholders for the purpose of voting on the transaction as amended. In addition, the Agreement may be terminated, either before or after shareholder approval, under certain circumstances. See "PROPOSED MERGER -- Representations and Warranties; Conditions to the
Merger;   Waiver"  and  "--  Effective  Date   of   the   Merger;
Termination."

Interests of Certain Persons in the Merger

      The executive officers and members of the Texarkana Board have interests in the Merger that are in addition to their interests as shareholders of Texarkana. These benefits include, among others, the continuation of certain employee benefits generally, provisions in the Agreement relating to the indemnification of officers, directors and employees of Texarkana for certain liabilities up to certain aggregate limitations and payments to be received by executive officers pursuant to agreements with Texarkana. See "PROPOSED MERGER...Employee Benefits" and "...Interests of Certain Persons in the Merger."

Employee Benefits

      Hibernia has agreed as part of the Agreement that it will offer to all employees of Texarkana who are employed as of the Effective Date by TNB Holding Company and/or the Bank the same employee benefits as those offered by Hibernia and HNB to their employees, except that employees of Texarkana will not be required to wait for any period in order to be eligible to participate in Hibernia's Flex Plan (including its medical and dental coverage). Hibernia will also give Texarkana employees full credit for their years of service (for both eligibility and vesting) with Texarkana for purposes of Hibernia's 401(k) plan, the Retirement Security Plan. Hibernia has also agreed to pay or provide certain other benefits. See "PROPOSED MERGER...Employee Benefits."

Material Tax Consequences

      It is a condition to consummation of the Merger that the parties receive an opinion of counsel or a public accounting firm to the effect that the Merger when consummated in accordance with the terms of the Agreement will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that the exchange of Texarkana Common Stock for Hibernia Common Stock will not give rise to the recognition of gain or loss for federal income tax purposes to Texarkana's shareholders with respect to such exchange. The parties have received an opinion from Ernst & Young LLP, certified public accountants, who serve as independent auditors for both Texarkana and Hibernia, to the effect that the Merger, when consummated in accordance with the terms of the Agreement, will constitute a reorganization within the meaning of
Section 368(a) of the Code and, as such, will not give rise to the recognition of gain or loss for federal income tax purposes to Texarkana's shareholders. A copy of such opinion is attached hereto as Appendix D. See "PROPOSED MERGER -- Material Tax Consequences."

      Because of the complexities of the tax laws and because the tax consequences may vary depending upon a holder's individual circumstances or tax status, it is recommended that each shareholder of Texarkana consult his or her tax advisor concerning the federal (and any applicable state, local or other) tax consequences of the Merger to him, her or it.


Dissenters' Rights

      Each holder of Texarkana Common Stock who objects to the Merger is entitled to the rights and remedies of dissenting shareholders provided in the Texas Business Corporation Act, Texas Civil Statutes Articles 5.11, 5.12, and 5.13, a copy of which is attached hereto as Appendix C. However, if dissenters' rights are exercised and perfected with respect to 10% or more of the outstanding shares of Texarkana Common Stock, Hibernia may abandon the Merger. In addition, dissenting shareholders may receive value for their shares that is more or less than, or equal to, the value received by other shareholders in the Merger. See "PROPOSED MERGER -- Rights of Dissenting Shareholders."

Differences in Shareholders' Rights

     Upon completion of the Merger, shareholders of Texarkana, to the extent they receive shares of Hibernia Common Stock in the Merger, will become shareholders of Hibernia and their rights as such will be governed by Hibernia's Articles of Incorporation and Bylaws. The rights of shareholders of Hibernia are different in certain respects from the rights of shareholders of Texarkana. See "PROPOSED MERGER -- Certain Differences in Rights of Shareholders."

Accounting Treatment

      The parties intend the Merger to be treated as a pooling of interests for financial accounting purposes. If, among other things, holders of more than 10% of the outstanding shares of Texarkana Common Stock exercise and perfect dissenters' rights, the Merger will not qualify for pooling-of-interests accounting treatment, and Hibernia will not be obligated to effect the Merger. See "PROPOSED MERGER -- Accounting Treatment."

                       MEETING INFORMATION

     This Proxy Statement-Prospectus is furnished in connection with the solicitation of proxies by the Board of Directors of Texarkana for use at the Special Meeting. Each copy of this Proxy Statement-Prospectus mailed to holders of Texarkana Common Stock is accompanied by a proxy card furnished in connection with the Texarkana Board's solicitation of proxies for use at the
Special Meeting and at any adjournment thereof. The Special Meeting is scheduled to be held at _____ a.m., Central time, on _________, November __, 1996, at the main office of Texarkana, 2318 Richmond Road, Texarkana, Texas. Only holders of record of Texarkana Common Stock at the close of business on the Record Date are entitled to receive notice of and to vote at the Special Meeting. At the Special Meeting, shareholders will consider and vote upon (a) a proposal to approve the Merger and the related Agreement, and (b) such other matters as may properly be brought before the Special Meeting or any adjournment thereof.

HOLDERS OF TEXARKANA COMMON STOCK ARE REQUESTED TO COMPLETE, DATE
AND  SIGN  THE ACCOMPANYING PROXY CARD AND RETURN IT PROMPTLY  IN
THE ENCLOSED, POSTAGE PAID ENVELOPE.

Solicitation and Revocation of Proxies.

     Any holder of Texarkana Common Stock who has delivered a proxy may revoke it any time before it is voted by attending the Special Meeting and voting in person, or by giving notice of revocation in writing to the Secretary of Texarkana prior to the date of the Special Meeting or submitting a signed proxy card bearing a later date before the Special Meeting. The shares of Texarkana Common Stock represented by properly executed proxy cards received at or prior to the Special Meeting and not
subsequently   revoked  will  be  voted  as   directed   by   the
shareholders submitting such proxies. If instructions are not given, executed proxy cards received by Texarkana will be voted FOR approval of the Merger and the related Agreement. If any other matters are properly presented at the Special Meeting for consideration, the persons named in the proxy card enclosed herewith will have discretionary authority to vote on such matters in accordance with their best judgment. The Texarkana Board is unaware of any matter to be presented at the Special Meeting other than the proposal to approve the Merger and the related Agreement.

     The cost of soliciting proxies from shareholders of Texarkana, including expenses incurred in preparing, assembling and mailing this Proxy Statement-Prospectus, will be borne by Texarkana. Such solicitation will be made by mail but also may be made by telephone or other means of telecommunications or in person by the directors, officers and employees of Texarkana (who will receive no additional compensation for doing so).

     TEXARKANA SHAREHOLDERS SHOULD NOT FORWARD ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS. IF THE MERGER IS APPROVED, SHAREHOLDERS WILL RECEIVE INSTRUCTIONS REGARDING THE EXCHANGE OF THEIR STOCK CERTIFICATES AFTER THE MERGER HAS BEEN CONSUMMATED.

Vote Required.

     Approval of the Agreement requires the affirmative vote of the holders of two-thirds of the issued and outstanding shares of Texarkana Common Stock, in person or by proxy, at the Special Meeting. The Texarkana Board has fixed the close of business on
November __, 1996, as the record date for the determination of shareholders entitled to notice of and to vote at the Special Meeting. As of the Record Date, there were 763,732 shares of Texarkana Common Stock outstanding and entitled to vote at the Special Meeting, with each share being entitled to one vote.

     A majority of the outstanding shares of Texarkana Common Stock constitutes a quorum for purposes of the Special Meeting. An abstention will be considered present for quorum purposes, but will have the same effect as a vote against the proposal to be considered at the Special Meeting. A broker non-vote will not count for quorum or voting purposes because brokers will not have discretionary authority to vote with respect to the proposal and, therefore, a broker non-vote will have no effect on the vote on the proposal.

     As of the Record Date, the directors and executive officers of Texarkana have voting power with respect to a total of 149,272 shares, or approximately 19.55% of the outstanding shares of Texarkana Common Stock. Such directors and executive officers, as well as other major shareholders, have agreed to vote their stock, representing an aggregate of approximately ____% of the Texarkana Common Stock outstanding, in favor of the Merger and the related Agreement, unless they are legally required to abstain from voting or to vote against the Merger and the related Agreement.

Recommendation.

     For the reasons described below, the Texarkana Board has unanimously approved the Agreement, believes the Merger is in the best interests of Texarkana and its shareholders and recommends that holders of Texarkana Common Stock vote FOR approval of the Merger and the related Agreement. In making its recommendation to shareholders, the Texarkana Board considered, among other things, the opinion of Texarkana's financial advisor, Alex. Brown, that the consideration to be received by the holders of Texarkana Common Stock pursuant to the Merger is fair to such shareholders from a financial point of view. See "Background of and Reasons for the Merger" and "Opinion of Financial Advisor" under "The Merger."


                          PROPOSED MERGER

      This section of the Proxy Statement-Prospectus describes certain aspects of the Merger. The following description does not purport to be complete and is qualified in its entirety by reference to the Agreement, which is attached as Appendix A to this Proxy Statement-Prospectus and is incorporated herein by reference. All shareholders are urged to read the Agreement carefully and in its entirety.

Background of and Reasons for the Merger

     Background.

     In February of 1996, Texarkana's Chairman met with representatives of Alex. Brown to discuss a possible sale of Texarkana due to a change in the banking environment and a change in the direction of Texarkana made by the Board of Directors.

     In April of 1996, Alex. Brown contacted fifteen financial institutions relating to their interest in evaluating a possible acquisition of Texarkana. Of those institutions, twelve executed confidentiality agreements and received confidential information relating to Texarkana. Nine of those institutions submitted preliminary indications of value.

     Four financial institutions which submitted preliminary indications of value were extended an invitation to perform due diligence investigations. These four institutions submitted final proposals along with drafts of acquisition agreements. After a series of Board meetings to compare and construct the economic and non-economic terms of such proposals, Texarkana's Board decided to negotiate the transaction with Hibernia that is set forth in the Agreement, which was executed on June 26, 1996.

     Reasons for the Merger. The terms of the Agreement, including the Exchange Rate, are the result of arms-length negotiations between Hibernia and Texarkana and their respective representatives. Texarkana's Board of Directors believes that the Merger is fair and in the best interests of its shareholders. In reaching that decision, the Texarkana Board consulted with its financial and other advisors, as well as with Texarkana's management, and considered a number of factors, including, but not limited to, the following:

     (a) the financial condition and results of operations of, and prospects for, each of Hibernia and Texarkana;

     (b)  the financial terms of the Merger, including the amount
and   type   of  consideration  to  be  received  by  Texarkana's
shareholders pursuant to the Agreement;

     (c) the Hibernia Common Stock to be received by holders of Texarkana Common Stock pursuant to the Agreement will be listed for trading on the NYSE and will provide liquidity that is unavailable to holders of Texarkana Common Stock, for which an active trading market does not exist;

     (d) the Agreement will allow holders of Texarkana Common Stock to become shareholders of Hibernia, an institution which was, as of June 30, 1996, the second largest bank holding company headquartered in Louisiana and the 67th largest bank holding company in the United States;

     (e) the Texarkana Board believes that recent changes in the regulatory environment will result in Texarkana facing additional competitive pressures in its market area from other financial institutions with greater financial resources capable of offering a broad array of financial services;

     (f) the Merger is expected to qualify as a tax-free reorganization so that neither Texarkana nor the holders of Texarkana Common Stock (except to the extent that cash is received in respect of their shares) will recognize any gain in the transaction (see "Material Tax Consequences"); and

     (g) the opinion received from Alex. Brown that the consideration to be received by the holders of Texarkana Common Stock pursuant to the Agreement was fair to such shareholders from a financial point of view as of the date of such opinion (see "Opinion of Financial Advisor").

     The Texarkana Board did not assign any specific or relative weight to the foregoing factors in its considerations. The Texarkana Board believes that the Agreement and the Merger will provide significant value to all Texarkana shareholders and will enable holders of Texarkana Common Stock to participate in opportunities for growth that the Texarkana Board believes the Merger will make possible.

Based on the foregoing, the Texarkana Board has unanimously approved the Agreement and the Merger, believes that the Agreement and the Merger are in the best interests of Texarkana's shareholders, and recommends that all holders of Texarkana Common Stock vote "FOR" the approval of the Agreement and the Merger.

Terms of the Merger

The number of shares of Hibernia Common Stock into which a share of Texarkana Common Stock will be converted will be determined by the following formula (subject to the minimum and maximum exchange rates discussed below): $100.75 divided by the Average Market Price of Hibernia Common Stock (as defined below) on the Closing Date. The Average Market Price for this purpose is the average of the closing price of one share of Hibernia Common Stock for the ten business days preceding the last trading day immediately prior to the Closing Date, as reported in the Wall Street Journal. The exchange rate is subject to a maximum of 8.8 shares of Hibernia Common Stock for each share of Texarkana Common Stock, and a minimum of 8.2 shares of Hibernia Common Stock for each share of Texarkana Common Stock. If the Record Date had been the closing date of the Merger, the Average Market Price of Hibernia Common Stock would have been $____ per share, and the Exchange Rate would have been _____ shares of Hibernia Common Stock for each share of Texarkana Common Stock. There can be no assurance as to the actual Exchange Rate at this time, as the price of Hibernia Common Stock may increase or decrease over the period from the Record Date to the Closing Date (which is anticipated to be December 30, 1996).

      Upon the effectiveness of the Merger, the conversion of shares of Texarkana Common Stock to Hibernia Common Stock will be automatic, and Texarkana shareholders will automatically be entitled to all of the rights and privileges afforded to Hibernia shareholders as of such date. However, the exchange of Texarkana stock certificates for certificates representing Hibernia Common Stock will occur after the Effective Date of the Merger.

      SHAREHOLDERS OF TEXARKANA SHOULD NOT FORWARD THEIR STOCK CERTIFICATES TO TEXARKANA OR HIBERNIA AT THIS TIME. IF THE MERGER IS CONSUMMATED, TEXARKANA SHAREHOLDERS WILL RECEIVE INSTRUCTIONS REGARDING THE EXCHANGE OF THEIR CERTIFICATES FOR HIBERNIA COMMON STOCK.

      For a discussion of the rights of dissenting shareholders, see "PROPOSED MERGER -- Rights of Dissenting Shareholders."

Opinion of Financial Advisor

     Texarkana retained Alex. Brown on February 13, 1996 to provide certain investment banking advice and services, including advice with respect to the Merger and related matters. Alex. Brown was selected to act as Texarkana's financial advisor based upon its qualifications, expertise and reputation, as well as its familiarity with Texarkana's business. Alex. Brown regularly publishes research reports regarding the financial services industry and the businesses and securities of publicly owned companies in that industry. In its capacity as Texarkana's financial advisor, Alex. Brown participated in the negotiation of the pricing and other terms and conditions of the Merger; however, the decision to accept the Hibernia proposal was made exclusively by the Texarkana Board.

     Representatives of Alex. Brown attended a meeting of the Texarkana Board on June 26, 1996 at which the Texarkana Board approved the Agreement. At such meeting, Alex. Brown made a presentation to the Texarkana Board and rendered an oral opinion (the "Opinion") to the Texarkana Board that, as of such date, the Exchange Rate pursuant to the Agreement was fair, from a financial point of view, to Texarkana. Alex. Brown relied upon analyses such as those described below in connection with rendering the Opinion and providing its written opinion. No limitations were imposed by the Texarkana Board upon Alex. Brown with respect to the investigations made or procedures followed by them in rendering the Opinion or the written confirmation thereof.

     The full texts of the written confirmation of the Opinion, which set forth, among other things, assumptions made, matters considered and limitations on the review undertaken, are attached hereto as Appendix B and is incorporated herein by reference. Texarkana shareholders are urged to read the written confirmation of the Opinion in its entirety. The Opinion was directed to the Texarkana Board, addresses only the fairness, from a financial point of view, of the Exchange Rate pursuant to the Agreement, and does not constitute a recommendation to any Texarkana shareholder as to how such shareholder should vote. The Opinion was rendered to the Texarkana Board for its consideration in determining whether to approve the Agreement. The following summary of the Opinion is qualified in its entirety by reference to the full text of the written confirmations of the Opinion.

     In rendering the Opinion, Alex. Brown reviewed certain publicly available financial information and other information concerning Texarkana and Hibernia and certain internal financial analyses and other information furnished to it by Texarkana. Alex. Brown also held discussions with members of the senior managements of Texarkana and Hibernia regarding the business and prospects of their respective financial institutions and the joint prospects of a combined company. In addition, Alex. Brown
(i)  reviewed  the  reported price and trading activity  for  the common stock of Hibernia, (ii) compared certain financial and stock market information for Hibernia, with similar information for certain comparable companies whose securities are publicly traded (see "---; Analysis of Selected Publicly Traded Companies"), (iii) reviewed the Agreement, (iv) reviewed and compared the financial terms of selected recent business combinations which were deemed relevant to the Merger, in whole or in part, with those of the Merger (see "---; Analysis of Selected Acquisition Transactions"), (v) reviewed the potential pro forma impact of the Merger on Texarkana's and Hibernia's financial condition, operating results and per share figures (see "---; Pro Forma Merger Analysis") and (vi) performed such other studies and analyses and considered such other factors as Alex. Brown deemed appropriate.


     In conducting its review and arriving at its Opinion, Alex. Brown assumed and relied upon, without independent verification, the accuracy, completeness and fairness of all of the financial and other information reviewed by and discussed with it for purposes of rendering its Opinion. With respect to the financial forecasts and other information reviewed by Alex. Brown in rendering its Opinion, Alex. Brown assumed that such financial forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Texarkana and Hibernia as to the likely future financial performance of Texarkana and Hibernia. Alex. Brown has not made or obtained any independent evaluations or appraisals of the assets or liabilities of either Texarkana or Hibernia, nor has it reviewed any individual loan files of Texarkana or Hibernia. Alex. Brown is not an expert in the evaluation of allowances for loan losses, has not made an independent evaluation of the adequacy of the allowance for loan losses set forth in the balance sheets of Texarkana and Hibernia at March 31, 1996, and has assumed such allowances were adequate and complied fully with applicable law, regulatory policy and sound banking practice as of the date of such financial statements. Alex. Brown also assumed  that  the  Merger  in  all  respects  is,  and  will  be consummated, in compliance with all laws and regulations applicable to Texarkana and Hibernia.

     In  connection  with  rendering  its  Opinion,  Alex.  Brown performed a variety of financial analyses, including those summarized below. While the following summary describes all analyses and factors that Alex. Brown deemed material in its presentation to the Texarkana Board, it is not a comprehensive description of all analyses and factors considered by Alex. Brown. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Accordingly, notwithstanding the separate factors discussed below, Alex. Brown believes that its analyses must be considered as a whole and that selecting portions of the analyses and of the factors considered by it, without considering all analyses and factors, could create an incomplete view of the
evaluation  process  underlying  the  Opinion.   No  one  of  the
analyses performed by Alex. Brown was assigned a greater significance than any other. The analyses performed by Alex. Brown are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. Additionally, analyses relating to the values of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold. The Opinion is based on market, economic and other conditions as they existed and could be evaluated as of their respective dates. Furthermore, no opinion is being expressed as to the prices at which shares of Hibernia may trade at any future time.

     Analysis of Selected Publicly Traded Companies. In preparing its Opinion, Alex. Brown, using publicly available information, compared selected financial information, including book value, tangible book value, latest twelve months ("LTM") earnings, asset quality ratios and loan loss reserve levels, for Texarkana and a selected group of financial institutions.

     The selected group of financial institutions comprised commercial banks in Oklahoma, Arkansas and Texas with total assets between $250 million and $1.0 billion. A total of 7 institutions were included (the "Selected Banks"). As of June 24, 1996, the relative multiples implied by the acquisition price of Texarkana Common Stock and the mean market price of the common stock of the Selected Banks to such March 31, 1996 financial data (the "Relative Multiples") for LTM earnings were 12.6x for Texarkana and 11.5x for the Selected Banks, and for total assets were 17.8% for Texarkana and 14.0% for the Selected Banks. The Relative Multiples for stated book value were 199.2% for Texarkana and 147% for the Selected Banks, and for tangible book value, 199.2% for Texarkana and 149% for the Selected Banks. Alex. Brown noted that no company used in the Selected Banks analysis was identical to Texarkana.

     Analysis of Selected Acquisition Transactions. In preparing its Opinion, Alex. Brown analyzed the financial terms, to the extent publicly available, of certain selected merger and acquisition transactions for acquired banks which they deemed relevant in whole or in part to the Merger. Alex. Brown noted that no transaction used in the selected acquisition transaction analysis was identical to the Merger. These transactions were analyzed based upon both the financial characteristics of the acquired banks and the acquisition price relative to the acquired banks stated book value, stated tangible book value, LTM earnings per share ("EPS") and upon premiums to core deposits. The analysis included a review and comparison of the mean multiples represented by a sample of recently effected or pending banks' acquisitions having transaction values between $50 million and $150 million that were announced since January 1, 1995 (the "Selected Transactions"). The average price to stated book value, price to stated tangible book value, price to LTM EPS and premium to core deposits implied by the merger consideration for the Selected Transactions were 191.9 percent, 200.9 percent, 13.0x and 11.7 percent, respectively. The corresponding ratios implied by the consideration for the Merger are 199.2 percent for price to book value and price to tangible book value, 12.6x for price to LTM EPS and 17.8 percent premium to core deposits.

     Pro Forma Merger Analysis. Alex. Brown analyzed certain pro forma effects on Texarkana and Hibernia from the Merger in 1997 assuming the payment of the merger consideration. Based on certain assumptions, including those with respect to cost savings and other synergies from the Merger, and the stand alone earnings projections of Texarkana (provided by Texarkana management) and Hibernia (provided by the Institutional Broker Estimator System), the analysis showed that the Merger would be accretive to Hibernia's earnings per share in 1997 by 1.1 percent. The analysis also showed that the Merger would be slightly dilutive to Texarkana's estimated earnings per share in 1997 by 4.4 percent,  based  on  the  Texarkana shareholders'  share  of  the projected 1997 earnings per share of the combined company determined in accordance with the Exchange Rate pursuant to the Agreement. Additionally, the analysis showed that the Merger would be accretive to Texarkana's fully-diluted book value per share by 11.9 percent as well as to Texarkana's estimated 1996 dividends per share by 23.2 percent.

     Upon consummation of the Merger, Texarkana shareholders would own 5.2 percent of the combined entity while Texarkana would contribute to the combined entity 5.2 percent of the total assets of the combined entity, 4.7 percent of the total equity of the combined entity and 4.8 percent of the tangible equity of the combined entity.

     Compensation of Financial Advisor. Pursuant to the terms of an engagement letter (the "Engagement Letter") dated February 13, 1996, Texarkana will pay Alex. Brown a fee equal to 1.0% of the aggregate consideration paid in the Merger as of the Effective Date where such aggregate consideration is equal to or less than $75 million for acting as financial advisor in connection with the Merger, including rendering the Opinion, and an additional contingent advisory fee of varying percentages of the aggregate consideration if the aggregate consideration exceeds $75 million. Of the fee, $100,000 was paid on the delivery of the Opinion, with the remainder of the fee payable upon consummation of the Merger. Whether or not the Merger is consummated, Texarkana also has agreed to reimburse Alex. Brown for its out-of-pocket expenses incurred in connection with the transaction. Texarkana has also agreed to indemnify Alex. Brown and certain related persons against certain liabilities relating to or arising out of their engagement.

Surrender and Exchange of Stock Certificates

      As soon as practicable after the Effective Date, the transfer agent of Hibernia, in its capacity as Exchange Agent, will mail all non-dissenting shareholders of Texarkana a letter of transmittal, together with instructions for the exchange of their Texarkana Common Stock certificates for certificates representing Hibernia Common Stock. Until so exchanged, each certificate representing Texarkana Common Stock outstanding immediately prior to the Effective Date shall be deemed for all purposes to evidence ownership of the number of shares of Hibernia Common Stock into which such shares have been converted on the Effective Date. Shareholders should not send their Texarkana Common Stock certificates for surrender until they receive further instructions from the Exchange Agent.

      Texarkana shareholders who cannot locate their Texarkana stock certificates are encouraged to contact Martha Wisdom, Secretary, 2318 Richmond Road, Texarkana, Texas 75501-5644, telephone: (903) 838-2000 prior to the Special Meeting. New certificates will be issued to Texarkana shareholders who have misplaced their certificates only if the shareholder executes an affidavit certifying that the certificate cannot be located and agreeing to indemnify Texarkana and Hibernia (as its successor), against any claim that may be made against either of them by the owner of the lost certificate(s). Texarkana or Hibernia (as its successor) may require a shareholder to post a bond in an amount sufficient to support the shareholder's indemnification obligation. Shareholders who have misplaced their stock certificates and shareholders who hold certificates in names other than their own are encouraged to resolve those matters prior to the Effective Date of the Merger in order to avoid delays in receiving their Hibernia Common Stock if the Merger is approved and consummated.

Employee Benefits

      Hibernia has agreed as part of the Agreement that it will offer to all employees of Texarkana who are employed as of the Effective Date the same employee benefits as those offered by Hibernia and HNB to their employees, except that employees of Texarkana will not be required to wait for any period in order to be eligible to participate in Hibernia's Flex Plan (including its medical and dental coverage). Hibernia will also give Texarkana employees full credit for their years of service (for both eligibility and vesting) with Texarkana for purposes of Hibernia's 401(k) plan, the Retirement Security Plan and its Employee Stock Ownership Plan ("ESOP") (to the extent permitted under the terms of the plan).

      Texarkana maintains an employee severance plan to encourage its employees to continue their employment. Pursuant to such severance plan, employees will upon termination receive special severance benefits based on years of service and level of compensation. Pursuant to the Agreement, Hibernia has agreed to assume and pay without modification for a period of twelve months after the effective date of the Merger all obligations of Texarkana under the severance plan.

      Texarkana intends to terminate its existing Employee Stock Ownership Plan and to distribute the funds in that plan to participants promptly after receipt of a termination letter from the Internal Revenue Service. Distributions from this plan may be rolled over into Hibernia's ESOP by persons eligible to participate in Hibernia's plan, as long as the legal requirements of such rollover are met.

Expenses

      The Agreement provides that all expenses incurred in connection with the negotiation and execution of the Agreement and the consummation of the Merger will be borne by the party that incurred them, regardless whether the Merger is consummated.

Representations and Warranties; Conditions to the Merger; Waiver

      The Agreement contains representations and warranties by Texarkana regarding, among other things, its organization, authority to enter into the Agreement, capitalization, properties, financial statements, pending and threatened litigation, contractual obligations and contingent liabilities. The Agreement also contains representations and warranties by Hibernia regarding, among other things, its organization and authority to enter into the Agreement, capitalization, financial statements and public reports. Except as otherwise provided in the Agreement, these representations and warranties will not survive the Effective Date.

      The obligations of Hibernia and Texarkana to consummate the Merger are conditioned upon, among other things, approval of the Agreement by Texarkana's shareholders; the receipt of necessary regulatory approvals, including the approval of the Federal Reserve Bank; the receipt of an opinion to the effect that the
Merger, when consummated in accordance with the terms of the Agreement, will constitute a reorganization within the meaning of
Section 368 of the Code and that, to the extent Texarkana Common Stock is exchanged for Hibernia Common Stock, Texarkana's shareholders will recognize no gain or loss for federal income tax purposes with respect to such exchange; the effectiveness under the Securities Act of a registration statement relating to the Hibernia Common Stock to be issued in connection with the Merger and the absence of a stop order suspending such effectiveness; the absence of an order, decree or injunction enjoining or prohibiting the consummation of the Merger; the receipt of all required state securities law permits or authorizations; the accuracy of the representations and warranties set forth in the Agreement as of the Closing Date; the listing of the Hibernia Common Stock to be issued in the Merger on the NYSE; the receipt of certain opinions of counsel; in the case of Texarkana, the receipt of certain fairness opinions of Alex. Brown and, in the case of Hibernia, the absence of an event that would preclude the Merger from being accounted for as a pooling-of-interests. In this regard, Hibernia may abandon the Merger if Texarkana shareholders holding more than 10% of the outstanding Texarkana Common Stock exercise and perfect dissenters' rights.

       Except with respect to any required shareholder or regulatory approval, substantially all of the conditions to consummation of the Merger may be waived at any time by the party for whose benefit they were created, and the Agreement may be amended or supplemented at any time by written agreement of the parties, except that no such waiver, amendment or supplement executed after approval of the Agreement by Texarkana's shareholders may reduce the Exchange Rate. In addition, any material change in the terms of the Merger after the Special Meeting would require a resolicitation of votes from Texarkana shareholders.

Regulatory and Other Approvals

     Hibernia is a registered bank holding company and as such is regulated by the Federal Reserve Board. The approval of the Federal Reserve Board of the Merger is required in order to consummate the Merger, and the Merger must be consummated within 90 calendar days after such approval is obtained. Approval of the Federal Reserve Board for the Merger was obtained on [date], 1996.

      Texarkana and Hibernia must wait at least 15 days after the date of the Federal Reserve Board approval before they may consummate the Merger. During this 15-day period, the Department of Justice may object to the Merger on antitrust grounds.

      The shares of Hibernia Common Stock offered pursuant to the Proxy Statement-Prospectus will be registered with the Commission and the state securities regulators in those states that require such registration. The shares will also be listed on the NYSE.

      The regulatory approvals sought in connection with the Merger may be obtained or denied prior to or after the Special Meeting. The vote on the Merger at the Special Meeting is not dependent or conditioned upon receipt of any such approvals prior to the Special Meeting. Even if the Merger is approved at the Special Meeting, there is a possibility that it will not be consummated. Failure to receive the requisite regulatory approvals will result in a termination of the Agreement.

Business Pending the Merger

     Under the terms of the Agreement, neither Texarkana nor the Bank may, without the prior written consent of Hibernia or as otherwise provided in the Agreement: (i) create or issue any additional shares of capital stock or any options or other rights to purchase or acquire shares of capital stock; (ii) enter into employment contracts with directors, officers or employees or otherwise agree to increase the compensation of or pay any bonus to such persons except in accordance with existing agreements, past practices or as provided for in the Agreement; (iii) enter into or substantially modify any employee benefits plans, except that Texarkana may amend its stock option plan to permit vesting upon a change of control, and Texarkana may take steps to terminate its Employee Stock Ownership Plan, including, but not limited to, the appointment of a successor trustee for purposes of distributing the proceeds of the plan to participants; (iv) amend their Articles or Bylaws; (v) establish any automatic teller machines or branch or other banking offices; (vi) make any capital expenditure(s) in excess of $100,000; (vii) merge with any other company or bank or liquidate or otherwise dispose of its assets; or (vii) acquire another company or bank (except in connection with foreclosures of bona fide loan transactions). In addition, Texarkana may not solicit bids or other transactions that would result in a merger of Texarkana or the Bank with an entity other than Hibernia or HNB. Texarkana may pay normal and customary dividends prior to the Closing Date.

Effective Date of the Merger; Termination

     After all conditions to consummation of the Merger have been satisfied or waived, the effective date of the Merger shall be the date and time of the issuance by the Louisiana Secretary of State of a certificate of merger relating to the Merger (the "Effective Date").

     Prior to the Effective Date, the Agreement may be terminated by either party, whether before or after approval of the Agreement and the Merger by Texarkana's shareholders, for the following reasons: (i) in the event of a material breach by the other party of any representation, warranty or covenant which has not been cured within the period allowed by the Agreement; (ii) if any of the conditions precedent to the obligations of such party to consummate the Merger have not been satisfied, fulfilled or waived as of the Closing Date; (iii) if any application for any required federal or state regulatory approval has been denied, and the time for all appeals of such denial has expired;
(iv) if the shareholders of Texarkana fail to approve the Merger at the Special Meeting; or (v) in the event that the Merger is not consummated by March 31, 1997. The Agreement also may be terminated at any time by the mutual consent of the parties. In the event of termination, the Agreement becomes null and void, except that certain provisions thereof relating to expenses and confidentiality and the accuracy of information provided for inclusion in the Registration Statement of which this Proxy Statement-Prospectus is a part and will survive any such termination and any such termination does not relieve any breaching party from liability for any uncured breach of any covenant or agreement giving rise to such termination.

Management and Operations After the Merger

      On the Effective Date, Texarkana will be merged with and into Hibernia. The Bank will remain a wholly-owned subsidiary of Hibernia after the Merger. The composition of the Board of Directors of the Bank is not expected to change substantially after the Merger, although Hibernia intends to increase the size of the Board slightly.

      The Boards of Directors of Hibernia and HNB following the Merger shall consist of those persons serving as directors immediately prior thereto. Certain information regarding the directors of Hibernia elected at its annual meeting of shareholders on April 23, 1996 is contained in documents incorporated herein by reference. See "AVAILABLE INFORMATION."

Certain Differences in Rights of Shareholders

      If the shareholders of Texarkana approve the Merger and the Merger is subsequently consummated, all shareholders of Texarkana, other than any shareholders who exercise and perfect dissenters' rights, will become shareholders of Hibernia. As shareholders of Hibernia, their rights will be governed by and subject to Hibernia's Articles of Incorporation and Bylaws, rather than Texarkana's Articles of Incorporation and Bylaws. The following is a summary of the principal differences between the rights of shareholders of Texarkana and Hibernia not described elsewhere in this Proxy Statement-Prospectus.

     Stock. The total number of shares of all classes of stock which Hibernia shall have authority to issue is three hundred million, of which two hundred million shares shall be designated as Class A Common Stock of no par value and one hundred million shares shall be designated as Preferred Stock, without par value. The rights, preferences and privileges with respect to shares of Preferred Stock may be determined by the Hibernia Board of
Directors. Consequently, shares of Preferred Stock could be issued in circumstances in which it would make an attempted acquisition of Hibernia more difficult. Texarkana is authorized to issue one class of shares to be designated "common". The total number of common shares of which Texarkana is authorized to issue is two million shares, and the par value of each share is $10.00.

      Liquidity of Stock. There currently is no ready market for the shares of Texarkana Common Stock, and such a market is not likely to develop in the future. The shares of Hibernia Common Stock that will be issued in the Merger will be registered under applicable securities laws and may therefore be freely resold by persons who are not "affiliates" of Texarkana or Hibernia. See "Resale of Hibernia Stock." In addition, the Hibernia Common Stock is listed on the NYSE and actively traded on that exchange. Current quotes of the market price of Hibernia Common Stock are available from brokerage firms and other securities professionals, as well as other sources, and are published in major newspapers on a daily basis.

     Directors' Qualifications. No individual shall be elected a director of Hibernia unless such individual owns, in his or her own right, at the time of such election, not less than 100 shares of Hibernia voting stock. No individual shall be eligible for election as a director of Hibernia who has attained the age of 71 prior to the date of such election. No individual who is or becomes a business competitor or who is or becomes affiliated with, employed by or a representative of any individual, corporation, association, partnership, firm, business enterprise or other entity or organization which the Hibernia Board determines to be in competition with Hibernia shall be eligible for election as a director of Hibernia. Any financial institution having branches or affiliates within any state in which Hibernia or any of its subsidiaries operates or having (together with its affiliates) total assets or total deposits exceeding $500 million shall be presumed to be a business competitor of Hibernia, unless the Hibernia Board determines otherwise. Texarkana does not have similar qualification limitations for its directors. However, Texarkana requires directors to be at least eighteen years of age, and any director who reaches the age of 70 shall no longer be eligible to serve as a director

       Number  of  Directors.           The  number  of  Hibernia
directors shall be as determined, from time to time, by resolution of the Board of Directors. The Texarkana Board shall consist of that number of directors, not less than three nor more than twenty-five, as may from time to time be prescribed by the Texarkana Board.

      Notice of Shareholders' Meeting. Written notice of the place, day and hour of a Texarkana meeting, and in the case of a special meeting, the purpose or purposes for which the meeting is called shall be given not less than 10 nor more than 50 days before the date of the meeting, either personally or by mail, to each shareholder entitled to vote at the meeting. Hibernia has no similar provision.

     Removal of Directors. Shareholders of Hibernia may remove a director for cause (defined as gross negligence or wilful misconduct) by the vote of a majority of the total voting power and may remove a director without cause by a vote of two-thirds of the total voting power. One or more directors of Texarkana may be removed, with cause or without cause, by the affirmative vote of a majority of the shares entitled to vote on the election of directors present at a meeting expressly called for that purpose, if notice of intention to act upon such matter shall have been given in the notice calling such meeting.

      Amendment of Articles and Bylaws. Hibernia's Articles of Incorporation may be amended by a vote of a majority of the voting power present at any meeting called for that purpose. Texarkana's Articles of Incorporation may be amended by a vote of two-thirds of the issued and outstanding shares of Texarkana Common Stock.

      The Bylaws of Hibernia may be amended or repealed by a vote of two-thirds of the total voting power outstanding or by a vote of two-thirds of the "continuing directors" of the company, as defined in the Bylaws. A "continuing director" for this purpose is generally a director who was nominated for election by a majority of the existing directors. The Texarkana Bylaws may be altered, amended, or repealed and new Bylaws may be adopted by the Board, but Bylaws adopted by the Board shall be subject to repeal or change by action of the shareholders.

      Special Meetings of Shareholders.  Special meeting  of  the shareholders of Hibernia may be called by the Chairman of the Board, the President, the Chief Executive Officer, the Treasurer of Hibernia, or the Board of Directors. In addition, shareholders holding one-fifth or more of the total voting power of Hibernia may request a special meeting of shareholders and, upon receipt of such request, the Secretary of Hibernia is required to call a special meeting of the shareholders. A special meeting of shareholders of Texarkana may be called at any time by the President, the Board of Directors, the Chairman of the Board, or the holders of not less than ten percent (10%) of all shares entitled to vote at such meeting.

      Shareholder Proposals. Hibernia's Bylaws contain certain provisions expressly allowing shareholders to submit shareholder proposals and to nominate individuals for election as directors, under certain circumstances and provided the shareholder complies with all of the conditions set forth in those provisions. Texarkana's bylaws contain no specific provisions relating to shareholder proposals.

     Inspection Rights. At least ten days before each meeting of Texarkana shareholders, the officer or agent having charge of the stock transfer books shall prepare a complete list of Texarkana shareholders entitled to vote at such meeting or any adjournment thereof, arranged in alphabetical order, including the address of each shareholder and the number of voting shares held by each shareholder. For a period of ten days prior to such meeting, such list shall be kept on file at the registered office of Texarkana and shall be subject to inspection by any shareholder during usual business hours. Such list shall be produced at such meeting, and at all times during such meeting shall be subject to inspection by any shareholder. No similar rights exist for Hibernia shareholders, however, Louisiana law requires that such a list must be made available to shareholders at the meeting of shareholders.

      Election of Directors. Texarkana's Bylaws state that any directorship to be filled by reason of an increase in the number of directors shall be filled by election at an annual meeting of shareholders or at a special meeting called for that purpose, or may be filled by the Board of Directors for a term of office continuing until the next election of one or more Directors by the shareholders provided, however, that the Board of Directors may not fill more than two directorships created by an increase in the Board during the period between any two successive annual meetings of shareholders.

Interests of Certain Persons in the Merger

      The terms of the Agreement include certain provisions that protect the officers and directors of Texarkana and the Bank from and against liability for actions arising while they served in those capacities for Texarkana. The Agreement provides for indemnification of such persons to the same extent as they would have been indemnified under the Articles of Incorporation and Bylaws of Hibernia in effect on June 26, 1996, except that the Agreement limits Hibernia's aggregate liability for such indemnification to $10 million and requires each officer and director eligible for such indemnification to execute a joinder agreement in which such persons agree to cooperate with Hibernia in any litigation or proceeding giving rise to a claim of indemnification.

       The Agreement also provides for indemnification of Texarkana's and the Bank's officers, directors and certain affiliates from and against liability arising under the Securities Act or otherwise if such liability arises out of or is based on an untrue statement or omission of a material fact required to be stated therein or necessary to make the statements made therein not misleading. This indemnification does not apply to statements made in reliance on information furnished to Hibernia by Texarkana for use in the Registration Statement, including this Proxy Statement-Prospectus.

      Texarkana's 1983 Stock Option Plan provides that in the event of a change of control, including that which will occur upon consummation of the Merger, each optionee may exercise his stock options with respect to the full number of shares without regard to any vesting provisions contained in the optionee's agreement. As of the date of this Proxy Statement-Prospectus, all outstanding stock options have been exercised.

       Messrs. Murphy, Fuller and Chambers have employment agreements with Texarkana that provide for certain payments in the event of a change of control of Texarkana, such as that which would occur pursuant to the Merger. As a result, Messrs. Murphy, Fuller and Chambers will be entitled to payments equal to two years annual base salary under certain circumstances.

Material Tax Consequences

     The following summary description of the material income tax consequences of the Merger is not intended to be a complete description of the federal income tax consequences of the Merger. Tax laws are complex, and each shareholder's individual circumstances may affect the tax consequences to such shareholder. In addition, no information is provided with respect to the tax consequences of the Merger under applicable state, local or other tax laws. Each shareholder is therefore urged to consult a tax advisor regarding the tax consequences of the Merger to him, her or it.

      Consummation of the Merger is conditioned upon the receipt of an opinion to the effect that the Merger, when consummated in accordance with the terms of the Agreement will constitute a reorganization within the meaning of Section 368 of the Code, and that the exchange of Texarkana Common Stock for Hibernia Common Stock will not give rise to the recognition of gain or loss for federal income tax purposes to Texarkana's shareholders with respect to such exchange. See "PROPOSED MERGER --
Representations  and  Warranties;  Conditions  to   the   Merger;
Waiver."

      If the Merger constitutes a reorganization within the meaning of Section 368 of the Code: (i) no gain or loss will be recognized by Texarkana, the Bank, Hibernia or HNB by reason of the Merger; (ii) a shareholder of Texarkana will not recognize any gain or loss for federal income tax purposes to the extent Hibernia Common Stock is received in the Merger in exchange for Texarkana Common Stock; (iii) the tax basis in the Hibernia Common Stock received by a shareholder of Texarkana will be the same as the tax basis in the Texarkana Common Stock surrendered in exchange therefor; and (iv) the holding period, for federal income tax purposes, for Hibernia Common Stock received in exchange for Texarkana Common Stock will include the period during which the shareholder held the Texarkana Common Stock surrendered in the exchange, provided that the Texarkana Common Stock was held as a capital asset at the Effective Date.

      The parties have received the opinion of Ernst & Young LLP, certified public accountants, to the effect that the Merger, if consummated in accordance with the terms of the Agreement, will constitute a reorganization for purposes of Section 368 of the Code and will have the tax effects described in this section. A copy of the form of opinion of Ernst & Young LLP in this regard is attached hereto as Appendix D. As noted in the opinion, the opinion is based upon certain representations and assumptions described therein. Shareholders of Texarkana are urged to review the full text of the opinion of Ernst & Young LLP attached hereto as Appendix D with regard to the tax consequences of the Merger to them.

       For   information   regarding  the  federal   income   tax
consequences   of   cash   payments   received   by    dissenting
shareholders,  see  "PROPOSED  MERGER  --  Rights  of  Dissenting
Shareholders."

Resale of Hibernia Common Stock

     The shares of Hibernia Common Stock issuable to shareholders of Texarkana upon consummation of the Merger have been registered under the Securities Act. It is a condition to closing of the Merger that all shares of Hibernia Common Stock issued in connection with the Merger be approved for listing, upon official notice of issuance, on the NYSE. Such shares may be traded freely by those shareholders not deemed to be affiliates of Texarkana as that term is defined under the Securities Act. The term "affiliate" generally means each person who controls, or is a member of a group that controls, or who is under common control with, Texarkana, and for purposes hereof could be deemed to include all executive officers, directors and 10% shareholders of Texarkana.

      Hibernia Common Stock received and beneficially owned by those shareholders who are deemed to be affiliates of Texarkana may be resold without registration as provided by Rule 145, or as otherwise permitted, under the Securities Act. Such affiliates, provided they are not affiliates of Hibernia, may publicly resell Hibernia Common Stock received by them in the Merger if they register the resale of those shares or they comply with the restrictions of Rule 145. Anyone who is or may be an affiliate of Texarkana should carefully consider the resale restrictions imposed by Rule 145, prior to attempting to transfer any shares of Hibernia Common Stock after the Merger. In addition, shares of Hibernia Common Stock issued to affiliates of Texarkana in the Merger will not be transferable until financial statements pertaining to at least 30 days of post-Merger combined operations of Hibernia and Texarkana have been published, in order to satisfy certain requirements of the Commission relating to pooling-of-interests accounting treatment.

      The Agreement requires Texarkana to use its best efforts to identify those persons who may be deemed to be affiliates of Texarkana and to cause each person so identified to deliver to Hibernia a written agreement providing that such person will not dispose of Texarkana Common Stock or Hibernia Common Stock received in the Merger except in compliance with the Securities Act, the rules and regulations promulgated thereunder and the Commission's rules relating to pooling-of-interests accounting treatment. In addition, Hibernia intends to place stop transfer instructions with its transfer agent regarding Hibernia Common Stock issued to affiliates of Texarkana.

Rights of Dissenting Shareholders

     Holders of shares of Texarkana Common Stock have a statutory right to dissent from the Merger by following the specific procedures set forth below. If the Merger is approved and consummated, holders of shares of Texarkana Common Stock who properly perfect their dissenters' rights will be entitled to receive an amount of cash equal to the fair value of their shares of Texarkana Common Stock rather than being required to accept the consideration therefore provided in the Agreement. The following summary is not a complete statement of the statutory dissenters' rights of appraisal, and such summary is qualified in its entirety by reference to the applicable provisions of the Texas Business Corporation Act ("TBCA"), which are reproduced in full at Appendix C hereto. A Shareholder must follow the exact procedure required by the TBCA in order to properly exercise his dissenter's rights of appraisal and avoid waiver of those rights.

      Holders of shares of Texarkana Common Stock who desire to dissent from the Merger must file a written objection to the Merger with the Secretary of Texarkana, Ms. Martha Wisdom, 2318 Richmond Road, Texarkana, Texas 75501, prior to the Meeting at which a vote on the Merger shall be taken. The written notice must state that the Shareholder will exercise his right to dissent if the Merger is consummated and give the Shareholder's address to which notice of effectiveness of the Merger shall be sent. A vote against the Merger is not sufficient to perfect a Shareholder's statutory right to dissent from the Merger. If the Merger is consummated, each Shareholder who sent notice to Texarkana as described above and who did not vote in favor of the Merger will be deemed to have dissented from the Merger
("Dissenting Shareholder"). Failure to vote against the Merger will not constitute a waiver of the dissenters' rights of appraisal; on the other hand, a vote in favor of the Merger will constitute such a waiver.

      Hibernia will be liable for any payments to Dissenting Shareholders and shall, within ten (10) days of the Effective Date, notify the Dissenting Shareholders in writing that the Merger has been effected. Each Dissenting Shareholder so notified must, within ten (10) days of the delivery or mailing of such notice, make a written demand on Hibernia at ______________, Attention:_________________, for payment of the fair value of the Dissenting Shareholder's shares of Texarkana Common Stock as estimated by the Dissenting Shareholder. Failure to follow this procedure will constitute a waiver of his dissenter's rights of appraisal by such Dissenting Shareholder. The demand shall state the number of shares of Texarkana Common Stock owned by the Dissenting Shareholder and the fair value of the shares as estimated by the Dissenting Shareholder. The fair value of the shares shall be the value thereof as of the date immediately preceding the Meeting, excluding any appreciation or depreciation in anticipation of the Merger. Dissenting Shareholders who fail to make a written demand within the ten (10) day period will be bound by the Merger and lose their rights to dissent. Within twenty (20) days after making a demand, the Dissenting Shareholder must submit certificates representing his shares of Texarkana Common Stock to Hibernia for notation thereon that such demand has been made. Dissenting Shareholders who have made a demand for payment of their shares shall not thereafter be entitled to vote or exercise any other rights of a shareholder except the right to receive payment for their shares pursuant to the provisions of the TBCA and the right to maintain an appropriate action to obtain relief on the basis of fraud.

      Within twenty (20) days after receipt of a Dissenting Shareholder's demand letter as described above, Hibernia shall deliver or mail to the Dissenting Shareholder written notice (i) stating that Hibernia accepts the amount claimed in the demand letter and agrees to pay that amount, within ninety (90) days after the Effective Date, upon surrender of the relevant certificates of Texarkana Common Stock duly endorsed by the Dissenting Shareholder, or (ii) containing the Hibernia's written estimate of the fair value of the shares of Texarkana Common Stock together with an offer to pay such amount within ninety
(90) days after the Effective Date if Hibernia receives notice, within sixty (60) days after the Effective Date, stating that the Dissenting Shareholder agrees to accept that amount and upon surrender of the relevant certificates of Texarkana Common Stock duly endorsed by the Dissenting Shareholder. In either case, the Dissenting Shareholder shall cease to have any ownership interest in Hibernia or Texarkana following payment of the agreed value.

      If the Dissenting Shareholder and Hibernia cannot agree on the fair value of the shares within sixty (60) days after the Effective Date, the Dissenting Shareholder or Hibernia may, within sixty (60) days of the expiration of the initial sixty
(60) day period, file a petition ("Petition") in any court of competent jurisdiction in Bowie County, Texas, requesting a finding and determination of the fair value of the Dissenting Shareholder's shares. Each Dissenting Shareholder is not required to file a separate Petition. If one Dissenting Shareholder files a Petition, Hibernia must file, with the clerk of the court in which the Petition was filed, a list containing the names and addresses of the Dissenting Shareholders with whom agreements as to the value of their shares have not been reached. The court will give notice of the time and place of the hearing on the Petition to the Dissenting Shareholders named on the list. Dissenting Shareholders so notified by the court will be bound by the final judgment of the court regarding fair value of the shares. If no petition is filed within the appropriate time period, then all Dissenting Shareholders who have not reached an agreement with Hibernia on the value of their shares shall be bound by the Merger and lose their right to dissent.

      After a hearing concerning the petition, the court shall determine which Dissenting Shareholders have complied with the provisions of the TBCA and have become entitled to the valuation of, and payment for, their shares, and shall appoint one or more qualified appraisers to determine the value of the shares of Texarkana Common Stock in question. The appraisers shall determine such value and file a report with the court. The court shall then in its judgment determine the fair value of the shares of Texarkana Common Stock, which judgment shall be binding on Hibernia and on all Dissenting Shareholders receiving notice of the hearing. The court shall direct Hibernia to pay such amount, together with interest thereon, beginning 91 days after the Effective Date of the Merger to the date of judgement, to the Dissenting Shareholders entitled thereto. The judgment shall be payable upon the surrender to Hibernia of certificates representing shares of Texarkana Common Stock duly endorsed by the Dissenting Shareholder. Upon payment of the judgement, the Dissenting Shareholders shall cease to have any interest in Hibernia.

      Any Dissenting Shareholder who has made a written demand on Hibernia for payment of the value of his Texarkana Common Stock may withdraw such demand at any time before payment for his shares has been made or before a petition has been filed with an appropriate court for determination of the fair value of such shares. If a Dissenting Shareholder withdraws his demand, or if he is otherwise unsuccessful in asserting his dissenters' rights of appraisal, such Dissenting Shareholder shall be bound by the Merger and his status as a former shareholder of Texarkana shall be restored without prejudice to any corporate proceedings, dividends, or distributions which may have occurred during the interim.

      In  the  absence of fraud in the transaction, a  Dissenting
Shareholder's statutory right of appraisal is the exclusive remedy for the recovery of the value of his shares or money damages to the shareholder with respect to the Merger.

      Cash received by a dissenting shareholder of Texarkana in exchange for his or her Texarkana Common Stock will generally be subject to state and federal income tax and should be treated as having been received by such shareholder as a distribution in redemption of his or her stock, subject to the provisions and limitations of Section 302 of the Code. If, as a result of such distribution, a shareholder owns no stock either directly or through the application of Section 318(a) of the Code, the redemption should be a complete termination of interest within the meaning of Section 302(b)(3) of the Code and such cash will be treated as a distribution in full payment in exchange for his or her stock, as provided by Section 302(a) of the Code. In that case, the shareholder would recognize ordinary income, or capital gain, as the case may be, in an amount equal to the difference between the amount of cash received in redemption of his shares and his basis in his Texarkana Common Stock.

Dividend Reinvestment Plan

      Hibernia maintains a Dividend Reinvestment Plan through which shareholders of Hibernia who participate in the plan may reinvest dividends in Hibernia Common Stock. Shares are purchased for participants in the plan at their market value as determined by the market price of the stock as listed on the NYSE. The plan also permits participants to purchase additional shares with cash at the then-current market price. All shares purchased through the plan are held in a separate account for each participant maintained by Hibernia's transfer agent. Shareholders who participate in the Dividend Reinvestment Plan purchase shares through the plan without paying brokerage commissions or other costs ordinarily associated with open market purchases of stock. It is anticipated that the Dividend Reinvestment Plan will continue after the Effective Date and that shareholders of Texarkana who become shareholders of Hibernia will have the same opportunity to participate in the plan as other shareholders of Hibernia.

Accounting Treatment

     It is anticipated that the Merger will be accounted for as a pooling of interests. In order for the Merger to qualify for pooling-of-interests accounting treatment, 90% or more of the outstanding Texarkana Common Stock must be exchanged for Hibernia Common Stock. If holders of more than 10% of the outstanding Texarkana Common Stock exercise and perfect dissenters' rights, the Merger will not qualify as a pooling of interests. Also, in order for the pooling-of-interests accounting method to apply, "affiliates" of Texarkana cannot reduce their holdings of Hibernia Common Stock received in the Merger for a period beginning 30 days prior to the Effective Date and ending upon the publication of at least 30 days of post-Merger combined operations of Texarkana and Hibernia. Persons believed by Texarkana to be "affiliates" have agreed to comply with these restrictions.

      Texarkana has agreed to use its best efforts to permit the transaction to be accounted for as a pooling of interests. Hibernia is not obligated to consummate the Merger if the Merger does not qualify for pooling-of-interests accounting treatment.

               CERTAIN REGULATORY CONSIDERATIONS

General

      As a bank holding company, Hibernia is subject to the regulation and supervision of the Federal Reserve Board. Under the BHCA, bank holding companies may not directly or indirectly acquire the ownership or control of more than 5% of the voting shares or substantially all of the assets of any company, including a bank, without the prior approval of the Federal Reserve Board. In addition, bank holding companies are generally prohibited from engaging under the BHCA in nonbanking activities, subject to certain exceptions.

       Hibernia's banking subsidiary, HNB, is subject to supervision and examination by applicable federal and state banking agencies. HNB is a national banking association subject to the regulation and supervision of the Comptroller of the Currency (the "Comptroller"). HNB is also subject to various requirements and restrictions under federal and state law, including requirements to maintain reserves against deposits, restrictions on the types and amounts of loans that may be granted and the interest that may be charged thereon and limitations on the types of investments that may be made and the types of services that may be offered. Various consumer laws and regulations also affect the operations of HNB. In addition to the impact of regulation, commercial banks are affected significantly by the actions of the Federal Reserve Board as it attempts to control the money supply and credit availability in order to influence the economy.

Payment of Dividends

      Hibernia generally depends upon payment of dividends by HNB in order to pay dividends to its shareholders and to meet its other needs for cash to pay expenses. Hibernia derives substantially all of its income from the payment of dividends by HNB, and its ability to pay dividends is affected by the ability of HNB to pay dividends. HNB is subject to various statutory restrictions on its ability to pay dividends to Hibernia. Under such restrictions, the amount available for payment of dividends to Hibernia by HNB was approximately $___ million at _______ 1, 1996. In addition, the OCC has the authority to prohibit any national bank from engaging in an unsafe or unsound practice, and the OCC has indicated its view that it generally would be an unsafe and unsound practice to pay dividends except out of current operating earnings. The ability of HNB to pay dividends in the future is presently, and could be further, influenced by bank regulatory policies or agreements and by capital guidelines. Additional information in this regard is contained in documents incorporated by reference herein. See "AVAILABLE INFORMATION."

      In addition, consistent with its policy regarding bank holding companies serving as a source of strength for their subsidiary banks, the Federal Reserve Board has stated that, as a matter of prudent banking, a bank holding company generally should not maintain a rate of cash dividends unless its net income available to common stockholders has been sufficient to fully fund the dividends, and the prospective rate of earnings retention appears to be consistent with the holding company's capital needs, asset quality and overall financial conditions.


Restrictions on Extensions of Credit

     HNB is subject to restrictions imposed by federal law on the ability of any national bank to extend credit to affiliates, including Hibernia, to purchase the assets thereof, to issue a guarantee, acceptance or letter of credit on their behalf
(including an endorsement or standby letter of credit) or to purchase or invest in the stock or securities thereof or to take such stock or securities as collateral for loans to any borrower. Such extensions of credit and issuances generally must be secured by eligible collateral and are generally limited to 15% of HNB's capital and surplus.

                 PRO FORMA FINANCIAL INFORMATION

      The following unaudited pro forma combined balance sheet of Hibernia as of June 30, 1996 and income statement of Hibernia for the six-month period ended June 30, 1996 give effect to (1) the then pending acquisition of Calcasieu Marine National Bank ("Calcasieu") consummated on August 26, 1996 and the then-pending acquisition of St. Bernard Bank & Trust Co. ("St. Bernard"), which was consummated on October 1, 1996, which were accounted for under the purchase method of accounting, and (2) the pending merger of Texarkana, assuming that merger is accounted for using the pooling-of-interests method of accounting, as if the Calcasieu and St. Bernard acquisitions had been consummated on January 1, 1995 and the Texarkana merger had been consummated on January 1, 1993.

      The  information  at June 30, 1996 and  for  the  six-month periods ended June 30, 1996 and 1995 in the column titled "Hibernia Corporation" is summarized from the unaudited consolidated financial statements of Hibernia filed in Hibernia's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996 and reflect the impact of two mergers accounting for as poolings of interests that were completed in the first quarter of 1996.

      The information contained in the column titled "Texarkana National Bancshares, Inc." is based on December 31, 1995, 1994, and 1993 audited financial statements and unaudited financial statements as of June 30, 1996 and for the six-month periods ended June 30, 1996 and 1995.

      The  information included in the "Total Pro Forma  Hibernia
Corporation" includes adjustments reflecting the impact of the Calcasieu and St. Bernard mergers, which were accounted for as purchases.

      The Pro Forma Financial Statements are presented for information purposes only and are not necessarily indicative of the combined financial position or results of operations which would actually have occurred if the transactions had been consummated in the past or which may be obtained in the future.

              PRO FORMA COMBINED BALANCE SHEET
                         (Unaudited)

The following unaudited pro forma combined balance sheet combines the historical balance sheet of Hibernia and the historical balance sheet of Texarkana National Bancshares, Inc. as if the Merger had been effective on June 30, 1996. This unaudited pro forma combined balance sheet should be read in conjunction with the historical financial statements and related notes of Hibernia contained in Hibernia's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996 incorporated by reference into this Proxy Statement - Prospectus, and the historical financial statements for the six-month period ended June 30, 1996 and the related notes
of  Texarkana  contained  elsewhere herein.   The  pro forma
combined balance sheet also gives effect to the acquisition of CM Bank Holding Company (consummated August 26, 1996) and St. Bernard Bank & Trust Co. (consummated October 1,
1996), both of which were accounted for as purchases, assuming these transactions occurred on June 30, 1996.

HIBERNIA CORPORATION
PRO FORMA COMBINED BALANCE SHEET
June 30, 1996


                                                                                      (A)
                                                                 TEXARKANA         TEXARKANA
                                                HISTORICAL        NATIONAL          NATIONAL         PRO FORMA      CM  BANK
                                                 HIBERNIA       BANCSHARES,     BANCSHARES, INC.      HIBERNIA      HOLDING
Unaudited ($ in thousands)                      CORPORATION         INC.          ADJUSTMENTS       CORPORATION     COMPANY

ASSETS
  Cash and due from banks                            $340,241         $15,251                            $355,492     $43,554
  Short-term investments                               61,484           5,000                              66,484       5,200
  Securities available for sale                     1,880,789         112,220                           1,993,009     299,729


  Securities held to maturity                               -          41,359                              41,359       8,650
  Loans, net of unearned income                     4,989,682         214,833                           5,204,515     361,592
      Reserve for possible loan losses               (143,999)         (3,223)                           (147,222)     (2,563)
          Loans, net                                4,845,683         211,610                   -       5,057,293     359,029
  Bank premises and equipment                         119,875           8,124                             127,999      51,961
  Customers' acceptance liability                         440               -                                 440           -
  Goodwill                                             17,542               -                              17,542           -
  Other intangible assets                               5,317               -                               5,317          77

  Other assets                                        183,312           7,955                             191,267      10,619
          TOTAL ASSETS                             $7,454,683        $401,519                   -      $7,856,202    $778,819

LIABILITIES
  Deposits:
      Demand, noninterest-bearing                  $1,119,969         $44,956                          $1,164,925    $165,300
      Interest-bearing                              5,173,305         290,618                           5,463,923     452,596
          Total Deposits                            6,293,274         335,574                   -       6,628,848     617,896
  Short-term borrowings                               290,862           5,808                             296,670      35,318
  Liability on acceptances                                440               -                                 440           -
  Other liabilities                                   118,853           2,951                             121,804      12,705
  Debt                                                  6,813          20,029                              26,842       1,378
          TOTAL LIABILITIES                         6,710,242         364,362                   -       7,074,604     667,297

SHAREHOLDERS' EQUITY
  Preferred Stock                                           -               -                                   -           -
  Common Stock                                        234,463           7,356               5,073         246,892      10,500
  Surplus                                             375,632           2,654              (5,073)        373,213      10,500
  Retained earnings                                   155,277          27,823                             183,100      93,097
  Treasury stock                                          (65)              -                                 (65)         (8)
  Unrealized gains (losses) on securities
   available for sale                                  (6,476)           (676)                             (7,152)     (2,567)
  Unearned compensation                               (14,390)              -                             (14,390)          -
          TOTAL SHAREHOLDERS' EQUITY                  744,441          37,157                   -         781,598     111,522
          TOTAL LIABILITIES AND
           SHAREHOLDERS' EQUITY                    $7,454,683        $401,519                   -      $7,856,202    $778,819

See notes to Pro Forma Combined Balance Sheet.

HIBERNIA CORPORATION
PRO FORMA COMBINED BALANCE SHEET (cont.)
June 30, 1996


                                                     (B)                                 (C)
                                                   CM BANK                           ST. BERNARD             TOTAL
                                                   HOLDING           ST. BERNARD       BANK &              PRO FORMA
                                                   COMPANY             BANK &         TRUST CO.            HIBERNIA
Unaudited ($ in thousands)                       ADJUSTMENTS          TRUST CO.      ADJUSTMENTS          CORPORATION

ASSETS
  Cash and due from banks                                                 $10,984                              $410,030
  Short-term investments                                                   12,400                                84,084
  Securities available for sale                      ($201,700)(1)            135         ($46,000)(1)
                                                         8,650 (2)                         190,707 (2)
                                                           (69)(3)                            (184)(3)        2,244,277
  Securities held to maturity                           (8,650)(2)        190,707         (190,707)(2)           41,359
  Loans, net of unearned income                         (4,213)(3)         29,519                             5,591,413
      Reserve for possible loan losses                                       (290)                             (150,075)
          Loans, net                                    (4,213)            29,229                -            5,441,338
  Bank premises and equipment                           (5,800)(3)          2,400                               176,560
  Customers' acceptance liability                                               -                                   440
  Goodwill                                              85,886 (3)              -           19,513 (3)          122,941
  Other intangible assets                               17,235 (3)             22            7,142 (3)
                                                           (77)(3)                             (22)(3)           29,694
  Other assets                                          (2,311)(3)          3,651           (2,428)(3)          200,798
          TOTAL ASSETS                               ($111,049)          $249,528         ($21,979)          $8,751,521

LIABILITIES
  Deposits:
      Demand, noninterest-bearing                                         $24,511                            $1,354,736
      Interest-bearing                                    $492 (3)        202,057                             6,119,068
          Total Deposits                                   492            226,568                -            7,473,804
  Short-term borrowings                                                         -                               331,988
  Liability on acceptances                                                      -                                   440
  Other liabilities                                                           981                               135,490
  Debt                                                     (19)(3)              -                                28,201
          TOTAL LIABILITIES                                473            227,549                -            7,969,923

SHAREHOLDERS' EQUITY
  Preferred Stock                                                               -                                     -
  Common Stock                                         (10,500)               375            ($375)             246,892
  Surplus                                              (10,500)             1,625           (1,625)             373,213
  Retained earnings                                    (93,097)            19,979          (19,979)             183,100
  Treasury stock                                             8                  -                                   (65)
  Unrealized gains (losses) on securities
   available for sale                                    2,567                  -                                (7,152)
  Unearned compensation                                                         -                               (14,390)
          TOTAL SHAREHOLDERS' EQUITY                  (111,522)(1)         21,979          (21,979)(1)          781,598
          TOTAL LIABILITIES AND
           SHAREHOLDERS' EQUITY                      ($111,049)          $249,528         ($21,979)          $8,751,521

See notes to Pro Forma Combined Balance Sheet.

HIBERNIA CORPORATION
NOTES TO PRO FORMA COMBINED BALANCE SHEET



A.   Texarkana National Bancshares, Inc. Pro Forma Adjustments

     Hibernia Corporation plans to issue approximately 6,720,841 shares of Hibernia Common Stock, with an aggregate market value at the date of the merger of $75,609,461 based upon an assumed market value of $11.25 per share, in exchange for 735,600 shares of Texarkana Common Stock outstanding at June 30, 1996 to effect the merger with Texarkana National Bancshares, Inc. ("Texarkana"). The exchange rate shall be the number that is obtained by dividing $100.75 by the average closing price of Hibernia Common Stock for the ten business days preceding the last trading day prior to the closing date;
     provided, however, that if the exchange rate as calculated above is greater than 8.8, then the exchange rate for the purposes of this transaction shall be 8.8, and if the exchange rate as calculated above is less than 8.2, then the exchange rate for this transaction shall be 8.2.
     Based upon an assumed market value of $11.25 per share for Hibernia Common Stock, the exchange rate in the merger will be 8.8. The stated value of the Hibernia Common Stock is $1.92 per share.

     In addition, at June 30, 1996 existing stock options were outstanding to purchase 28,132 shares of Texarkana Common
     Stock. Subsequent to June 30, 1996 these options were exercised and will result in the issuance of an additional 247,561 shares of Hibernia Common Stock (assuming an 8.8 exchange ratio) with an aggregate market value of $2,785,000 based upon an assumed market value of $11.25 per share.

     In accordance with the pooling of interests method of accounting, the historical equities of the merged companies are combined for the purposes of this pro forma combined balance sheet.



B.   CM Bank Holding Company Pro Forma Adjustments

     On August 26, 1996, Hibernia Corporation acquired CM Bank Holding Company ("Calcasieu") in a transaction accounted for as a purchase. Calcasieu shareholders received approximately $201,700,000 in cash in connection with the transaction. Under the purchase method of accounting, the assets and liabilities of Calcasieu are adjusted to their estimated fair value. Applicable income tax effects of such adjustments are included as a component of Hibernia's net deferred tax asset with a corresponding offset to goodwill (assuming an effective tax rate of 35%). For purposes of these pro forma combined financial statements, estimates have been made of the fair value of Calcasieu's assets and liabilities as of June 30, 1996. These fair value adjustments were based on the best information available to Hibernia and are subject to update as additional information becomes available.


     In addition to the $201,700,000 in cash exchanged in the transaction, the total purchase price included other direct acquisition costs such as investment banking, legal, accounting and other professional fees, printing and mailing costs, and other miscellaneous expenses. These costs, which were not material to the transaction, are not included as adjustments to the unaudited pro forma combined financial statements.

     (1) Allocation of purchase price:

     (in thousands)
     Net assets applicable to Calcasieu's
       common stock at June 30, 1996                              $111,522

       Net decrease to net asset
         value at June 30, 1996, net of tax
         (see footnote 3)                                $(6,861)
       Core deposit intangibles, net of tax
         (see footnote 3)                                 11,203
     Total estimated fair value adjustments                          4,342

     Elimination of Calcasieu's existing identifiable
        intangibles, net of tax (see footnote 3)                       (50)

     Total allocation of purchase price                            115,814

     Goodwill due to the acquisition (see footnote 3)               85,886

                                                                  $201,700


     The purchase of Calcasieu was primarily funded by the sale of securities available for sale.

     (2) Securities of $8,650,000 classified as held to maturity by Calcasieu were reclassified by Hibernia as securities available for sale upon consummation of the transaction.


     (3) Purchase accounting adjustments:
                                                   Applicable     Net
                                           Gross   income tax    of tax

     (in thousands)
     Debit (Credit)

     Estimated fair value adjustments:
       Securities                       $   (69)   $    24      $   (45)
       Loans, net                        (4,213)     1,475       (2,738)
     Bank premises and equipment         (5,800)     2,030       (3,770)
     Interest bearing deposits             (492)       172         (320)
     Debt                                    19         (7)          12
     Estimated fair value
       adjustments (excluding
     identifiable intangibles)          (10,555)     3,694       (6,861)
    Elimination of Calcasieu's
       existing identifiable
       intangibles                          (77)        27          (50)
   Core deposit intangibles due
    to the acquisition                   17,235     (6,032)      11,203
   Goodwill due to the acquisition       85,886          -       85,886

                                        $92,489    $(2,311)     $90,178


C.   St. Bernard Bank & Trust Co. Pro Forma Adjustments

     On  October  1,  1996, Hibernia National Bank  acquired  St.
     Bernard in a  transaction accounted  for  as  a  purchase.
     St.  Bernard  shareholders received  approximately $46,000,000
     in  cash  in  connection  with   the  transaction.   Under
     the  purchase  method   of accounting,  the assets and
     liabilities of St.  Bernard  are adjusted  to their estimated fair value.  Applicable  income tax  effects of such adjustments are included as a component of Hibernia's net deferred tax asset with a corresponding offset to goodwill (assuming an effective
     tax rate of  35%). For   purposes   of  these  pro  forma  combined
     financial statements, estimates have been made of the fair value of St. Bernard's assets and liabilities as of June 30, 1996.
     These  fair  value  adjustments  were  based  on  the   best
     information available to Hibernia and are subject to update as additional information becomes available.

     In addition to the $46,000,000 in cash exchanged in the transaction, the total purchase price included other direct acquisition costs such as investment banking, legal, accounting and other professional fees, printing and mailing costs, and other miscellaneous expenses. These costs, which were not material to the transaction, are not included as adjustments to the unaudited pro forma combined financial statements.

     (1) Allocation of purchase price:

     (in thousands)
     Net assets applicable to St. Bernard's
       common stock at June 30, 1996                               $21,979

       Net decrease to net asset
         value at June 30, 1996, net of tax
         (see footnote 3)                              $ (120)
       Core deposit intangibles, net of tax
         (see footnote 3)                               4,642
     Total estimated fair value adjustments                          4,522

     Elimination of St. Bernard's existing identifiable
       intangibles, net of tax (see footnote 3)                        (14)

     Total allocation of purchase price                             26,487

     Goodwill due to the acquisition (see footnote 3)               19,513

                                                                   $46,000

     The purchase of St. Bernard was primarily funded by the sale of securities available for sale.

     (2)  Securities  of  $190,707,000  classified  as  held   to
     maturity by St. Bernard were reclassified by Hibernia as securities available for sale upon consummation of the transaction.

[/TABLE]

    (3) Purchase accounting adjustments:
                                                    Applicable    Net
                                          Gross     income tax   of tax
    (in thousands)
     Debit (Credit)

    Estimated fair value adjustments:
      Securities                        $  (184)     $     64    $  (120)
    Elimination of St. Bernard's
      existing identifiable
      intangibles                           (22)            8        (14)
    Core deposit intangibles due
      to the acquisition                  7,142        (2,500)     4,642
    Goodwill due to the acquisition      19,513             -     19,513

                                        $26,449      $ (2,428)   $24,021


            PRO FORMA COMBINED INCOME STATEMENTS
                         (Unaudited)

The following unaudited pro forma combined income statements for  the  six  months ended June 30, 1996 and 1995  and  the years  ended  December 31, 1995, 1994, and 1993 combine  the historical  and restated income statements of  Hibernia  and the  historical  income  statements  of  Texarkana  as if the
Merger had been  effective  on January  1,  1993.  The unaudited
pro forma combined  income statements   should   be  read  in
conjunction   with   the consolidated  financial statements
and  notes  of  Hibernia contained  in Hibernia's Quarterly
Report on Form  10-Q  for the  quarter ended June 30, 1996 and its  Annual  Report  on Form  10-K  for  the  year  ended
December  31,  1995,  each incorporated  by  reference  into this Proxy Statement-Prospectus, and the historical financial statements and notes for the year ended December 31, 1995 and the six-month period ended June 30, 1996 of Texarkana National Bancshares,
Inc.   contained  elsewhere  herein.   The  restated  income
statements  of  Hibernia Corporation  for  the  years  ended
December 31, 1995, 1994 and 1993 reflect the impact  of  the two  mergers  that  were consummated  in  January  1996,  as discussed  in  Note  A  to  the pro  forma  combined  income statements for the years ended December 31, 1995,  1994  and
1993.   The cost associated with the Merger, estimated to be
approximately  $958,000,  will be accounted  for  as  a
current  period  expense  when  incurred.   The  pro   forma
combined   income  statements  also  give  effect   to   the
acquisition of Calcasieu (consummated August 26, 1996) and St. Bernard (consummated October 1, 1996), both of which were accounted for as purchases, assuming these transactions occurred on January 1, 1995, as required by the rules governing pro forma adjustments for purchase business combinations.

HIBERNIA CORPORATION
PRO FORMA COMBINED INCOME STATEMENT
Six months ended June 30, 1996



                                                                         TEXARKANA        PRO FORMA     CM BANK
                                                        HIBERNIA         NATIONAL         HIBERNIA      HOLDING
Unaudited ($ in thousands, except per share data)      CORPORATION      BANCSHARES, INC  CORPORATION    COMPANY
Interest income
    Interest and fees on loans                            $214,552          $9,307         $223,859     $16,280
    Interest on securities available for sale               65,065           3,735           68,800       9,434


    Interest on securities held to maturity                      -           1,122            1,122         282
    Interest on short-term investments                       4,739              74            4,813         586
        Total interest income                              284,356          14,238          298,594      26,582
Interest expense
    Interest on deposits                                   109,418           6,426          115,844       9,171
    Interest on short-term borrowings                        6,832             187            7,019         883
    Interest on debt                                           216             563              779          46
        Total interest expense                             116,466           7,176          123,642      10,100
Net interest income                                        167,890           7,062          174,952      16,482
    Provision for possible loan losses                           -             975              975         475
Net interest income after provision
   for possible loan losses                                167,890           6,087          173,977      16,007
Noninterest income
    Service charges on deposits                             25,184           1,929           27,113       3,258
    Trust fees                                               6,047             405            6,452         376
    Other service, collection and exchange charges          15,927             887           16,814         934
    Gain on sale of business lines                             517               -              517           -
    Other operating income                                   4,856             251            5,107         177
    Securities gains (losses), net                               -             113              113       1,157
        Total noninterest income                            52,531           3,585           56,116       5,902
Noninterest expense
    Salaries and employee benefits                          72,172           3,032           75,204       6,145
    Occupancy expense, net                                  12,830             371           13,201       1,423
    Equipment expense                                       10,868             442           11,310       1,289
    Data processing expense                                 10,208              87           10,295         158
    Foreclosed property expense, net                        (1,822)             18           (1,804)       (100)
    Amortization of intangibles                              1,923               -            1,923          12


    Other operating expense                                 35,132           1,426           36,558       3,606
        Total noninterest expense                          141,311           5,376          146,687      12,533
Income before income taxes                                  79,110           4,296           83,406       9,376
Income tax expense                                          27,795           1,165           28,960       3,241

Income from continuing operations                          $51,315          $3,131          $54,446      $6,135

Pro forma weighted average common shares               120,335,297       6,473,280      126,808,577

Pro forma income per common share from
    continuing operations (C)                                $0.43                            $0.43

See notes to Pro Forma Combined Income Statement.

HIBERNIA CORPORATION
PRO FORMA COMBINED INCOME STATEMENT (cont.)
Six months ended June 30, 1996

                                                             (A)                              (B)
                                                           CM BANK                        ST. BERNARD          TOTAL
                                                           HOLDING       ST. BERNARD         BANK &          PRO FORMA
                                                           COMPANY          BANK &          TRUST CO.         HIBERNIA
Unaudited ($ in thousands, except per share data)        ADJUSTMENTS       TRUST CO.      ADJUSTMENTS       CORPORATION
Interest income
    Interest and fees on loans                               $702 (1)      $1,407                            $242,248
    Interest on securities available for sale                   5 (1)           -            $5,952 (2)
                                                              282 (2)                        (1,438)(3)
                                                           (6,303)(3)                                          76,732
    Interest on securities held to maturity                  (282)(2)       5,952            (5,952)(2)         1,122
    Interest on short-term investments                                        507                               5,906
        Total interest income                              (5,596)          7,866            (1,438)          326,008
Interest expense
    Interest on deposits                                                    3,741                             128,756
    Interest on short-term borrowings                                           -                               7,902
    Interest on debt                                            1 (1)           -                                 826
        Total interest expense                                  1           3,741                 -           137,484
Net interest income                                        (5,597)          4,125            (1,438)          188,524
    Provision for possible loan losses                                         (7)                              1,443
Net interest income after provision
   for possible loan losses                                (5,597)          4,132            (1,438)          187,081
Noninterest income
    Service charges on deposits                                               530                              30,901
    Trust fees                                                                  0                               6,828
    Other service, collection and exchange charges                             69                              17,817
    Gain on sale of business lines                                              0                                 517
    Other operating income                                                     54                               5,338
    Securities gains (losses), net                                              0                               1,270
        Total noninterest income                                -             653                 -            62,671
Noninterest expense
    Salaries and employee benefits                                          1,887                              83,236
    Occupancy expense, net                                   (328)(1)         359                              14,655
    Equipment expense                                        (284)(1)         207                              12,522
    Data processing expense                                                    21                              10,474
    Foreclosed property expense, net                                            -                              (1,904)
    Amortization of intangibles                             1,847 (1)           1               765 (1)
                                                            1,718 (1)                           390 (1)
                                                              (12)(1)                            (1)(1)          6,643
    Other operating expense                                                   599                              40,763
        Total noninterest expense                           2,941           3,074             1,154           166,389
Income before income taxes                                 (8,538)          1,711            (2,592)           83,363
Income tax expense                                           (358)(1)         566              (268)(1)
                                                           (2,332)(3)                          (532)(3)        29,277
Income from continuing operations                         ($5,848)         $1,145           ($1,792)          $54,086

Pro forma weighted average common shares                                                                  126,808,577

Pro forma income per common share from
    continuing operations (C)                                                                                   $0.43

See notes to Pro Forma Combined Income Statement.

HIBERNIA CORPORATION
PRO FORMA COMBINED INCOME STATEMENT
Six months ended June 30, 1995



                                                                         TEXARKANA         PRO FORMA    CM BANK
                                                        HIBERNIA         NATIONAL          HIBERNIA     HOLDING
Unaudited ($ in thousands, except per share data)      CORPORATION      BANCSHARES, INC   CORPORATION   COMPANY
Interest income
    Interest and fees on loans                            $177,150          $6,849         $183,999     $14,944
    Interest on securities available for sale               19,361           4,441           23,802      11,506


    Interest on securities held to maturity                 60,841           1,367           62,208       1,103
    Interest on short-term investments                       3,446             147            3,593          84
        Total interest income                              260,798          12,804          273,602      27,637
Interest expense
    Interest on deposits                                   105,838           5,365          111,203       7,323
    Interest on short-term borrowings                        5,826             298            6,124       1,332
    Interest on debt                                           328             401              729       1,596
        Total interest expense                             111,992           6,064          118,056      10,251
Net interest income                                        148,806           6,740          155,546      17,386
    Provision for possible loan losses                        (140)            300              160           -
Net interest income after provision
   for possible loan losses                                148,946           6,440          155,386      17,386
Noninterest income
    Service charges on deposits                             21,865           1,242           23,107       3,198
    Trust fees                                               5,703             377            6,080         355
    Other service, collection and exchange charges          12,768             706           13,474         919
    Gain on divestiture of banking offices                   2,361               -            2,361           -
    Gain on sale of business lines                           3,064               -            3,064           -
    Other operating income                                   3,718             353            4,071         106
    Securities gains (losses), net                             (44)             63               19       1,911
        Total noninterest income                            49,435           2,741           52,176       6,489
Noninterest expense
    Salaries and employee benefits                          63,932           2,999           66,931       6,012
    Occupancy expense, net                                  12,825             301           13,126       1,502
    Equipment expense                                        9,520             409            9,929       1,098
    Data processing expense                                 10,315              75           10,390         172
    Foreclosed property expense, net                          (558)            (41)            (599)        108
    Amortization of intangibles                              1,853               -            1,853           -

    Other operating expense                                 38,994           1,880           40,874       5,686
        Total noninterest expense                          136,881           5,623          142,504      14,578
Income before income taxes                                  61,500           3,558           65,058       9,297
Income tax expense                                           4,811             920            5,731       3,178

Income from continuing operations                          $56,689          $2,638          $59,327      $6,119

Pro forma weighted average common shares               121,169,411       6,473,280      127,642,691

Pro forma income per common share from
    continuing operations (C)                                $0.47                            $0.46

See notes to Pro Forma Combined Income Statement.

HIBERNIA CORPORATION
PRO FORMA COMBINED INCOME STATEMENT (cont.)
Six months ended June 30, 1995

                                                             (A)                                (B)
                                                           CM BANK                          ST. BERNARD           TOTAL
                                                           HOLDING         ST. BERNARD         BANK &           PRO FORMA
                                                           COMPANY            BANK &         TRUST CO.           HIBERNIA
Unaudited ($ in thousands, except per share data)        ADJUSTMENTS        TRUST CO.       ADJUSTMENTS        CORPORATION
Interest income
    Interest and fees on loans                                    $702 (1)       $1,277                             $200,922
    Interest on securities available for sale                        5 (1)            1               $92 (1)
                                                                 1,103 (2)                          6,169 (2)
                                                                (6,303)(3)                         (1,438)(3)         34,937
    Interest on securities held to maturity                     (1,103)(2)        6,169            (6,169)(2)         62,208
    Interest on short-term investments                                              323                                4,000
        Total interest income                                   (5,596)           7,770            (1,346)           302,067
Interest expense
    Interest on deposits                                          (246)(1)        3,717                              121,997
    Interest on short-term borrowings                                                 -                                7,456
    Interest on debt                                                 1 (1)            -                                2,326
        Total interest expense                                    (245)           3,717                 -            131,779
Net interest income                                             (5,351)           4,053            (1,346)           170,288
    Provision for possible loan losses                                                -                                  160
Net interest income after provision
   for possible loan losses                                     (5,351)           4,053            (1,346)           170,128
Noninterest income
    Service charges on deposits                                                     497                               26,802
    Trust fees                                                                        -                                6,435
    Other service, collection and exchange charges                                   51                               14,444
    Gain on divestiture of banking offices                                            -                                2,361
    Gain on sale of business lines                                                    -                                3,064
    Other operating income                                                           28                                4,205
    Securities gains (losses), net                                                    -                                1,930
        Total noninterest income                                     -              576                 -             59,241
Noninterest expense
    Salaries and employee benefits                                                1,676                               74,619
    Occupancy expense, net                                        (328)(1)          332                               14,632
    Equipment expense                                             (284)(1)          192                               10,935
    Data processing expense                                                          43                               10,605
    Foreclosed property expense, net                                                  -                                 (491)
    Amortization of intangibles                                  2,154 (1)            -               893 (1)
                                                                 1,718 (1)                            390 (1)          7,008
    Other operating expense                                                         740                               47,300
        Total noninterest expense                                3,260            2,983             1,283            164,608
Income before income taxes                                      (8,611)           1,646            (2,629)            64,761
Income tax expense                                                (379)(1)          555              (281)(1)
                                                                (2,332)(3)                           (532)(3)          5,940
Income from continuing operations                              ($5,900)          $1,091           ($1,816)           $58,821

Pro forma weighted average common shares                                                                         127,642,691

Pro forma income per common share from
    continuing operations (C)                                                                                          $0.46

See notes to Pro Forma Combined Income Statement.

HIBERNIA CORPORATION
NOTES TO PRO FORMA COMBINED INCOME STATEMENT
Six months ended June 30, 1996 and 1995


A.   Calcasieu Pro Forma Adjustments


     (1) In accordance with the purchase method of accounting, the assets and liabilities of Calcasieu were adjusted to fair value with the applicable income tax effects of such adjustments included as a component of Hibernia's net deferred tax asset. The related increase (decrease) to net income for the first six months of 1996 and 1995 resulting from the amortization of such purchase accounting adjustments assuming the transaction occurred on January 1, 1995 is as follows:

                                            Six months ended
                                     June 30, 1996     June 30, 1995
     (in thousands)
     Debit(Credit)
      Securities                           $ (5)            $ (5)
      Loans                                (702)            (702)
      Bank premises                        (328)            (328)
      Furniture & equipment                (284)            (284)
      Interest-bearing deposits                -            (246)
      Debt                                     1                1
      Core deposit intangibles             1,847            2,154
      Goodwill                             1,718            1,718
      Deferred federal tax asset
       resulting from:
        Securities                    $  2             $  2
        Loans                          246              246
        Bank premises & equipment       41               41
        Interest-bearing deposits        -               86
        Core deposit intangibles      (647)            (754)
           Total deferred federal
             tax asset                      (358)            (379)


     In    addition,   amortization   of   Calcasieu's   existing
     identifiable intangibles was reversed.

     Goodwill due to the transaction is amortized on a straight-line basis over 25 years. Core deposit intangibles due to the transaction are amortized on an accelerated basis over 7 years.


     (2) Interest income on securities previously classified as held to maturity was reclassified to interest income on securities available for sale.

     (3) Interest income was reduced to reflect the sale of $201,700,000 in securities available for sale (with an assumed yield of 6.25%) to fund the purchase of Calcasieu. Income tax expense was adjusted accordingly to reflect the impact of the reduction in interest income.



B.   St. Bernard Pro Forma Adjustments


     (1) In accordance with the purchase method of accounting, the assets and liabilities of St. Bernard were adjusted to fair value with the applicable income tax effects of such adjustments included as a component of Hibernia's net deferred tax asset. The related increase (decrease) to net income for the first six months of 1996 and 1995 resulting from the amortization of such purchase accounting adjustments assuming the transaction occurred on January 1, 1995 is as follows:

                                            Six months ended
                                     June 30, 1996    June 30, 1995
     (in thousands)
     Debit(Credit)
      Securities                            $   -            $ (92)
      Core deposit intangibles                765              893
      Goodwill                                390              390
      Deferred federal tax asset
       resulting from:
        Securities                     $  -             $ 32
        Core deposit intangibles       (268)            (313)
           Total deferred federal
             tax asset                       (268)            (281)


     In   addition,   amortization  of  St.  Bernard's   existing
     identifiable intangibles was reversed.


    Goodwill due to the transaction is amortized on a straight-line basis over 25 years. Core deposit intangibles due to the transaction are amortized on an accelerated basis over 7 years.

     (2) Interest income on securities previously classified as held to maturity was reclassified to interest income on securities available for sale.

     (3) Interest income was reduced to reflect the sale of $46,000,000 in securities available for sale (with an assumed yield of 6.25%) to fund the purchase of St. Bernard. Income tax expense was adjusted accordingly to reflect the impact of the reduction of interest income.



C.   Anticipated Savings

     Hibernia expects to achieve savings through reductions in operating costs in connection with the proposed transactions. The savings vary depending on Hibernia's operations in the respective geographic area. The majority of savings will be achieved through consolidation of certain operations. The extent to which the savings will be achieved depends, among other things, on the regulatory environment and economic conditions, and may be affected by unanticipated changes in business activities, inflation and certain external factors. Therefore, there can be no assurance that such savings will be realized. No adjustment has been included in the unaudited pro forma financial statements for the anticipated savings.

HIBERNIA CORPORATION
PRO FORMA COMBINED INCOME STATEMENT
Year ended December 31, 1995


                                                                              (A)
                                                          HISTORICAL        RESTATED         TEXARKANA        PRO FORMA
                                                           HIBERNIA         HIBERNIA          NATIONAL         HIBERNIA
Unaudited ($ in thousands, except per share data)        CORPORATION      CORPORATION       BANCSHARES, INC  CORPORATION
Interest income
    Interest and fees on loans                             $366,716         $373,738         $15,485           $389,223
    Interest on securities available for sale                37,549           38,248           8,781             47,029


    Interest on securities held to maturity                 112,204          116,237           2,609            118,846
    Interest on short-term investments                        6,706            7,061             302              7,363
        Total interest income                               523,175          535,284          27,177            562,461
Interest expense
    Interest on deposits                                    209,512          215,134          11,534            226,668
    Interest on short-term borrowings                        13,309           13,208             583             13,791
    Interest on debt                                            594              595           1,035              1,630
        Total interest expense                              223,415          228,937          13,152            242,089
Net interest income                                         299,760          306,347          14,025            320,372
    Provision for possible loan losses                            -             (135)          1,275              1,140
Net interest income after provision
   for possible loan losses                                 299,760          306,482          12,750            319,232
Noninterest income
    Service charges on deposits                              45,009           45,957           2,848             48,805
    Trust fees                                               11,705           11,705             792             12,497
    Other service, collection and exchange charges           27,719           27,719           2,176             29,895
    Gain on divestiture of banking offices                    2,361            2,361               -              2,361
    Gain on sale of business lines                            3,402            3,402               -              3,402
    Other operating income                                    7,362            7,516               -              7,516
    Securities gains (losses), net                              (13)              (1)            250                249
        Total noninterest income                             97,545           98,659           6,066            104,725
Noninterest expense
    Salaries and employee benefits                          128,022          130,498           5,983            136,481
    Occupancy expense, net                                   25,379           25,888             937             26,825
    Equipment expense                                        20,541           20,717             883             21,600
    Data processing expense                                  18,824           19,212             154             19,366
    Foreclosed property expense, net                           (950)            (780)            (11)              (791)
    Amortization of intangibles                               3,709            3,709               -              3,709


    Other operating expense                                  68,508           70,086           6,930             77,016
        Total noninterest expense                           264,033          269,330          14,876            284,206
Income before income taxes                                  133,272          135,811           3,940            139,751
Income tax expense                                            9,413           10,112             755             10,867

Income from continuing operations                          $123,859         $125,699          $3,185           $128,884

Pro forma weighted average common shares                117,879,746      120,644,146       6,473,280        127,117,426

Pro forma income per common share from
    continuing operations (D)                                 $1.05            $1.04                              $1.01

See notes to Pro Forma Combined Income Statement.

HIBERNIA CORPORATION
PRO FORMA COMBINED INCOME STATEMENT (cont.)
Year ended December 31, 1995

                                                                      (B)                            (C)
                                                                    CM BANK                       ST. BERNARD      TOTAL
                                                      CM BANK       HOLDING       ST. BERNARD       BANK &       PRO FORMA
                                                      HOLDING       COMPANY          BANK &        TRUST CO.      HIBERNIA
Unaudited ($ in thousands, except per share data)     COMPANY     ADJUSTMENTS       TRUST CO.     ADJUSTMENTS   CORPORATION
Interest income
    Interest and fees on loans                         $31,523       $1,404 (1)       $2,666                      $424,816
    Interest on securities available for sale           20,546           10 (1)            -        $184 (1)
                                                                      2,129 (2)                   12,311 (2)
                                                                    (12,606)(3)                   (2,875)(3)        66,728
    Interest on securities held to maturity              2,129       (2,129)(2)       12,311     (12,311)(2)       118,846
    Interest on short-term investments                     294                           753                         8,410
        Total interest income                           54,492      (11,192)          15,730      (2,691)          618,800
Interest expense
    Interest on deposits                                15,423         (492)(1)        7,607                       249,206
    Interest on short-term borrowings                    2,276                             -                        16,067
    Interest on debt                                     1,661            2 (1)            -                         3,293
        Total interest expense                          19,360         (490)           7,607           -           268,566
Net interest income                                     35,132      (10,702)           8,123      (2,691)          350,234
    Provision for possible loan losses                     200                           (95)                        1,245
Net interest income after provision
   for possible loan losses                             34,932      (10,702)           8,218      (2,691)          348,989
Noninterest income
    Service charges on deposits                          6,642                         1,017                        56,464
    Trust fees                                             740                             -                        13,237
    Other service, collection and exchange charges       1,330                           101                        31,326
    Gain on divestiture of banking offices                   -                             -                         2,361
    Gain on sale of business lines                           -                             -                         3,402
    Other operating income                                 290                            59                         7,865
    Securities gains (losses), net                       2,080                             -                         2,329
        Total noninterest income                        11,082            -            1,177           -           116,984
Noninterest expense
    Salaries and employee benefits                      13,058                         3,447                       152,986
    Occupancy expense, net                               2,538         (656)(1)          717                        29,424
    Equipment expense                                    2,453         (568)(1)          397                        23,882
    Data processing expense                                349                            85                        19,800
    Foreclosed property expense, net                       (59)                            -                          (850)
    Amortization of intangibles                             23        4,309 (1)            2       1,786 (1)
                                                                      3,435 (1)                      781 (1)
                                                                        (23)(1)                       (2)(1)        14,020
    Other operating expense                              9,453                         1,059                        87,528
        Total noninterest expense                       27,815        6,497            5,707       2,565           326,790
Income before income taxes                              18,199      (17,199)           3,688      (5,256)          139,183
Income tax expense                                       6,026         (761)(1)        1,168        (561)(1)
                                                                     (4,664)(3)                   (1,064)(3)        11,011
Income from continuing operations                      $12,173     ($11,774)          $2,520     ($3,631)         $128,172

Pro forma weighted average common shares                                                                       127,117,426

Pro forma income per common share from
    continuing operations (D)                                                                                        $1.01

See notes to Pro Forma Combined Income Statement.

HIBERNIA CORPORATION
PRO FORMA COMBINED INCOME STATEMENT
Year ended December 31, 1994


                                                                             (A)                                      TOTAL
                                                        HISTORICAL         RESTATED            TEXARKANA            PRO FORMA
                                                         HIBERNIA          HIBERNIA             NATIONAL             HIBERNIA
Unaudited ($ in thousands, except per share data)      CORPORATION       CORPORATION          BANCSHARES, INC.     CORPORATION
Interest income
    Interest and fees on loans                             $290,504          $296,233             $11,312              $307,545
    Interest on securities available for sale                43,112            47,317               6,408                53,725
    Interest on securities held to maturity                 107,830           107,830               2,882               110,712
    Interest on short-term investments                        7,279             7,642                 321                 7,963
        Total interest income                               448,725           459,022              20,923               479,945
Interest expense
    Interest on deposits                                    157,106           161,516               8,118               169,634
    Interest on short-term borrowings                         5,812             5,823                 402                 6,225
    Interest on debt                                          2,595             2,597                 373                 2,970
        Total interest expense                              165,513           169,936               8,893               178,829
Net interest income                                         283,212           289,086              12,030               301,116
    Provision for possible loan losses                      (18,069)          (18,169)                300               (17,869)
Net interest income after provision
   for possible loan losses                                 301,281           307,255              11,730               318,985
Noninterest income
    Service charges on deposits                              44,515            12,420               1,820                14,240
    Trust fees                                               12,420            45,319                 672                45,991
    Other service, collection and exchange charges           21,067            21,126               1,798                22,924
    Other operating income                                   11,389            11,692                   0                11,692
    Securities gains (losses), net                           (2,451)           (2,364)                695                (1,669)
        Total noninterest income                             86,940            88,193               4,985                93,178
Noninterest expense
    Salaries and employee benefits                          125,426           127,703               5,299               133,002
    Occupancy expense, net                                   27,060            27,420                 918                28,338
    Equipment expense                                        16,894            17,069                 802                17,871
    Data processing expense                                  21,092            21,167                  92                21,259
    Foreclosed property expense, net                         (7,120)           (7,112)                 48                (7,064)
    Amortization of intangibles                              23,231            23,231                   0                23,231
    Other operating expense                                  81,060            82,789               3,492                86,281
        Total noninterest expense                           287,643           292,267              10,651               302,918
Income before income taxes                                  100,578           103,181               6,064               109,245
Income tax expense                                            5,558             6,275               1,510                 7,785
Income from continuing operations                           $95,020           $96,906              $4,554              $101,460

Pro forma weighted average common shares                118,594,923       121,359,323           6,473,280           127,832,603

Pro forma income per common share from
    continuing operations (D)                                 $0.80             $0.80                                     $0.79

See notes to Pro Forma Combined Income Statement.

HIBERNIA CORPORATION
PRO FORMA COMBINED INCOME STATEMENT
Year ended December 31, 1993


                                                                           (A)                                    TOTAL
                                                      HISTORICAL        RESTATED            TEXARKANA           PRO FORMA
                                                       HIBERNIA         HIBERNIA            NATIONAL            HIBERNIA
Unaudited ($ in thousands, except per share data)    CORPORATION       CORPORATION         BANCSHARES, INC.    CORPORATION
Interest income
    Interest and fees on loans                           $265,169         $270,339            $10,542             $280,881
    Interest on securities available for sale              48,294           52,516                  -               52,516
    Interest on securities held to maturity               104,546          104,546              8,582              113,128
    Interest on short-term investments                     10,739           11,144                464               11,608
        Total interest income                             428,748          438,545             19,588              458,133
Interest expense
    Interest on deposits                                  141,976          145,937              7,372              153,309
    Interest on short-term borrowings                       4,043            4,060                351                4,411
    Interest on debt                                        4,407            4,409                 14                4,423
        Total interest expense                            150,426          154,406              7,737              162,143
Net interest income                                       278,322          284,139             11,851              295,990
    Provision for possible loan losses                     (3,246)          (3,236)               450               (2,786)
Net interest income after provision
   for possible loan losses                               281,568          287,375             11,401              298,776
Noninterest income
    Service charges on deposits                            41,211           41,911              1,365               43,276
    Trust fees                                             13,314           13,314                634               13,948
    Other service, collection and exchange charges         20,495           20,547              2,149               22,696
    Other operating income                                 10,501           10,718                  -               10,718
    Securities gains (losses), net                            285              378                441                  819
        Total noninterest income                           85,806           86,868              4,589               91,457
Noninterest expense
    Salaries and employee benefits                        114,301          116,508              5,133              121,641
    Occupancy expense, net                                 25,973           26,203                938               27,141
    Equipment expense                                      14,369           14,671                813               15,484
    Data processing expense                                18,352           18,422                 63               18,485
    Foreclosed property expense, net                        9,163            9,171                166                9,337
    Amortization of intangibles                             8,446            8,446                  -                8,446
    Provision for data processing enhancements             11,991           11,991                  -               11,991
    Other operating expense                                86,810           88,418              3,291               91,709
        Total noninterest expense                         289,405          293,830             10,404              304,234
Income before income taxes                                 77,969           80,413              5,586               85,999
Income tax expense                                         11,266           11,887              1,405               13,292
Income from continuing operations                         $66,703          $68,526             $4,181              $72,707

Pro forma weighted average common shares              118,023,185      120,787,585          6,473,280          127,260,865

Pro forma income per common share from
    continuing operations (D)                               $0.57            $0.57                                   $0.57

See notes to Pro Forma Combined Income Statement.

HIBERNIA CORPORATION
NOTES TO PRO FORMA COMBINED INCOME STATEMENT
Years ended December 31, 1995, 1994 and 1993


A.   Restated Hibernia Corporation


     On January 1, 1996, Hibernia Corporation merged with FNB Bancshares, Inc. ("FNB") in a transaction accounted for as a pooling of interests. Hibernia issued 889,640 shares of Hibernia Common Stock, with an aggregate market value at the date of the merger of $9,307,859 based on a market value of $10.4625 per share, to effect the merger. Based upon the 9,670 shares of FNB Common Stock outstanding on the record date, the exchange rate in the merger was 92.0. The stated value of Hibernia Common Stock is $1.92 per share. In accordance with the pooling of interests method of accounting, the historical results of operations of the merged companies are combined.

     On January 15, 1996, Hibernia Corporation merged with Bunkie Bancshares, Inc. ("Bunkie") in a transaction accounted for as a pooling of interests. Hibernia issued 1,874,760 shares of Hibernia Common Stock, with an aggregate market value at the date of the merger of $19,145,987 based on a market value of $10.2125 per share, to effect the merger. Based upon the 11,006 shares of Bunkie Common Stock outstanding on the record date, the exchange rate in the merger was
     170.3398.   The  stated value of Hibernia  Common  Stock  is
     $1.92 per share. In accordance with the pooling of interests method of accounting, the historical results of operations of the merged companies are combined.


B.   Calcasieu Pro Forma Adjustments


     (1) In accordance with the purchase method of accounting, the assets and liabilities of Calcasieu were adjusted to fair value with the applicable income tax effects of such adjustments included as a component of Hibernia's net deferred tax asset. The related increase (decrease) to net income for the first year after the merger resulting from the amortization of such purchase accounting adjustments assuming the transaction occurred on January 1, 1995 is as follows:

                                        Year ended
                                    December 31, 1995
     (in thousands)
     Debit(Credit)
      Securities                              $     (10)
      Loans                                      (1,404)
      Bank premises                                (656)
      Furniture & equipment                        (568)
      Interest-bearing deposits                    (492)
      Debt                                            2
      Core deposit intangibles                    4,309
      Goodwill                                    3,435
      Deferred federal tax asset
       resulting from:
        Securities                    $    3
        Loans                            492
        Bank premises & equipment         81
        Interest-bearing deposits        172
        Debt                              (1)
        Core deposit intangibles      (1,508)
           Total deferred federal
             tax asset                             (761)



     In    addition,   amortization   of   Calcasieu's   existing
     identifiable intangibles was reversed.

     Goodwill due to the transaction is amortized on a straight-line basis over 25 years. Core deposit intangibles due to the transaction are amortized on an accelerated basis over 7 years.

     (2) Interest income on securities previously classified as held to maturity was reclassified to interest income on securities available for sale.

     (3) Interest income was reduced to reflect the sale of $201,700,000 in investment securities (with an assumed yield of 6.25%) to fund the purchase of Calcasieu. Income tax expense was adjusted accordingly to reflect the impact of the reduction in interest income.



C.   St. Bernard Pro Forma Adjustments


     (1) In accordance with the purchase method of accounting, the assets and liabilities of St. Bernard were adjusted to fair value with the applicable income tax effects of such adjustments included as a component of Hibernia's net deferred tax asset. The related increase (decrease) to net income for the first year after the merger resulting from the amortization of such purchase accounting adjustments assuming the transaction occurred on January 1, 1995 is as follows:

                                      Year ended
                                    December 31, 1995
     (in thousands)
     Debit(Credit)
      Securities                              $    (184)
      Core deposit intangibles                    1,786
      Goodwill                                      781
      Deferred federal tax asset
       resulting from:
        Securities                    $   64
        Core deposit intangibles        (625)
           Total deferred federal
             tax asset                             (561)


     In   addition,   amortization  of  St.  Bernard's   existing
     identifiable intangibles was reversed.

     Goodwill due to the transaction is amortized on a straight-line basis over 25 years. Core deposit intangibles due to the transaction are amortized on an accelerated basis over 7 years.

     (2) Interest income on securities previously classified as held to maturity will be reclassified to interest income on securities available for sale.

     (3) Interest income was reduced to reflect the sale of $46,000,000 in investment securities (with an assumed yield of 6.25%) to fund the purchase of St. Bernard. Income tax expense will be adjusted accordingly to reflect the impact of the reduction in interest income.



D.   Anticipated Savings

     Hibernia expects to achieve savings through reductions in operating costs in connection with the proposed transactions. The savings vary depending on Hibernia's operations in the respective geographic area. The majority of savings will be achieved through consolidation of certain operations. The extent to which the savings will be achieved depends, among other things, on the regulatory environment and economic conditions, and may be affected by unanticipated changes in business activities, inflation and certain external factors. Therefore, there can be no assurance that such savings will be realized. No adjustment has been included in the unaudited pro forma financial statements for the anticipated savings.



CERTAIN INFORMATION CONCERNING TEXARKANA

Description of Business
      Texarkana is a bank holding company organized in  April  of
1974 as a business corporation under the laws of the State of Texas for the purpose of acquiring 100% of the stock of the Bank. Texarkana is a registered bank holding company subject to regulation under the BHCA. In February of 1995, Texarkana organized TNB Holding Company, a Delaware Corporation, and contributed to it 100% of the stock of the Bank in exchange for 100% ownership of this intermediate bank holding company, which is also registered and subject to regulation under the BHCA. At June 30, 1996, Texarkana had total consolidated assets of $401.5 million, deposits of $335.6 million and shareholders' equity of $37.1 million. Texarkana derives all of its consolidated revenue and income from the banking and banking-related operations of the Bank. Texarkana's executive offices are located at 2318 Richmond Road, Texarkana, Texas 75503.

     The Bank, a national banking association originated in 1887, conducts a full service commercial banking and trust business
serving    businesses,   individuals,   industry,   public    and
governmental   organizations  in  the  Texarkana  community   and
surrounding area from nine locations in Bowie County, Texas and one in Cass County, Texas. The Bank offers an array of banking
services   to   individuals  and  businesses,  including   demand
accounts,  NOW  accounts, certificates of deposit,  money  market
accounts,  savings,  and  individual  retirement  accounts,   and
provides  trust services,  safe deposit boxes, night  depository,
automated teller machines, and drive-in banking services.     The
Bank's lending activities consist principally of real estate, consumer and commercial loans. The Bank also provides depository
and   related   financial  services  to  commercial,  industrial,
financial  and  governmental  customers.   The  Bank's   deposits
represent a cross-section of the area's economy and there is no material concentration of deposits from any single customer or group of customers. No significant portion of the Bank's loans is concentrated within a single industry or group of related
industries.   There are no material seasonal factors  that  would
have  an  adverse  effect on Texarkana or the Bank.   Residential
mortgage loans are originated and serviced through the Bank's wholly owned subsidiary Texarkana National Mortgage Co., Inc.
(TNMC),  a  Texas Corporation.  TNMC originates,   sells  to  and
services for permanent investors, FHA, VA and conventional home mortgage loans in Northeast Texas and Southwest Arkansas. Supervision and Regulation
      As  a  bank  holding company, Texarkana is subject  to  the supervision of and regulations adopted by the Federal Reserve Board pursuant to the BHCA. Texarkana is required under the BHCA to file quarterly and annual reports with the Federal Reserve
Board  and  such  additional information as the  Federal  Reserve
Board  may  require.   The Federal Reserve Board  may  also  make
examinations  of  Texarkana  and  the  Bank.   Under  the   BHCA,
Texarkana also is generally prohibited, with certain exceptions, from engaging in or acquiring control of any company that is engaged in non-banking activities or from engaging in certain tie-in arrangements in connection with any extension of credit or provision of any property or services.
      The Bank is chartered under the National Bank Act and is subject to the supervision and regulation of, and is examined by, the Office of the Comptroller of the Currency ("OCC"). The Bank is a member of the Federal Reserve System and the Federal Deposit Insurance Corporation. Both of those agencies further regulate and examine their respective member banks. The supervision and regulation of the Bank by all these authorities is intended to protect the interests of depositors rather than shareholders.
      The Bank's deposits are insured by the Bank Insurance Fund ("BIF") of the FDIC, which insures up to $100,000 per each
insured  deposit  account.   The Bank  is  currently  paying  the
minimum annual insurance premium of $2,000. As of January 1, 1993 the FDIC implemented a traditional risk-related insurance assessment system whereby the FDIC places each insured bank in one of nine risk categories based on its level of capital and other relevant information. Under the system, there is a twenty
seven   basis  point  spread  between  the  highest  and   lowest
assessment, with the strongest banks (including the Bank) paying an insurance premium equal to .00% of deposits and the weakest banks paying a premium of .27% of deposits. The FDIC Board of Directors has the flexibility to adjust the entire BIF assessment rate schedule twice a year without seeking public comment first, but only within a range of five cents per $100 above or below the premium schedule adopted. Changes in the rate schedule outside the five cent range above or below the current schedule will be made by the FDIC Board of Directors only after a full rule making with opportunity for public comment. Congress recently adopted, and the President signed into law, an act requiring BIF-insured institutions, such as the Bank, to pay a portion of the interest due on bonds that were issued by the Financing Corporation ("FICO") to help shore up the ailing Federal Savings and Loan Insurance Corporation in 1987. The amount of FICO debt service to be paid by all BIF-insured institutions is approximately $233,000,000 per year, or .0129 per $100.00 of domestic deposits from 1997 until the year 2000 when the obligation of BIF-insured institutions increases to approximately $604,000,000, or $.0243 per $100.00 of domestic deposits per year through the year 2025.
      The operations of the Bank, and therefore Texarkana, are affected significantly by the actions of the Federal Reserve
Board   intended   to  control  the  money  supply   and   credit
availability in order to influence the national economy.
Competition
       The   Bank's   general  market  area  is   the   Texarkana
Metropolitan Statistical Area (MSA) which includes Bowie and Cass
Counties  in  Texas  and  Miller County in Arkansas.   This  area
covers approximately 2,450 square miles of land area and had an estimated 1992 population of 152,205 people encompassing 57,082
households.   There are approximately nine banks,  three  savings
and  loans  associations  and several credit  unions  within  the
market  area.   The  Bank competes with these local  institutions
and, especially as to larger accounts, with banks and bank holding companies located outside the MSA.
      Under Texas law, state banks are permitted to open branches throughout the State of Texas and, as a result, all national banks domiciled in Texas are permitted to establish branches on a statewide basis. Under the Riegle-Neal Interstate Banking and Branching Act of 1994, which expanded the authority of bank
holding  companies  and  banks  to  engage  in  interstate   bank
acquisitions and interstate branching each state has the option of "opting out" of the interstate branching (but not banking) scheme, which the Texas Legislature did during the 1995 session.
      Interstate banking was effective September 29, 1995, and interstate branching would have become effective in Texas in June of 1997, if Texas had not "opted out". The Texas legislature's
"opt  out"  legislation  prohibiting   interstate  branching   is
effective until September 2, 1999.
      A number of holding companies with greater resources than those of Texarkana have acquired banks or holding companies or established branches that operate in the Bank's primary market
area   and   this   process  of  consolidation   is   continuing.
Texarkana's Board believes that the size of these institutions allows certain economies of scale that permit their operation on
a  narrower  profit  margin than that of the  Bank.   Competition
among banks for loan customers is generally governed by such factors as loan terms, including interest charges, restrictions on borrowers and compensating balances, and other services offered by such banks. The Bank competes with numerous other
commercial  banks,  savings  and loan  associations  and   credit
unions  for customer deposits, as well as with a broad  range  of
financial   institutions  in  consumer  and  commercial   lending
activities. In addition to thrift institutions, other businesses in the financial service industry compete with the Bank for retail and commercial deposit funds and for retail and commercial
loan  business.   Competition for loans and deposits  is  intense
among financial institutions in the Bank's market area.
Employees
     Texarkana has in the aggregate, approximately 211 full and part time employees. None of such employees are subject to a
collective   bargaining  agreement.   Management   of   Texarkana
considers its relationship with such employees to be good.
Properties
Central Mall Branch
     The  executive  offices  of Texarkana  are  located  in  the
Central Mall Branch which is located at the intersection of Richmond Road and Interstate Highway 30 in northwest Texarkana, adjacent to the Central Mall Shopping Center. The first floor contains 10,000 square feet and is occupied by full service banking facilities and TNMC. The second floor contains 8,000 square feet which is occupied by executive offices and support
personnel.   Six  drive-in banking lanes, one drive-up  automatic
teller machine and parking for approximately 75 cars are provided at this location. This building is sited on approximately three
acres.   The  Bank  also owns one acre located  adjacent  to  the
Central Mall branch, fronting Mall Drive. This property is used for additional parking. This location is owned by the Bank, free of any mortgage.

Downtown Office

      The Bank's legal home office is located as 100 Broad Street in downtown Texarkana, Texas. It consists of an eight story building originally constructed in 1913. Its size was more than doubled in 1924 by the addition of an eight-story annex next to the building. In 1968 an adjacent three-story building was leased and remodeled as part of the banking facility with the addition of two stories on the leased building. The entire bank building facility contains approximately 52,000 square feet of floor space. The Bank occupies the first and fourth floors, the mezzanine and a portion of the second, third and fifth floors with the remainder of the building being leased to various tenants. The portion of the building originally leased by the Bank was subsequently purchased by the Bank at the expiration of the lease.
      Located on the same downtown block is a two-story building that is used for storage, an adjacent multi-level parking garage and parking lot. These properties are owned by the Bank and not subject to any mortgage.

Downtown Drive-In

      The facility, located on the northeast corner of Fifth and Main Streets in downtown Texarkana, Texas is a one story, 1,250 square foot, brick and concrete structure with six drive-in banking lanes. The Downtown Drive-In was completed in April of 1978. All of the property occupied by the Bank is owned by it free of any mortgage.

Texas Boulevard Branch

      The Texas Boulevard branch is a one story structure completed in March of 1974. The building is constructed of brick and contains approximately 5,300 square feet of floor space. Four drive-in banking lanes are incorporated into the building and two parking lots for approximately 16 cars each are located adjacent to the building. The parking lot is also the site of a drive-in automated teller machine. The bank building and improvements owned by the Bank are located on a lot of approximately one acre, and are not subject to any mortgage.


Liberty Eylau Branch

      The Liberty Eylau branch offices are located at the intersection of U.S. Highway 59 South and Loop 151 in Texarkana, Texas. This facility was completed in September, 1978. This one-story brick and concrete structure contains 4,200 square feet and has three drive-in banking lanes. This location is owned by the Bank, and is free of any mortgages.

Nash Branch

       The offices of the Nash branch are located at the intersection of U.S. Highway 82 and Kings Highway in Nash, Texas. In December of 1987, construction of the one story building was completed. The structure contains approximately 2,740 square feet of floor space, and has two drive-in banking lanes. The building is located on approximately one-half acre of land. The paved parking area will accommodate 15 cars. This location is owned by the Bank free of any mortgages.

Wake Village Branch

      The  offices  of  the Wake Village branch  are  located  on
Redwater Road in Wake Village, Texas. In March of 1988, construction of the one-story brick building was completed. The structure contains approximately 2,740 square feet of floor space, and has two drive-in banking lanes. The building is located on approximately one-half acre of land. The Bank owns this location free of any mortgages.

Atlanta Branch

      The offices of the Atlanta, Texas branch in Cass County are located at 107 Loop 59. This office opened in July of 1996 in a leased modular building with one drive-in lane. The building is located on one and one-half acres owned by the Bank free of any mortgages.

Super Wal-Mart Branch

     Opened in June of 1995, The Super Wal-Mart branch is located within the Super Wal-Mart at the intersection of New Boston Road and Loop 151. This branch, containing approximately 500 square feet, is leased from Wal-Mart, with the Bank owning the leasehold improvements.
Central Mall Kiosk Branch

     Lending, teller service, new account services and an ATM are provided from approximately 200 square feet leased inside Central
Mall.  The Bank owns the leasehold improvements.


ATMs
      The Bank operates fifteen 24-hour automated teller machines
(ATMs). Eight ATM's are located at branch locations while seven ATM's are off-premise locations occupying leased premises.
Legal Proceedings
      Texarkana and the Bank normally are parties to and have pending routine litigation arising from their regular activities of furnishing financial services, including providing credit and collecting secured and unsecured indebtedness. In some instances, such litigation involves claims or counterclaims against Texarkana and the Bank or either of them. As of September 30, 1996, neither Texarkana nor the Bank had any litigation pending, other than ordinary routine litigation incidental to their business that was not material in amount with respect to Texarkana assets on a consolidated basis.
Market Prices and Dividends
      Market Prices. Texarkana's Common Stock is not traded on any exchange or in any other established public trading market. There are no bid or asked prices available for Texarkana's Common Stock.
     At September 30, 1996, there were 253 shareholders of record of Texarkana's Common Stock.
      Cash Dividends. Texarkana declared dividends of $2.00 per share and $1.20 per share in 1995 and 1994 respectively. Texarkana has declared dividends of $1.05 per share as of September 30, 1996. Pursuant to the Agreement, the aggregate of all dividends for 1996 shall not exceed $2.00 per share. The payment of dividends by the Bank, which will be the source of any dividends paid by Texarkana on its shares, is subject to certain legal restrictions applicable to all national banks. The National Bank Act requires approval of the OCC for the payment of any dividend by the Bank if the total of all dividends, including any proposed dividend, declared by the Board of Directors of the Bank in any calendar year exceeds the sum of the net profits and retained net profits, as defined by the OCC, for the current year plus the preceding two years, less any required transfers to surplus. Federal bank regulatory authorities also have the power under the Financial Institutions Supervisory Act to prohibit a bank from engaging in an unsafe or unsound practice. The payment of a dividend by a bank could, depending on the financial condition of the bank and other factors, be deemed an unsafe or unsound practice.
Security Ownership of Principal Shareholders and Management


     Ownership of Principal Shareholders
      The following table sets forth information concerning all persons known to Texarkana to be beneficial owners, directly or indirectly, of more than 5% of the outstanding shares of Texarkana Common Stock, Texarkana's only class of voting securities, as of the Record Date. Unless otherwise indicated, the named persons have direct beneficial ownership of the shares with sole voting and investment power.

Name and Address         Amount and           Percent
of Beneficial Owner      Nature of            of Class
                         Beneficial
                         Ownership

Texarkana National        133,857               17.53%
Bancshares Employee
Stock Ownership
Plan
P. O. Box 451
Texarkana, TX 75505

Cede and Company           99,739 (1)           13.06%
Box #20
Bowling Green Street
New York, New York 10274


OFC - A Partnership        56,622                7.41%
P. O. Box 5608
Texarkana, TX 75505

James R. Murphy            53,673 (2)            7.03%
P. O. Box 451
Texarkana, TX 75504


Joann Little               44,402 (3)            5.81%
1615 South Park Road
Texarkana, TX 75503

   (1) Management of Texarkana believes that the majority of these shares are owned by an individual shareholder who is not an executive officer or a member of the Board of Directors of Texarkana or the Bank.
   (2) Includes 3,588 shares allocated to stock account within Texarkana National Bancshares Employee Stock Ownership Plan.

   (3)   Includes 7,768 shares in the name of her spouse,  Porter
Little, Jr.

     Ownership of Management.
      The following table sets forth information concerning the shares of Texarkana Common Stock beneficially owned, directly or indirectly, by each director and executive officer of Texarkana, and all directors and executive officers as a group as of September 30, 1996. Unless otherwise indicated, the named persons have direct beneficial ownership of the shares with sole voting and investment power.

Name and Address         Amount and           Percent
of Beneficial Owner      Nature of            of Class
                         Beneficial
                         Ownership

Borden E. Bell, Jr.       15,200                1.99%

Shirley M. Brooks          1,676 (1)            .22%

Guy Dickert, Jr.          14,610 (2)            1.91%

Haydon T. Fuller           7,060 (3)             .92%

Robert G. Fuller          32,573 (4)            4.26%

H. Whitmarsh Holman        2,812 (5)            .37%

James R. Murphy           53,673 (6)            7.03%

Eddie E. Robbins           7,876                1.03%

Keith E. Chambers         11,322 (7)           1.48%

Martha Wisdom              2,470 (8)             .32%



All directors and       149,272               19.55%
officers as a
group (10 persons)

(1)  Includes 532 shares in name of spouse.

(2) Includes 206 shares in name of spouse and 8,942 shares allocated to stock account within Texarkana National Bancshares
Employee Stock Ownership Plan.

(3) Includes 5,734 shares allocated to stock account within Texarkana National Bancshares Employee Stock Ownership Plan.

(4) Includes 600 shares as custodian for minor children and 5,893 shares allocated to stock account within the Texarkana
National Bancshares Employee Stock Ownership Plan.

(5)  Includes 876 shares in name of spouse.

(6) Includes 3,588 shares allocated to stock account within Texarkana National Bancshares Employee Stock Ownership Plan.

(7) Includes 5,958 shares allocated to stock account within Texarkana National Bancshares Employee Stock Ownership Plan.

(8) Includes 1,470 shares allocated to stock account within Texarkana National Bancshares Employee Stock Ownership Plan.

             MANAGEMENT'S DISCUSSION AND ANALYSIS OF
        FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF
                  TEXARKANA FOR THE YEARS ENDED
             DECEMBER 31, 1995 AND DECEMBER 31, 1994

The following discussion provides certain information concerning the financial condition and results of operations of Texarkana for the two years ended December 31, 1995 and 1994. The financial position and results of operations of Texarkana resulted primarily from operations at its banking subsidiary, the Bank. Management's discussion should be read in conjunction with the Texarkana financial statements and accompanying notes presented elsewhere in this Proxy Statement-Prospectus.

OVERVIEW

Texarkana reported net income for 1995 of $3,185,672, a decrease of 30.1% from net income of $4,554,220 for 1994. Returns on average assets and average equity for 1995 were .86% and 9.05% compared with 1.38% and 14.57% for 1994. The decrease in net income for 1995 is due to expenses associated with a legal judgment rendered against the Bank concerning the administration of a trust account. These expenses increased $3,319,076 from 1994 to 1995.

Texarkana's total assets at December 31, 1995 were $413,382,063, an increase of 18.19% from December 31, 1994. Loans increased $58,119,808 from December 31, 1994 to December 31, 1995 due principally to growth in consumer and commercial loans. Total deposits at December 31, 1995 of $340,014,358 were up 16.0% compared with December 31, 1994. This increase is attributed to the growth of consumer time deposits.

RESULTS OF OPERATIONS

Net Interest Income. Tax equivalent net interest income for 1995 was $15,070,000, a $2,051,000 or 15.75% increase from 1994. This increase was due to an increase in earning assets and a higher net interest margin. Table 1 below presents the average balance sheets, interest income and expense, and average yields or rates for 1995 and 1994. Table 2 below presents an analysis of the changes in tax-equivalent net interest income between 1994 and 1995.

The following table sets forth certain information concerning the average balances, interest income (on a fully tax equivalent basis), interest expense, and average rates on Texarkana's interest-earning assets and interest-bearing liabilities for the years indicated (Dollars in Thousands).




Table 1

                                              December 31,
                                 1995                             1994
                                         Average                         Average
                               Interest   Rates                 Interest  Rates
                      Average  Income/   Earned/   Average      Income/  Earned/
                      Balance  Expense     Paid    Balance      Expense    Paid

Earnings assets:
 Loans (before
  allowance for
  loan losses)       $160,516 $15,508    9.66%    $128,170   $11,340     8.85%
 Investment
 securities:
   Taxable securities 142,658   9,401    6.59%     134,043     7,421     5.54%
   Tax-exempt
    securities         38,588   3,004    7.78%      35,621     2,824     7.93%
   Total investment
    securities        181,246  12,405    6.84%     169,664    10,245     6.04%

 Federal funds sold
  and securities
  purchased under
  agreement to resell   5,249     309    5.89%       8,500       326     3.84%

 Total earnings
  assets             $347,011  28,222    8.13%    $306,334    21,191     7.15%


Interest bearing
 liabilities:
 Deposits            $265,683  11,534    4.34%    $241,289     8,118     3.36%

 Federal funds sold
  and securities sold
  under agreement to
  repurchase           10,179     583    5.73%       9,537       402     4.22%

 Notes payable         16,905   1.035    6.12%       8,137       372     4.57%


Total interest
 bearing liabilities $292,767  13,512    4.49%    $258,963     8,892     3.43%


Net interest income           $15,070                        $13,019

Net yield on
 earnings assets                4.34%                          4.25%



The following table sets forth for the periods indicated changes in tax equivalent net interest income between 1994 and 1995 for each major category of interest-earning assets and interest-bearing liabilities attributable to changes in average volumes and rates.

Table 2

         CHANGES IN TAX EQUIVALENT NET INTEREST INCOME
                        (Dollars in Thousands)
                        1995 Compared with 1994)

                              Increase (Decrease)  Due  to Change In:

                              Volume     Rate     Total

Income earned on:
  Loans                       $ 2,863   $  1,305  $  4,168

  Taxable securities              477      1,503     1,980

  Tax-exempt securities           235        (55)      180

  Short term investments         (125)       108       (17)

      Total                    3,450       2,861     6,311

Interest paid on:

  Deposits                       820       2,596     3,416

  Federal funds purchased and
    securities sold under
    agreement to repurchase       27         154       181

  Notes payable                  401         262       663

      Total                    1,248       3,012     4,260

Net interest income          $ 2,202   $    (151) $  2,051


Changes not solely due to volume or rate changes are allocated to rate.

Interest Rate Sensitivity. Interest rate risk is the potential impact on net interest income due to changes in interest rates in any given time frame and the opportunity to reprice interest-earning assets and interest-bearing liabilities. Management uses simulation models to estimate the effect of significant interest rate changes on net interest income and the fair market value of securities available for sale. Management may alter the mix of floating and fixed-rate assets and liabilities, change loan and deposit pricing schedules and adjust maturities through sales and purchases of securities available for sale as a means of limiting interest rate risk to an acceptable level. Management also has entered into, with the assistance of a fee based investment advisor, a combination of derivative financial instruments, including interest rate swaps, caps and floor agreements to hedge against exposures to changes in interest rates on the market value volatility of the available for sale debt securities portfolio.

Provision for Loan Losses. The provision for possible loan losses is the amount that is added to Texarkana's allowance for loan losses, by a charge against earnings, in order to maintain a balance in the allowance for loan losses that is deemed by management to be adequate to absorb the inherent risk of future loan losses in Texarkana's loan portfolio. The amount of the provision is dependent upon many factors, including management's evaluation of historical loan loss experience in relation to outstanding loans, the existing level of the allowance, reviews of loan quality, loan growth, changes in the composition of the loan portfolio, general economic factors, the financial condition of the borrowers, their ability to repay the loan and the value and liquidity of collateral.

Texarkana's 1995 provision for loan losses of $1,275,000 was increased $975,000 from 1994. The allowance for loan losses of $2,838,043 was 1.50% of net loans outstanding at December 31, 1995. The allowance for loan losses at December 31, 1994 was $2,048,564 or 1.53% of net loans outstanding.

Non-Interest Income. Texarkana's non-interest income for 1995 increased 21.7% from 1994 due to increases in service charges on deposit accounts from increased account activity. Increases in mortgage loan activities during 1995 also contributed to the increase.

Non-Interest Expense. Total non-interest expense for 1995 increased $4,224,782 or 39.7% from 1994. Approximately 75% of this increase is attributed to the charge to earnings as a result of a jury verdict rendered against the Bank in a very complex litigation matter initiated in 1994. This legal dispute involved a trust account that was administered by the Bank since 1955 and was invested entirely in U. S. Government bonds in accordance with the trust agreement. The litigation centered on a claim by the beneficiaries of the trust that the Bank should have invested in long term U. S. Government bonds during the early 1980's when interest rates and inflation reached their highest level in history. The presumed loss of income alleged by the beneficiaries resulted in a verdict against the Bank.

Income  Taxes.   Texarkana's ratio of  taxable  income  to  total
income before income taxes declined from 1995 to 1994, resulting in a decrease in the effective tax rate from 24.9% in 1994 to 19.2% in 1995.

FINANCIAL CONDITION


Total Assets. At December 31, 1995 total consolidated assets were $413,382,063 an increase of $63,560,692 or 18.2% from
December 31, 1994. This increase in total assets is due to continued growth in total deposits and an increase in the use of borrowed funds to fund a larger portfolio of securities available for sale.

Investment Securities. Texarkana adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments and Debt Securities" ("SFAS 115"), as of January 1, 1994. SFAS 115 addresses the accounting and reporting for investments in equity securities that have readily determinable fair value and for all investments in debt securities and requires classification of securities as trading, available for sale or held to maturity. Management determines the classification of securities when they are purchased. Securities which Texarkana has the intent and ability to hold to maturity are classified as held to maturity and are stated at cost, adjusted for amortization of premiums and accretion of discounts. Securities which may be sold in response to interest rates, liquidity needs or other factors are classified as available for sale. These securities are reflected at fair value, and net unrealized gains or losses are reflected as a separate component of shareholders' equity, net of income tax effects.

The composition of Texarkana's investment portfolio directly reflects Texarkana's investment strategy of maximizing portfolio yields subject to risk and liquidity considerations. The composition, amortized cost and estimated fair value of investment securities at December 31, 1995 and 1994 were as follows: (Dollars in Thousands)



                                   Amortized        Estimated
                                      Cost         Fair Value

At December 31, 1995:
Available-for-Sale
 State and political subdivisions  $  1,392       $  1,338
 Federal agencies                     1,999          2,022
 Mortgage-backed securities         124,190        125,932
 Other debt securities                1,326          1,341
     Total debt securities          128,907        130,633
 Equity securities                   12,775         12,732
 Derivative financial instruments     1,945            103
                                   $143,627       $143,468

Held-to-Maturity
 U. S. Government                  $  6,525       $  6,563
 State and political subdivisions    36,109         37,414
 Federal agencies                     1,004          1,003
                                   $ 43,638       $ 44,980

                                   Amortized        Estimated
                                      Cost         Fair Value

At December 31, 1994
Available-for-Sale

 Federal agencies                    22,363         21,803
 Mortgage-backed securities          96,139         90,860
 Other debt securities                4,703          4,488
     Total debt securities          123,205        117,151
 Equity securities                   12,176         12,174
 Derivative financial instruments     1,331          5,096
                                   $136,712       $134,421

Held-to-Maturity
 U. S. Government                  $  9,538       $  9,243
 State and political subdivisions    36,571         34,817
 Federal agencies                     3,500          3,380
 Mortgage-backed securities             358            351
 Other debt securities                1,300          1,403
                                   $ 51,267       $ 49,194

The amortized cost and estimated fair value of debt securities at December 31, 1995, by contractual maturities, are shown below. Actual maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. (Dollars in Thousands)













                       Available-for-     Held-to
                       Sale Securities    Maturity Securities
                              Estimated              Estimated
                   Amortized    Fair      Amortized    Fair
                     Cost      Value        Cost       Value
Due in one year
  or less          $      -   $      -    $  4,241   $  4,247
Due after one year
  through five
  years               1,326      1,341       8,448      8,663
Due after five
  years through
  ten years           1,999      2,022      23,757     24,807
Due after ten
  years               1,392      1,338       7,192      7,262
                      4,717      4,701      43,638     44,979
Mortgage-backed
  securities        124,190    125,932           -          -
                   $128,907   $130,633    $ 43,638   $ 44,979

Loans. Texarkana engages in real estate lending through real estate mortgage and construction lending, and commercial and consumer lending. The specific underwriting criteria for each major loan category is outlined in detail in the formal written loan policy and is approved by the Board of Directors. In general, each loan is evaluated based on, among other things, character and leverage capacity of the borrower, capital and investment in a particular property, if applicable, cash flow, collateral, market conditions for the borrower's business or project and prevailing economic trends and conditions. The loan policies of the Bank, including the underwriting criteria for major loan categories, are adjusted periodically with each change approved by the Bank's Board of Directors. New criteria and new policies are the result of regulatory changes, the experience of the existing portfolio, financial and market conditions and competition in the Bank's primary market. The Bank's Board of Directors weighs each new criteria after considering the foregoing factors and in light of the overall financial condition and performance of the Bank. The Bank's underwriting criteria are routinely reviewed by management and external examiners consistent with Bank policy and banking regulations.

The table below sets forth the type and amount of Texarkana's loans, net of unearned discount, at December 31, 1995 and 1994:
(Dollars in Thousands)





                                            December 31,
                                              1995      1994
Commercial, financial and agricultural
  loans, not secured by real estate       $ 56,270  $ 30,836
Real estate construction loans              14,333     8,476
Real estate mortgage loans                  67,406    57,864
Installment loans to consumers,
  not secured by real estate                55,713    38,203
Other loans                                  1,987     2,210
                                          $195,709  $137,589

As of December 31, 1995, the Bank had no major concentrations of its loan portfolio to any one customer or in any one business or industry classification. Loans have increased $58,120,000 or 42% from December 31, 1994 to December 31, 1995. This loan growth was primarily in commercial and consumer loans with some increase in real estate lending also.

The percentage of loans in each category to total loans for each of the periods indicated is shown below:

                                            December 31,
                                              1995      1994
Real estate loans:
  Construction                                7.32%     6.16%
  Mortgage                                   34.44     42.05
    Total real estate loans                  41.76     48.21
Commercial, financial and agricultural       28.75     22.41
Installment                                  28.47     27.77
Other                                         1.02      1.61
                                            100.00%   100.00%


The maturity schedule and rate structure of Texarkana's loan portfolio has an impact on Texarkana's ability to meet its liquidity demands and respond favorably to changes in interest rates. At December 31, 1995, 18% of Texarkana's total loans were scheduled to mature within one year or less and 27% of Texarkana's total loans had floating or adjustable interest rates. The following table provides information concerning loan portfolio maturity, based on remaining scheduled repayments of principal, by type of loan. Real estate loans are included in either the commercial or installment classification depending upon the use of the real estate pledged as collateral and are aged accordingly. (Dollars in Thousands)






At December 31, 1995:
                              Maturity or Earliest Reporting
                               Over One
                      One Year  Through Five  Over Five
                      or Less      Years        Years     Total
Commercial, financial
 and agricultural
 loans:
   Fixed rate        $14,398    $22,287       $    53    $ 36,738
   Variable rate      19,349          -             -      19,349
Real estate loans:
   Fixed rate         12,047     28,830         7,445      48,322
   Variable rate      33,340          -             -      33,340
Installment loans:
   Fixed rate          6,189     47,962           804      54,955
   Variable rate         645          -             -         645
Other loans:
   Fixed rate          1,839         81             -       1,920
   Variable rate          67          -             -          67
Total loans
 (excluding non-
 accrual loans)       87,874     99,160        8,302     195,336
Non-accrual loans        373          -            -         373
Total loans          $88,247    $99,160      $ 8,302    $195,709


Normally borrowers are expected to meet contractual terms. In some cases, however, borrowers are permitted to roll over obligations after appropriate review of the credit quality and determination of the borrower's ability and willingness to repay.

The data shown above is in a format which conforms with reports to the bank regulatory agencies and has not been restated to reflect anticipated rollovers, which management does not believe would materially affect the data presented.

In  addition, the Bank is currently a member of the Federal  Home
Loan Bank of Dallas, Texas, which also allows the Bank to borrow funds to support its liquidity on a daily basis, as necessary.

Nonaccrual, Past Due and Modified Loans. Non-performing assets include non-performing loans and foreclosed real estate held for sale. Non-performing loans include loans classified as non-accrual or renegotiated to provide a reduction or deferral of interest or principal and those past due 90 days or more on which interest is still being accrued. It is the general policy of Texarkana to place loans on non-accrual status when, in the opinion of management, there exists sufficient uncertainty as to the collectibility of the contractual interest or principal or if the loan becomes 90 days delinquent, whichever comes first. Placing a loan on a non-accrual status causes an immediate charge against earnings for the interest which has been accrued but not yet collected on the loan and eliminates future interest earnings with respect to that loan. Interest on such loans is not recognized until all of the principal is collected or until the loan is returned to a performing status. Interest income recognized on non-accrual loans during 1995 and 1994 was not significant.

As of December 31, 1995, Texarkana had non-performing assets totaling $2,026,000 or approximately .10% of total loans and foreclosed property at such date compared with $1,266,000 and
 .91% at December 31, 1994.

Texarkana's non-performing loans at December 31, 1995,  and  1994 are shown below.  (Dollars in Thousands)

                                               December 31,
                                             1995      1994
Loans accounted for on a
  non-accrual basis                          $ 373     $ 603
Loans which are contractually
  past due 90 or more days                     128        58
Loans, the terms of which have
  been renegotiated                              -         -
Total non-performing loans                   $ 501     $ 661


Texarkana's management is not aware of any loans classified for regulatory purposes and excluded from the above table which represent or result from trends or uncertainties that will materially impact future operating results, liquidity, or capital resources, or represent material credits about which management is aware of any information which causes doubts as to the ability of such borrowers to comply with the loan repayment terms.

In May of 1993, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan," which was amended by Statement of Financial Accounting Standards No. 118, Accounting by Creditors for Impairment of a loan - Income Recognition and Disclosure," issued in October of 1994. These statements require that impaired loans be measured at the present value of expected cash flows discounted at the loan's effective interest rate, or, as a practical expedient, at the loans observable market price or the fair value of the collateral if the loan is collateral dependent. Texarkana's adoption of these new standards on January 1, 1995, did not have a significant effect on the allowance for loan losses or Texarkana's method of income recognition for impaired loans.

Allowance for Loan Losses. Texarkana charges to operating expense an amount necessary to maintain the balance in the allowance for possible loan losses at a level that is deemed to be adequate to absorb all expected loan losses. Management determines the adequacy of its reserve and the amount of any additional provision or negative provision for possible loan losses based on many factors, including an evaluation of historical loan loss experience in relation to outstanding loans, the existing level of the allowance reviews of loan quality, loan growth, changes in the composition of the loan portfolio, general economic factors, the financial condition of the borrowers and their ability to repay the loan and the value and liquidity of collateral. The amount in the allowance for possible loan losses is reviewed by management on a monthly basis to determine whether additional provisions should be made or whether transfers from the allowance to earnings are justified. Texarkana's board of directors reviews the adequacy of the reserve on a quarterly basis.

The following table summarizes averages of loan balances, changes in the allowance for possible loan losses arising from loans charged off and recoveries on loans previously charged off, by loan category, and the provision for possible loan losses charged to operating expense as of the dates and the periods indicated. (Dollars in Thousands):


                                            December 31,
                                         1995      1994
Average total loans net of discounts     $160,516  $128,170

Beginning balance                        $  2,049  $  2,276
Loans charged off:
  Real estate:
    Construction                                3         -
    Mortgage                                   13       385
  Commercial, financial and agricultural       65        29
  Installment                                 608       281
     Total charged off                        689       695
Recoveries:
  Real estate:
    Construction                                -         -
    Mortgage                                   15        40
  Commercial, financial and agricultural       19        15
  Installment                                 169       113
     Total recoveries                         203       168
Net loans charged off                         486       527
Provision for loan losses                   1,275       300
Ending balance                           $  2,838  $  2,049
Ratio of net charge-offs during period
  to average loans outstanding              0.30%     0.41%

Texarkana's allowance for possible loan losses at December 31, 1995 was $2,838,000, which, in management's opinion, is adequate to cover possible losses in its current loan portfolio. However, no assurance can be given that future changes in economic conditions that might adversely affect Texarkana's principal market area, borrowers or collateral values, and other circumstances will not result in increased losses in Texarkana's loan portfolio in the future.

Deposits and Other Liabilities. Texarkana's average total deposits increased from $279,193,000 in 1994 to $306,475,000 in
1995. The growth in deposits is primarily attributable to new customer deposits and additional deposits from existing customers as a result of consistent and constant marketing and advertising programs. Texarkana does not rely on any brokered deposits. The following table summarizes the amounts of average deposits and average rates for the period indicated: (Dollars in Thousands):


                              December 31,
                      1995                  1994
               Amount     Rate      Amount     Rate
Non-interest
 bearing demand
 deposits      $ 40,792    0.00%    $ 37,904    0.00%
Interest-
 bearing
 money market/
 NOW deposits    96,045    2.58%      93,392    2.34%
Savings deposits 17,429    2.21%      17,915    2.22%
Time deposits   152,209    5.70%     129,982    4.26%
Total average
  deposits     $306,475    3.76%    $279,193    2.91%

Texarkana also has liabilities in the form of borrowed funds, which generally consist of federal funds purchased, securities sold under agreements to repurchase, short-term borrowings from the Federal Home Loan Bank of Dallas, Texas ("FHLB") and other short term borrowings. The Bank is a member of the FHLB which enables members to borrow both short-term and long-term to facilitate various liquidity and funding needs. At December 31, 1995, Texarkana had $24,000,000 in notes payable to the FHLB that were secured primarily by a floating lien on all one-to-four family first mortgage loans. These notes require monthly interest payments at the 3-month LIBOR rate in effect at each quarterly reset date. The remaining $10,000,000 was a short-term advance which matured January 3, 1996. In addition to these borrowings from FHLB, Texarkana had federal funds purchased and security repurchase agreements totaling $6,594,544 at December 31, 1995.

Liquidity and Interest Rate Sensitivity Management. The primary functions of asset and liability management are to assure adequate liquidity and to maintain an appropriate balance between interest-earning and interest-bearing liabilities. Liquidity represents the Bank's ability to meet the daily demand for funds from its customers to pay maturing deposits, honor checks and drafts, extend credit and meet other commitments. Management monitors liquidity requirements as warranted by interest rate trends, changes in the economy, changes in the scheduled maturities, and interest rate sensitivity of the investment and loan portfolios as well as deposits. The Bank attempts to match rate-sensitive assets and liabilities in order to minimize exposure from fluctuations in interest rates and to enhance consistent growth of net interest income through periods of changing interest rates.

The asset portion of the balance sheet provides liquidity primarily through cash and due from banks, loan principal repayments, and cash flows from investment securities, federal funds sold and investment securities available for sale.

The liability portion of the balance sheet provides liquidity through various interest and non interest-bearing deposit accounts, federal funds purchased, securities sold under agreements to repurchase, and other short-term borrowings. Long-standing relationships with many institutions have provided the Bank with the opportunity to buy and sell federal funds on a daily basis.

The  Bank's  liquidity, which is monitored by an  Asset-Liability
Committee, is deemed by management to be adequate to meet all forseen business demands.

Capital Resources. Texarkana and the Bank are subject to regulatory risk-based capital guidelines. In the risk-based capital computation, all assets are weighted based upon assigned risk factors, and certain off-balance sheet items are included, such as loan commitments and standby letters of credit. Capital is separated into two categories, Tier 1 and Tier 2, which combine for Total Capital. Tier 1 consists of common shareholder' equity and perpetual preferred stock, subject to certain limitations. Tier 2 capital consists of the reserve for loan losses and subordinated debt, subject to certain limitations. In order to be considered adequately capitalized, the guidelines provide for minimum Total Risk-Based Capital of 8 percent, half of which must be Tier 1 capital.
In conjunction with the risk-based capital guidelines, the regulators have also issued leverage capital guidelines. The leverage ratio consists of Tier 1 capital as a percent of average total assets. In order to be considered adequately capitalized, the minimum leverage ratio for banks and bank holding companies must equal at least 4 percent.

Using year end financial data, the following table indicates the capital adequacy of Texarkana as of the dates indicated compared to the regulatory requirements that were in effect at such dates
(Dollars in Thousands):


                                            December 31,
                                         1995      1994
Capital:
  Tier 1 capital                         $ 34,599  $ 34,177
  Tier II capital:
    Allowance for loan losses               2,838     2,049
  Total risk-based capital               $ 37,437  $ 36,226
Net risk-weighted assets                 $231,798  $171,233
Adjusted total assets                    $400,248  $349,194
Capital Ratios:
  Leverage ratio                             8.64%     9.79%
    (Regulatory minimum)                   (4.00%)   (4.00%)
  Tier 1 risk-based capital ratio          14.93%    19.96%
    (Regulatory minimum)                   (4.00%)   (4.00%)
  Total risk-based capital ratio           16.15%    21.16%
    (Regulatory minimum)                   (8.00%)   (8.00%)

TEXARKANA NATIONAL BANCSHARES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
                                                Six months ended June 30:
Cash flows from operating activities:                1996         1995
   Net income                                  $ 3 ,130,425   $ 2,637,827
      Adjustments to reconcile net income to
        net cash provided by operating
        activities:
         Provision for loan losses                  975,000       300,000
         Depreciation and amortization              466,063       419,910
         Amortization of investment security
           premiums, net of discounts                856,008      429,849
         Security and derivative financial
           instrument gains                       (1,089,043)    (838,295)
         Security and derivative financial
           instrument losses                         975,981      775,139
         (Gain) loss on sale or retirement
           of premises and equipment                     605       (5,713)
         Decrease in interest earned
           not collected                              97,929      127,488
         Increase (decrease) in accrued
           interest payable                          (30,839)     341,695
         Decrease in other assets                  1,255,524      370,932
         Increase (decrease) in other
           liabilities                            (3,007,859)     392,176
            Net cash provided by operating
              activities                           3,629,794    4,951,008
Cash flows from investing activities:
   Proceeds from sales and maturities
     of securities:
      Held to maturity                             2,742,500    2,554,480
      Available for sale                          62,048,713   73,152,010
   Purchase of securities:
      Held to maturity                              (500,488)  (1,542,500)
      Available for sale                         (35,140,276) (74,376,558)
   Net increase in loans                         (26,037,297) (29,365,637)
   Purchase of premises and equipment               (557,036)    (553,579)
   Proceeds from sale of premises and equipment        1,395       10,050
            Net cash provided by (used in)
              investing activities                 2,557,511  (30,121,734)
Cash flows from financing activities:
   Net decrease in demand deposits,
     NOW accounts, money market deposit
     accounts, and savings accounts              (13,751,409)    (669,372)
   Net increase in certificates of deposit         9,310,488   15,042,450
   Net increase (decrease) in short-term
     borrowings                                     (787,123)   7,297,673
   Increase (decrease) in notes payable           (5,664,718)  11,622,393
   Proceeds from exercise of stock options            24,200            -
   Cash dividends paid                              (514,920)    (440,700)
            Net cash provided by (used in)
              financing activities               (11,383,482)  32,852,444
   Net increase (decrease) in cash
     and cash equivalents                         (5,196,177)   7,681,718
   Cash and cash equivalents at January 1         25,446,694   19,709,587
   Cash and cash equivalents at June 30          $20,250,517  $27,391,305
Supplemental disclosures:
   Interest paid                                 $ 7,207,128  $ 5,722,470
   Income taxes paid                                 700,000      815,000


See accompanying notes.


TEXARKANA NATIONAL BANCSHARES, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)
                                                                      June 30,
                                                                        1996              1995
ASSETS
Cash due and from banks                                            $    15,250,517  $      18,309,587
Federal funds sold                                                         5,000,00           8,400,00
Securities:
   Available for sale                                                  114,988,774        139,022,855
   Held to maturity                                                      41,358,669         48,938,775
Loans                                                                  222,013,410        168,549,803
   Less:   Unearned interest                                               7,179,88           5,457,70
              Allowance for loan losses                                    3,223,07           2,181,87
   Net loans                                                           211,610,454        160,910,221
Bank premises and equipment                                                8,124,27           7,898,86
Accrued interest receivable                                                2,685,81           2,746,00
Other assets                                                               2,500,43           1,619,19
      Total assets                                                 $  401,518,940   $    387,845,508


LIABILITIES AND STOCKHOLDERS' EQUITY

Noninterest bearing deposits                                       $    44,955,046  $      49,834,709
Interest bearing deposits                                              290,618,391        257,497,575
       Total deposits                                                  335,573,437        307,332,284
Federal funds purchased and security repurchase agreements                 5,807,44         20,742,862
Notes payable                                                            20,028,985         20,788,027
Other liabilities                                                          2,952,33           3,218,12
      Total liabilities                                                364,362,198        352,081,299


Stockholders' equity
   Capital stock, $10 par value; 2,000,000
      shares authorized; 735,600 and 734,500 shares outstanding            7,356,00           7,345,00
   Capital surplus                                                         2,654,40           2,641,20
   Retained earnings                                                     27,822,470         25,687,420
   Unrealized gain, (loss) on securities available for sale, net o           (676,1                90,
      Total stockholders' equity                                         37,156,742         35,764,209
      Total liabilities and stockholders' equity                   $  401,518,940   $    387,845,508

See accompanying notes.



TEXARKANA NATIONAL BANCSHARES, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
                                                       Six months ended June 30:
Interest income:                                             1996            1995
   Loans, including fees                                $     9,307,812 $     6,849,256
   Securities:
      U. S. government                                            159,3           273,51
      States and political subdivisions                           981,7           985,58
      Federal agencies and other                               3,715,94        4,548,571
   Federal funds sold                                               73,           146,86
         Total interest income                               14,238,845      12,803,795
Interest expense:
   Deposits                                                    6,426,26        5,364,711
   Federal funds purchased and security repurchase agre           187,1           297,52
   Notes payable                                                  562,8           401,92
         Total interest expense                                7,176,28        6,064,165
Net interest income                                            7,062,55        6,739,630
Provision for loan losses                                         975,0           300,00
Net interest income after provision for loan losses            6,087,55        6,439,630
Noninterest income:
   Trust department                                               404,4           376,93
   Service charges on deposit accounts                         1,929,40        1,241,868
   Mortgage servicing fees and other                           1,137,29        1,009,292
   Security and financial instrument gains, net                   113,0             63,1
         Total noninterest income                              3,584,21        2,691,249
Noninterest expense:
   Salaries and employee benefits                              2,919,70        2,832,463
   Net occupancy of bank premises                                 484,0           467,96
   Furniture and equipment expense                                441,6           408,93
   Other                                                       1,530,98        1,863,690
         Total noninterest expense                             5,376,34        5,573,052
Income before income taxes                                     4,295,42        3,557,827
Provision for income taxes                                     1,165,00           920,00

Net income                                              $     3,130,425 $     2,637,827
Per share information:
   Net income                                                    $4.26            $3.59
   Cash dividends                                                $0.70            $0.60
   Weighted average number of shares outstanding               735,600          734,500

See accompanying notes.



TEXARKANA NATIONAL BANCSHARES, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
                                                       Six months ended June 30:
                                                                1996            1995
Interest Income:
   Loans, including fees                                $     9,307,812 $     6,849,256
   Securities:
      U. S. government                                            159,3           273,51
      States and political subdivisions                           981,7           985,58
      Federal agencies and other                               3,715,94        4,548,571
   Federal funds sold                                               73,           146,86
         Total interest income                               14,238,845      12,803,795
Interest expense:
   Deposits                                                    6,426,26        5,364,711
   Federal funds purchased and security repurchase agre           187,1           297,52
   Notes payable                                                  562,8           401,92
         Total interest expense                                7,176,28        6,064,165
Net interest income                                            7,062,55        6,739,630
Provision for loan losses                                         975,0           300,00
Net interest income after provision for loan losses            6,087,55        6,439,630
Noninterest income:
   Trust department                                               404,4           376,93
   Service charges on deposit accounts                         1,929,40        1,241,868
   Mortgage servicing fees and other                           1,137,29        1,009,292
   Security and financial instrument gains, net                   113,0             63,1
         Total noninterest income                              3,584,21        2,691,249
Noninterest expense:
   Salaries and employee benefits                              2,919,70        2,832,463
   Net occupancy of bank premises                                 484,0           467,96
   Furniture and equipment expense                                441,6           408,93
   Other                                                       1,530,98        1,863,690
         Total noninterest expense                             5,376,34        5,573,052
Income before income taxes                                     4,295,42        3,557,827
Provision for income taxes                                     1,165,00           920,00

Net income                                              $     3,130,425 $     2,637,827
Per share information:
   Net income                                                    $4.26            $3.59
   Cash dividends                                                $0.70            $0.60
   Weighted average number of shares outstanding               735,600          734,500

See accompanying notes.



TEXARKANA NATIONAL BANCSHARES, INC.

Notes to Consolidated Financial Statements
(Unaudited)

Note A - Basis of Presentation

The accompanying unaudited consolidated financial statements for Texarkana have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the six-month period ended June 30, 1996 are not necessarily indicative of the results that may be expected for the year ended December 31, 1996. For further information, refer to the consolidated financial statements and footnotes thereto included in Texarkana annual report for the year ended December 31, 1995, contained elsewhere in this Proxy Statement - Prospectus.

Note B - Merger Agreement

On June 26, 1996, Texarkana and Hibernia entered into an Agreement and Plan of Merger pursuant to which Texarkana would merge with and into Hibernia. This merger, to be accounted for as a pooling of interests, will be affected with the exchange of approximately $77 million in Hibernia Class A Common Stock for all of the outstanding common stock of Texarkana. Each outstanding share of Texarkana common stock would be exchanged for Hibernia Class A common stock with a market value of $100.75. The exchange rate will be based upon the average closing price for one share of Hibernia's common stock for the ten day period prior to closing subject to a minimum exchange rate of 8.2 shares of Hibernia common stock and a maximum exchange rate of 8.8 shares of Hibernia common stock for each share of Texarkana's common stock. The merger is subject, among other things, to receipt of regulatory and shareholder approval. It is anticipated that this merger will be consummated during the fourth quarter of 1996.


             MANAGEMENT'S DISCUSSION AND ANALYSIS OF
        FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF
               TEXARKANA FOR THE SIX MONTHS ENDED
                 JUNE 30, 1996 AND JUNE 30, 1995

The following discussion provides certain information concerning the financial condition and results of operations of Texarkana for the six months ended June 30, 1996 and 1995. The financial position and results of operations of Texarkana resulted primarily from operations at its banking subsidiary, the Bank. Management's discussion should be read in conjunction with the Texarkana financial statements and accompanying notes presented elsewhere in this Proxy Statement-Prospectus.

OVERVIEW

Texarkana reported net income for the six month ended June 30, 1996 of $3,130,425, an increase of 18.7% from the same period during 1995. Annualized returns on average assets and average equity for the six months ended June 30, 1996 were 1.57% and 17.38% respectively compared with 1.50% and 15.72% for the same period in 1995. The increase in net income is principally attributed to the out of court settlement in 1996 of a legal judgement rendered against Texarkana in 1995 for less than the amount charged against 1995 earnings and the virtual elimination of FDIC insurance premiums for 1996.

Texarkana's total assets at June 30, 1996 were $401,518,940, an increase of 3.5% from June 30, 1995. Loans increased $53,463,607 from June 30, 1995 to June 30, 1996 due to continued growth in consumer and commercial loans. Total deposits at June 30, 1996 of $335,573,437 were up 9.2% compared with June 30, 1995 due primarily to increases in retail deposits.

RESULTS OF OPERATIONS

Net Interest Income. Tax equivalent net interest income for the six months ended June 30, 1996 was $7,584,000, a $321,000 or 4.4%
increase from the same period in 1995. This increase was due to an increase in earning assets. Table 1 below presents the average balance sheets, interest income and expense, and average yields or rates. Table 2 below presents an analysis of the changes in tax-equivalent net interest income between the six month periods ended June 30, 1996 and June 30, 1995.

The following table sets forth certain information concerning the average balances, interest income (on a fully tax equivalent basis), interest expense, and average rates on Texarkana's interest-earning assets and interest-bearing liabilities for the periods indicated (Dollars in Thousands).

Table 1

                                           June 30,
                                 1996                   1995
                                         Average                       Average
                               Interest   Rates              Interest  Rates
                      Average  Income/   Earned/    Average  Income/   Earned/
                      Balance  Expense     Paid     Balance
Expense    Paid

Earnings assets:
 Loans (before
  allowance for
  loan losses)        $200,365 $ 9,323   9.36%     $144,306  $6,865    9.59%
 Investment
 securities:
   Taxable securities  136,446   3,875   5.71%      144,349   4,822    6.74%
   Tax-exempt
    securities          36,551   1,488   8.19%       36,674   1,493    8.21%
   Total investment
    securities         172,997   5,363   6.23%      181,023   6,315    7.03%
 Federal funds sold
  and securities
  purchased under
  agreement to resell    2,834      74   5.25%        4,942     147    6.00%

 Total earnings
  assets              $376,196  14,760   7.89%     $330,271  13,327    8.14%
Interest bearing
 liabilities:
 Deposits             $290,400   6,426   4.45%     $255,795   5,365    4.23%
 Federal funds sold
  and securities sold
  under agreement to
  repurchase             6,966     187   5.40%       10,453     298    5.75%
 Notes payable          20,283     563   5.58%       12,912     401    6.26%
Total interest
 bearing liabilities  $317,649   7,176   4.54%     $279,160   6,064    4.38%
Net interest income            $ 7,584
Net yield on
 earnings assets                 4.06%



Table 2
         CHANGES IN TAX EQUIVALENT NET INTEREST INCOME
                        (Dollars in Thousands)
  Six Months Ended June 30, 1996 Compared with Six Months Ended
                          June 30, 1995

                      Increase (Decrease) Due to Change In:

                              Volume    Rate      Total
Income earned on:

  Loans                       $ 2,673   $   (215) $ 2,458

  Taxable securities             (265)      (682)    (947)

  Tax-exempt securities            (3)        (2)      (5)

  Short term investments          (63)       (10)     (73)

      Total                     2,342       (909)   1,433

Interest paid on:

  Deposits                        728        333    1,061

  Federal funds purchased and
    securities sold under
    agreement to repurchase      (100)       (11)    (111)
  Notes payable                   229        (67)     162
      Total                       857        255    1,112

Net interest income           $ 1,485   $ (1,164) $   321


Changes not solely due to volume or rate changes are allocated to rate.

Interest Rate Sensitivity. Interest rate risk is the potential impact on net interest income due to changes in interest rates in any given time frame and the opportunity to reprice interest earning assets and interest bearing liabilities. Management uses simulation models to estimate the effect of significant interest rate changes on net interest income and the fair market value of securities available for sale. Management may alter the mix of floating and fixed-rate assets and liabilities, change loan and deposit pricing schedules and adjust maturities through sales and purchases of securities available for sale as a means of limiting interest rate risk to an acceptable level. Management also has entered into, with the assistance of a fee based investment advisor, a combination of derivative financial instruments, including interest rate swaps, caps and floor agreements to hedge against exposures to changes in interest rates on the market value volatility of the available for sale debt securities portfolio.

Provision for Loan Losses. The provision for possible loan losses is the amount that is added to Texarkana's allowance for loan losses, by a charge against earnings, in order to maintain a balance in the allowance for loan losses that is deemed by management to be adequate to absorb the inherent risk of future loan losses in Texarkana's loan portfolio. The amount of the provision is dependent upon many factors, including management's evaluation of historical loan loss experience in relation to outstanding loans, the existing level of the allowance, reviews of loan quality, loan growth, changes in the composition of the loan portfolio, general economic factors, the financial condition of the borrowers, their ability to repay the loan and the value and liquidity of collateral.

Texarkana's provision for loan losses for the six months ended June 30, 1996 of $975,000 was increased $675,000 from the same period of 1995 due to increased consumer loan losses and continued growth of the loan portfolio. The allowance for loan losses at June 30, 1996 was 1.50% of net loans outstanding compared to 1.34% at June 30, 1995.

Non-Interest Income. Texarkana's non-interest income for the six months ended June 30, 1996 increased 33.2% from the same period in 1995 due to increases in service charges on deposit accounts from increased account activity. Increases in mortgage loan activities during 1996 also contributed to the increase.

Non-Interest Expense. Total non-interest expense for the six months ended June 30, 1996 decreased $196,707 or 3.5% from the same period of 1995. This decrease is principally attributed to the virtual elimination of FDIC insurance premiums in 1996, and to the out of court settlement reached in 1996 for an amount less than had been charged against earnings in 1995. These favorable expense reductions were offset somewhat by increases in personnel, occupancy and equipment costs.

Income Taxes. Texarkana's effective tax rate for the six months ended June 30, 1996 increased slightly from the same period of 1995 due to an increase in taxable income.

ANALYSIS OF  FINANCIAL CONDITION

Investment Securities. For the period ended June 30, 1996 average investment securities decreased $8,026,000 or 4.4% from June 30, 1995. This decrease is attributed to a relative decline of attractive market yields during 1996 and a need to fund continued loan growth.

The composition, amortized cost and estimated fair value of investment securities at the dates indicated are as follows:
(Dollars in Thousands)

                                   Amortized        Estimated
                                      Cost         Fair Value

At June 30, 1996:
Available-for-Sale
 State and political subdivisions  $    953       $    880
 Federal agencies                     1,999          1,906
 Mortgage-backed securities          92,123         90,943
 Other debt securities                5,676          5,685
     Total debt securities          100,751         99,414
 Equity securities                   12,850         12,807
 Derivative financial instruments     2,412          2,768
                                   $116,013       $114,989

Held-to-Maturity
 U. S. Government                  $  5,522       $  5,498
 State and political subdivisions    35,837         36,473
                                   $ 41,359       $ 41,971

                                   Amortized        Estimated
                                      Cost         Fair Value

At June 30, 1995:
Available-for-Sale
 Federal agencies                  $   9,017      $    9,031
 Mortgage-backed securities         110,534        110,731
 Other debt securities                6,193          6,352
     Total debt securities          125,744        126,114
 Equity securities                   12,246         12,248
 Derivative financial instruments       896            661
                                   $138,886       $139,023

Held-to-Maturity
 U. S. Government                  $  7,529       $  7,496
 State and political subdivisions    36,911         37,664
 Federal agencies                     4,499          4,481
                                   $ 48,939       $ 49,641

Loans. Average loans outstanding for the six months ended June 30, 1996 of $200,365,000 were up $56,059,000 or 38.9% from the same period in 1995. In general, all segments of the loan portfolio have experienced growth with the larger increases centered in the consumer and commercial loan areas.

The following table sets forth the type and amount of Texarkana's loans, net of unearned discount at June 30, 1996 and 1995:
(Dollars in Thousands)



                                       June 30,
                                  1996                 1995
Commercial, financial
  and agricultural         $ 66,072   29.76%   $ 46,499   27.59%
Real estate:
  Construction               14,115    6.36       9,609    5.70
  Mortgage                   75,648   34.07      62,021   36.80
Installment                  64,289   28.96      48,762   28.93
Other                         1,889    0.85       1,660    0.98
                           $222,013  100.00%   $168,551  100.00%

The following table summarizes changes in the allowance for loan losses for the periods indicated: (Dollars in thousands)

                                     1996      1995
Balance at beginning of year      $ 2,838   $ 2,049
Provisions for loan losses
  charged to expense                  975       300
Loans charged to the allowance       (760)     (270)
Recoveries on charged off loans       170       103
Balance at June 30                $ 3,223   $ 2,182

The following table summarizes non-performing assets for the periods indicated. (Dollars in Thousands)

                                        June 30,
                                     1996       1995
Non-performing loans
  Non-accrual loans                $  782     $  399
  90-day and over past due loans      465         75
  Total non-performing loans        1,247        474
Real estate acquired through
  foreclosure                         777        792
Total non-performing assets        $2,024     $1,266

Deposits. Total average deposits for the six months ended June 30, 1996 were $333,378,000 an increase of 13.1% over the same period of 1995. The following table summarizes the average daily balance of various deposit categories for the periods indicated (Dollars in Thousands).







                                         June 30,
                                   1996       1995

Average daily deposits:
  Non-interest bearing demand    $ 42,978     $ 38,882
  Interest-bearing demand         101,080       93,944
  Savings                          17,570       17,559
  Time deposits                   171,750      144.292
                                 $333,378     $294,677

Capital. Texarkana's leverage ratio at June 30, 1996 was 9.25% compared to 9.22% at June 30, 1995. Texarkana and the Bank are both considered to be well capitalized according to standards established by various regulatory agencies as defined by both leverage ratios and risk-based capital ratios.

             RELATIONSHIP WITH INDEPENDENT AUDITORS

Ernst & Young LLP, Certified Public Accountants, has continuously served as the independent auditor for Texarkana from 1974 through the present. A representative of Ernst & Young is expected to be present at the Special Meeting of Texarkana's shareholders, will have an opportunity to make a statement if he desires and will be available to respond to appropriate questions.

                       VALIDITY OF SHARES

The validity of the shares of Common Stock offered hereby has been passed upon for Hibernia by Patricia C. Meringer, Corporate Counsel and Secretary of Hibernia. As of the date of this prospectus, Ms. Meringer owned 3,113 shares of Hibernia Common Stock and held options to purchase shares of Hibernia Common Stock, of which 9,858 options are currently exercisable.

                             EXPERTS

     The consolidated financial statements of Hibernia Corporation incorporated by reference in Hibernia's Corporation's Annual Report (Form 10-K) for the year ended December 31, 1995 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of Texarkana National Bancshares, Inc. at December 31, 1995 and 1994, and for each of the two years in the period ended December 31, 1995, included in the Proxy Statement of Texarkana National Bancshares, Inc., which is referred to and made a part of this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.